Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-202168-01
333-202168-02
333-202168-03
333-202168-04

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)(3)
0.500% Notes due 2021	€750,000,000.00	99.537%	€746,527,500.00	$96,818.72
1.250% Notes due 2024	€700,000,000.00	99.355%	€695,485,000.00	$90,198.91
2.125% Notes due 2029	€550,000,000.00	99.465%	€547,057,500.00	$70,949.04
Floating Rate Notes due 2019	€700,000,000.00	100.102%	€700,714,000.00	$90,877.07
Total	€2,700,000,000.00	—	€2,689,784,000	$348,843.74

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in our Registration Statement on Form S-3 (File No. 333-202168).
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the guarantee is payable.
(3)	The U.S. dollar equivalent of the Amount to be Registered has been calculated using the euro/U.S. dollar exchange rate of €1.00/$1.1190 as published on May 19, 2017 by the Board of Governors of the Federal Reserve System.

PROSPECTUS SUPPLEMENT

(To prospectus dated February 19, 2015)

€2,700,000,000

Allergan Funding SCS

€750,000,000 0.500% Notes due 2021

€700,000,000 1.250% Notes due 2024

€550,000,000 2.125% Notes due 2029

€700,000,000 Floating Rate Notes due 2019

Guaranteed by

Warner Chilcott Limited, Allergan Capital S.à r.l. and Allergan Finance, LLC

Allergan Funding SCS (formerly known as Actavis Funding SCS), a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg (“Allergan SCS” or “we”) and an indirect subsidiary of Allergan plc, is offering its €750,000,000 0.500% Notes due 2021 (the “2021 notes”), €700,000,000 1.250% Notes due 2024 (the “2024 notes”) and €550,000,000 2.125% Notes due 2029 (the “2029 notes” and, collectively with the 2021 notes and the 2024 notes, the “fixed rate notes”) and its €700,000,000 Floating Rate Notes due 2019 (the “floating rate notes”). We refer to the floating rate notes and the fixed rate notes collectively as the “notes.”

Interest on the fixed rate notes will be payable annually on June 1 of each year, beginning on June 1, 2018. The floating rate notes will bear interest at a floating rate equal to three-month Euro Interbank Offered Rate (“EURIBOR”) plus 0.350% per annum payable quarterly on June 1, September 1, December 1 and March 1 of each year, beginning on September 1, 2017. The notes will be issued only in minimum denominations of €100,000 and multiples of €1,000 in excess thereof. The notes will be fully and unconditionally guaranteed by our indirect parents, Warner Chilcott Limited (“Warner Chilcott”) and Allergan Capital S.à r.l. (formerly known as Actavis Capital S.à r.l.) (“Allergan Capital”), and by Allergan Finance, LLC (formerly known as Actavis, Inc.), a subsidiary of Allergan Capital (“Allergan Finance” and, together with Warner Chilcott and Allergan Capital, the “guarantors”) on an unsecured and unsubordinated basis. Allergan plc will not guarantee the notes.

The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our and the guarantors’ other unsecured and unsubordinated indebtedness from time to time outstanding. See “Description of the Notes—Ranking.”

We intend to use the net proceeds of this offering to fund the purchase of Existing Notes (as defined herein) pursuant to the Tender Offers (as defined herein) and to pay related fees and expenses and to use any additional proceeds for general corporate purposes, which may include funding the purchase and retirement of debt in open market transactions, through full or partial redemptions or otherwise.

We may redeem the fixed rate notes, in whole or in part, at any time or from time to time at the applicable redemption prices described under the heading “Description of the Notes—Optional redemption” in this prospectus supplement. Upon the occurrence of a Change of Control Triggering Event (as defined herein), each holder of the notes will have the right to require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to but excluding the date of purchase.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement and page 8 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price (1)	Underwriting Discount	Proceeds to Allergan Funding SCS (2)
Per 2021 note	99.537%	0.300%	99.237%
Total	€746,527,500	€2,250,000	€744,277,500
Per 2024 note	99.355%	0.400%	98.955%
Total	€695,485,000	€2,800,000	€632,685,000
Per 2029 note	99.465%	0.475%	98.99%
Total	€547,057,500	€2,612,500	€544,445,000
Per floating rate note	100.102%	0.200%	99.902%
Total	€700,714,000	€1,400,000	€699,314,000

Total	€2,689,784,000	€9,062,500	€2,680,721,500

(1)	Plus accrued interest, if any, from May 23, 2017.
(2)	Before deducting expenses payable by us related to this offering, estimated at approximately €3.5 million.

The notes are new issues of securities with no established trading market. We intend to apply to list one or more series of the notes on the New York Stock Exchange (the “NYSE”). The listing application will be subject to approval by the NYSE. We currently expect trading in each series of the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist any series of the notes at any time.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of Clearstream Banking, S.A. Luxembourg (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), on or about May 26, 2017.

Joint book-running managers

Morgan Stanley	Barclays	BNP PARIBAS	HSBC

BofA Merrill Lynch	Citigroup	Mizuho Securities

Co-managers

DNB Markets	MUFG	SMBC Nikko	TD Securities	Wells Fargo Securities

The date of this prospectus supplement is May 23, 2017.

i

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with any other information, and we and the underwriters take no responsibility for any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus is accurate as of any date other than the date of the document containing such information.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, dated February 19, 2015, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of this offering of the notes in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, including the additional information described under “Where you can find more information” and “Incorporation of certain documents by reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the notes offered by this prospectus supplement.

Unless indicated otherwise, or the context otherwise requires, references in this document to “Allergan SCS,” “issuer,” “we,” “us,” and “our” are to Allergan Funding SCS, references to “the Company” are to Allergan plc and its consolidated subsidiaries and references to “Allergan plc” are only to Allergan plc and not any of its subsidiaries. In the accompanying prospectus, Allergan plc is referred to by its former name “Actavis plc,” Allergan Funding SCS is referred to by its former name “Actavis Funding SCS,” Allergan Capital S.à r.l. is referred to by its former name “Actavis Capital S.à r.l.” and Allergan Finance, LLC is referred to by its former name “Actavis, Inc.” References to “euros” and “€” are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into United States dollars as presented in this prospectus supplement could have been or could be converted into United States dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

We are offering the notes globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See the “Underwriting” section beginning on page S-68 of this prospectus supplement.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in a Member State of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of Section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”) by a person authorized under the FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of the FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the FSMA.

Stabilization

IN CONNECTION WITH THE ISSUE OF THE NOTES, HSBC BANK PLC (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT THE NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND, IF BEGUN, MUST BE BROUGHT TO AN END AFTER A LIMITED PERIOD. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

TRADEMARKS AND TRADE NAMES

This prospectus supplement contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) (Reg. No. 333-202168) using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities to be offered in this offering. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the guarantors and the securities offered hereby, reference is hereby made to the registration statement. The registration statement, including the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth below. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

Allergan plc and Warner Chilcott, our indirect parent companies, each file annual, quarterly and current reports and other information with the SEC. Allergan SCS, the issuer of the notes, and Allergan Capital and Allergan Finance, together with Warner Chilcott, the guarantors of the notes, are wholly-owned indirect subsidiaries of Allergan plc. Allergan SCS, Allergan Capital and Allergan Finance are also wholly-owned indirect subsidiaries of Warner Chilcott. Allergan SCS, Allergan Capital and Allergan Finance are exempt from separate SEC information reporting requirements. You may read and copy reports and other information that each of Allergan plc and Warner Chilcott file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access Allergan plc’s and Warner Chilcott’s filings. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of the prospectus supplement or accompanying prospectus except as described in this section or in the Incorporation of certain documents by reference section. See “Description of the Notes—Certain covenants—Reports to holders” on page S-45 of this prospectus supplement for information about the reports and other information that Warner Chilcott is required to furnish to holders of notes and how those obligations may be satisfied.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference from documents filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents that our parent companies, Allergan plc and Warner Chilcott, have previously filed with the SEC. These documents contain important information about Allergan plc and Warner Chilcott. The accompanying prospectus incorporates by reference certain documents that Allergan plc and Warner Chilcott have filed with the SEC.

We incorporate by reference the documents filed with the SEC listed below and any future filings Allergan plc or Warner Chilcott make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and before the termination of the offering of the securities covered by this prospectus supplement (only to the extent “filed” and not “furnished”):

Allergan plc (File No. 001-36867):

•	the Annual Report of Allergan plc on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017 (the “Allergan 2016 Form 10-K”);

•	the Quarterly Report of Allergan plc on Form 10-Q for the period ended March 31, 2017, filed on May 9, 2017; and

•	the Current Reports of Allergan plc on Form 8-K, as filed on April 18, 2017 and May 10, 2017.

Warner Chilcott Limited (File No. 001-36887):

•	the Annual Report of Warner Chilcott on Form 10-K for the year ended December 31, 2016, as filed on February 24, 2017;

•	the Quarterly Report of Warner Chilcott on Form 10-Q for the period ended March 31, 2017, filed on May 9, 2017; and

•	the Current Report of Warner Chilcott on Form 8-K, as filed on May 10, 2017.

We encourage you to read Allergan plc’s and Warner Chilcott’s periodic and current reports, as they provide additional information about each of them that is important. You can obtain a copy of Allergan plc’s and Warner Chilcott’s filings at no cost on Allergan plc’s website, http://www.allergan.com under the “Investors” link, then under the heading “Financial Information” and then under the subheading “SEC Filings.” You can also obtain a copy of Allergan plc’s or Warner Chilcott’s filings at no cost by writing to our administrative headquarters, calling or emailing the following address, phone number and email address:

Allergan plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Attn: Investor Relations

(862) 261-7000

investor.relations@allergan.com

The information contained on or that can be accessed through Allergan plc’s website is not incorporated in, and is not part of, this prospectus supplement, the accompanying prospectus or the registration statement. Please note that we have included Allergan plc’s website address in this prospectus supplement solely as an inactive textual reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements made in this prospectus supplement that are not statements of historical fact or that refer to estimated or anticipated future events are forward-looking statements. We have based our forward-looking statements on management’s beliefs and assumptions based on information available to our management at the time these statements are made. Such forward-looking statements reflect our current perspective of our business, future performance, existing trends and information as of the date of this filing. These include, but are not limited to, our beliefs about future revenue and expense levels and growth rates, prospects related to our strategic initiatives and business strategies, including the integration of, and synergies associated with, strategic acquisitions, express or implied assumptions about government regulatory action or inaction, anticipated product approvals and launches, business initiatives and product development activities, assessments related to clinical trial results, product performance and competitive environment, and anticipated financial performance. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “intend,” “could,” “would,” “should,” “estimate,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. The statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution the reader that these statements are based on certain assumptions, risks and uncertainties, many of which are beyond our control. In addition, certain important factors may affect our actual operating results and could cause such results to differ materially from those expressed or implied by forward-looking statements. We believe the risks and uncertainties discussed under the section entitled “Risk Factors” beginning on page S-19, and other risks and uncertainties detailed herein and from time to time in the SEC filings incorporated herein by reference, may cause our actual results to vary materially from those anticipated in any forward-looking statement. These factors include, among others:

•	global economic conditions;

•	the Company’s ability to successfully develop and commercialize new products;

•	uncertainty associated with the development of commercially successful branded pharmaceutical and biosimilar products;

•	generic product competition with the Company’s branded products;

•	expiration of the Company’s patents on its branded products and the potential for increased competition from generic manufacturers;

•	the highly competitive nature of the pharmaceutical industry;

•	the Company’s ability to protect its technology rights, patents or other intellectual property;

•	costs and efforts to defend or enforce technology rights, patents or other intellectual property;

•	the Company’s ability to obtain and afford third-party licenses and proprietary technology it needs;

•	the Company’s potential infringement of others’ proprietary rights;

•	the Company’s dependency on third-party service providers and third-party manufacturers and suppliers that in some cases may be the only source of finished products or raw materials that it needs;

•	availability of raw materials and other key ingredients;

•	the Company’s vulnerability to and ability to defend against product liability claims and obtain sufficient or any product liability insurance;

•	difficulties or delays in manufacturing;

•	difficulty and uncertainty in obtaining reimbursement for certain prescription drugs based on the drugs’ average wholesale price or wholesale acquisition price due to federal investigations;

•	uncertainty and costs of legal actions and government investigations;

•	the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any;

•	the Company’s compliance with federal and state healthcare laws, including laws related to fraud, abuse, privacy security;

•	successful compliance with governmental regulations applicable to the Company’s and its third party providers’ facilities, products and/or businesses;

•	the Company’s ability to conform to regulatory standards and receive requisite regulatory approvals;

•	the Company’s ability to comply with EU regulations, including regulations related to the supply of active pharmaceutical ingredients into Europe;

•	changes in the laws and regulations, affecting among other things, availability, pricing and reimbursement of pharmaceutical products;

•	the Company’s ability to successfully navigate consolidation of its distribution network and concentration of its customer base;

•	developments regarding products once they have reached the market;

•	risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences;

•	the inherent uncertainty associated with financial projections;

•	risks associated with relationships with employees, vendors or key customers as a result of acquisitions of businesses, technologies or products;

•	the Company’s ability to successfully develop or commercialize new products as a result of joint ventures;

•	uncertainty associated with sales pricing adjustments relating to the Teva Transaction;

•	fluctuations in the Company’s operating results and financial conditions;

•	the adverse impact of substantial debt and other financial obligations on the ability to fulfill and/or refinance debt obligations;

•	the effect of intangible assets and resulting impairment testing and impairment charges on the Company’s financial condition;

•	the Company’s ability to obtain additional debt or raise additional equity on terms that are favorable to the Company;

•	the Company’s ability to retain qualified employees and key personnel;

•	risks associated with cyber-security and vulnerability of the Company’s information and employee, customer and business information that it stores digitally;

•	the Company’s ability to manage environmental liabilities;

•	the Company’s ability to continue foreign operations in countries that have deteriorating political or diplomatic relationships with the United States;

•	the Company’s ability to continue to maintain global operations;

•	risks associated with tax liabilities, or changes in U.S. federal or international tax laws to which the Company and its affiliates are subject, including the risk that the Internal Revenue Service disagrees that the Company is a foreign corporation for U.S. federal tax purposes;

•	risks of fluctuations in foreign currency exchange rates;

•	the Company’s ability to maintain internal control over financial reporting;

•	the impact of Irish laws and regulations on the Company’s business, including limitations on capital management;

•	uncertainty on the enforceability of judgements against the Company’s officers and directors in an Irish court;

•	risks associated with Irish tax liabilities, which could subject the Company or shareholders to Irish stamp duty, dividend withholding tax, income tax and/or capital acquisition tax Irish; and

•	other risks and uncertainties including those discussed in “Risk factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

We disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk Factors” beginning on page S-19 of this prospectus supplement and page 8 of the accompanying prospectus, in “Cautionary note regarding forward-looking statements” beginning on page 8 of the accompanying prospectus and in Allergan plc’s and Warner Chilcott’s periodic reports referred to in “Where you can find more information” above, including the risk factors summarized and included in Allergan plc’s and Warner Chilcott’s Annual Report on Form 10-K for the year ended December 31, 2016 and in Allergan plc’s and Warner Chilcott’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each incorporated herein by reference. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus supplement. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus supplement and does not contain all of the information you should consider in making your investment decision. You should carefully read the entire prospectus supplement and accompanying prospectus and the information included or incorporated or deemed to be incorporated by reference herein and therein, including the section entitled “Risk Factors” included in this prospectus supplement and the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement, before making an investment decision.

About Allergan plc

Allergan plc is a global pharmaceutical company and a leader in a new industry model—Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceutical (“brand”, “branded” or “specialty brand”) device, biologic, surgical and regenerative medicine products for patients around the world. The Company has operations in more than 100 countries. Warner Chilcott Limited is an indirect wholly-owned subsidiary of Allergan plc and has the same principal business activities.

Company history

Allergan plc (formerly known as Actavis plc) was incorporated in Ireland on May 16, 2013 as a private limited company and re-registered effective September 20, 2013 as a public limited company. It was established for the purpose of facilitating the business combination between Allergan Finance, LLC (formerly known as Actavis, Inc.) and Warner Chilcott plc. On October 1, 2013, pursuant to the transaction agreement dated May 19, 2013 among Allergan Finance, LLC, Warner Chilcott, Actavis plc (now known as Allergan plc), Actavis Ireland Holding Limited, Actavis W.C. Holding LLC (now known as Actavis W.C. Holding Inc.) and Actavis W.C. Holding 2 LLC (now known as Actavis W.C. Holding 2 Inc.), (i) the Company acquired Warner Chilcott plc (the “Warner Chilcott Acquisition”) pursuant to a scheme of arrangement under Section 201, and a capital reduction under Sections 72 and 74, of the Irish Companies Act of 1963, where each Warner Chilcott plc ordinary share was converted into 0.160 of an Allergan plc ordinary share (the “Company Ordinary Shares”), or $5,833.9 million in equity consideration, and (ii) Actavis W.C. Holding 2 Inc. merged with and into Allergan Finance, LLC, with Allergan Finance, LLC as the surviving corporation in the merger (the “Merger” and, together with the Warner Chilcott Acquisition, the “Warner Chilcott Transactions”). Following the consummation of the Warner Chilcott Transactions, Allergan Finance, LLC and Warner Chilcott became wholly-owned subsidiaries of Allergan plc. Each of Allergan Finance, LLC’s common shares was converted into one Company Ordinary Share. Effective October 1, 2013, through a series of related-party transactions, Allergan plc contributed its indirect subsidiaries, including Allergan Finance, LLC, to its subsidiary Warner Chilcott Limited.

Except where otherwise indicated, and excluding certain insignificant cash and non-cash transactions at the Allergan plc level, the consolidated financial statements and disclosures incorporated by reference herein are for two separate registrants, Allergan plc and Warner Chilcott Limited. The results of Warner Chilcott Limited are consolidated into the results of Allergan plc. Due to the de minimis activity between Allergan plc and Warner Chilcott Limited, references throughout this document relate to both Allergan plc and Warner Chilcott Limited. Refer to “Note 3—Reconciliation of Warner Chilcott Limited results to Allergan plc results” in the “Notes to the Consolidated Financial Statements” in Allergan plc’s and Warner Chilcott’s Annual Report on Form 10-K for the year ended December 31, 2016, incorporated herein by reference, and “Note 2—Reconciliation of Warner Chilcott Limited results to Allergan plc results” in the “Notes to the Consolidated Financial Statements” in Allergan plc’s and Warner Chilcott’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, incorporated herein by reference, for a summary of the details on the differences between Allergan plc and Warner Chilcott Limited.

On March 17, 2015, the Company acquired Allergan, Inc. (“Legacy Allergan”) for approximately $77.0 billion including outstanding indebtedness assumed of $2.2 billion, cash consideration of $40.1 billion and equity consideration of $34.7 billion, which includes outstanding equity awards (the “Allergan Acquisition”). Under the terms of the agreement, Legacy Allergan shareholders received 111.2 million of the Company’s ordinary shares, 7.0 million of the Company’s non-qualified stock options and 0.5 million of the Company’s share units. The addition of Legacy Allergan’s therapeutic franchises in ophthalmology, neurosciences and medical aesthetics/dermatology/plastic surgery complemented the Company’s existing central nervous system, gastroenterology, women’s health and urology franchises. The combined company benefits from Legacy Allergan’s global brand equity and consumer awareness of key products, including Botox® and Restasis®. The transaction expanded our presence and market and product reach across many international markets, with strengthened commercial positions across Canada, Europe, Southeast Asia and other high-value growth markets, including China, India, the Middle East and Latin America.

On August 2, 2016, Allergan plc completed the divestiture of its global generics business and certain other assets to Teva Pharmaceutical Industries Ltd. (“Teva” and, such transaction, the “Teva Transaction”) in exchange for which Allergan plc received $33.3 billion in cash, net of cash acquired by Teva, which includes estimated working capital and other contractual adjustments, and 100.3 million unregistered Teva ordinary shares (or American Depository Shares with respect thereto), which approximated $5.0 billion in value using the closing date Teva opening stock price discounted at a rate of 5.9 percent due to the lack of marketability.

As part of the Teva Transaction, Teva acquired Allergan plc’s global generics business, including the United States and international generic commercial units, our third-party supplier Medis, Allergan plc’s global generic manufacturing operations, Allergan plc’s global generic research and development unit, Allergan plc’s international over-the-counter (“OTC”) commercial unit (excluding OTC eye care products) and certain established international brands.

On October 3, 2016, the Company completed the divestiture of the Anda Distribution business to Teva for $500.0 million. The Anda Distribution business distributed generic, branded, specialty and OTC pharmaceutical products from more than 300 manufacturers to retail independent and chain pharmacies, nursing homes, mail order pharmacies, hospitals, clinics and physician offices across the United States.

The Company recognized a combined gain on the sale of the Anda Distribution business and the Teva Transaction of $15,932.2 million in the year ended December 31, 2016, as well as deferred liabilities relating to other elements of our arrangements with Teva of $299.2 million.

Corporate structure

Allergan Funding SCS is a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310.

Warner Chilcott Limited is a Bermuda exempted company. Warner Chilcott’s registered office is located at Cannon’s Court 22, Victoria Street, Hamilton, HM 12, Bermuda and Warner Chilcott’s telephone number is (441) 294-8000.

Allergan Capital S.à r.l. is a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B178.410.

Allergan Finance, LLC (formerly known as Actavis, Inc.) is a Nevada corporation. Allergan Finance’s principal executive offices are at 400 Interpace Parkway, Parsippany, NJ 07054. Allergan Finance’s telephone number is (862) 261-7000.

Tender Offers for Existing Notes

On May 10, 2017, Warner Chilcott, jointly with each of Allergan SCS, Allergan, Allergan Finance and Forest Laboratories, LLC (formerly known as Forest Laboratories, Inc.) (“Forest” and each, a “co offeror”) commenced tender offers (the “Tender Offers”) to purchase for cash Existing Notes (as defined herein) subject to the terms and conditions set forth in the Offer to Purchase, dated as of May 10, 2017 (the “Offer to Purchase”), and the Letter of Transmittal, dated as of May 10, 2017 (the “Letter of Transmittal”) as described under “Tender Offers” beginning on page S-35. The maximum principal amount of Existing Notes to be purchased in the Tender Offers, subject to increase in accordance with the terms and conditions set forth in the Offer to Purchase and Letter of Transmittal, is $2,000,000,000. The Tender Offers are currently scheduled to expire on June 7, 2017, unless extended in accordance with their terms.

This offering is not conditioned on the completion of the Tender Offers; however, the completion of a financing transaction, which would include this offering, is a condition to the completion of the Tender Offers. Warner Chilcott and each of the co offerors may waive such condition with respect to the Existing Notes they are respectively tendering for, in their sole discretion or, subject to applicable law, extend, terminate or otherwise amend the Tender Offers. Nothing in this prospectus supplement should be construed as an offer to purchase or a solicitation of an offer to sell any outstanding Existing Notes, as the Tender Offers are only being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

THE OFFERING

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and accompanying prospectus and the information included or incorporated and deemed to be incorporated by reference herein and therein, including the section entitled “Risk Factors” included in this prospectus supplement and the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement, before making an investment decision.

Issuer	Allergan SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310.

Guarantees	The notes will be jointly and severally irrevocably and unconditionally guaranteed on an unsecured and unsubordinated basis by Warner Chilcott, Allergan Capital and Allergan Finance.

Securities Offered	€750,000,000 aggregate principal amount of 0.500% notes due 2021.

€700,000,000 aggregate principal amount of 1.250% notes due 2024.

€550,000,000 aggregate principal amount of 2.125% notes due 2029.

€700,000,000 aggregate principal amount of floating rate notes due 2019.

Maturity Date	For the 2021 notes, June 1, 2021.

For the 2024 notes, June 1, 2024.

For the 2029 notes, June 1, 2029.

For the floating rate notes, June 1, 2019.

Interest Payment Dates	For the fixed rate notes, annually on June 1 of each year, beginning June 1, 2018.

For the floating rate notes, quarterly on June 1, September 1, December 1 and March 1 of each year, beginning September 1, 2017.

Currency of Payment

All payments of principal of, and premium, if any, and interest on, the notes, and additional amounts, if any, including any payments made upon any applicable redemption of the notes will be made in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary

Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System (“U.S. Federal Reserve Board”) as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. See “Description of the Notes—Issuance in euro; payment on the notes.”

Guarantors	The notes will be jointly and severally irrevocably and unconditionally guaranteed by Warner Chilcott, Allergan Capital and Allergan Finance.

Ranking	The notes will be:

•	our general unsecured obligations;

•	effectively subordinated in right of payment to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our existing and future subsidiaries that do not guarantee the notes;

•	equal in right of payment with all of our existing and future unsecured, unsubordinated indebtedness; and

•	senior in right of payment to all our existing and future subordinated indebtedness.

Similarly, the guarantees will be the general unsecured, unsubordinated obligations of the guarantors and will be:

•	effectively subordinated in right of payment to any existing and future secured indebtedness of the guarantors, to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to all existing and any future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of subsidiaries of such guarantors that do not guarantee the notes;

•	equal in right of payment with all existing and any future unsecured, senior indebtedness of such guarantors; and

•	senior in right of payment to any future subordinated indebtedness of such guarantors.

No subsidiaries of Allergan plc other than Warner Chilcott, Allergan Capital and Allergan Finance will guarantee the notes, and as a result the notes will be structurally subordinated to all of the liabilities and commitments (including trade payables and lease obligations) of Allergan plc’s subsidiaries (other than Allergan SCS and the guarantors).

Optional Redemption	We may redeem the 2021 notes, the 2024 notes and the 2029 notes, in each case, in whole at any time or in part from time to time, at our option. Upon redemption of any 2021 notes prior to May 1, 2021 (1 month prior to their maturity date), the 2024 notes prior to March 1, 2024 (3 months prior to their maturity date) and the 2029 notes prior to March 1, 2029 (3 months prior to their maturity date), we will pay a redemption price equal to the greater of: (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined herein) of the notes to be redeemed, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined herein), plus 20 basis points, in the case of the 2021 notes, 25 basis points, in the case of the 2024 notes, and 30 basis points, in the case of the 2029 notes, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, we may redeem the 2021 notes on or after May 1, 2021

(1 month prior to their maturity date), the 2024 notes on or after March 1, 2024 (3 months prior to their maturity date), and the 2029 notes on or after March 1, 2029 (3 months prior to their maturity date), in each case, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of the Notes—Optional redemption.”

The floating rate notes may not be redeemed at our option prior to their stated maturity, except in the case of certain changes in withholding tax laws. See “Description of the Notes—Optional redemption for changes in withholding taxes.”

Repurchase Upon Change of Control	Upon the occurrence of certain changes of control of Allergan plc or Allergan SCS, or certain of the guarantors ceasing to be a subsidiary of Allergan plc, and a downgrade of the notes below an investment grade rating by both of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services LLC, we will, in certain circumstances, be required to make an offer to purchase the notes at a price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of the Notes—Repurchase upon a change of control.”

Form and Denomination of Notes	The notes will be issued in fully registered form only and will initially be represented by one or more global notes which will be deposited with a common depositary on behalf of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V. (“Euroclear”) and registered in the name of the common depositary or its nominee. The notes will be issued in denominations of €100,000 and multiples of €1,000 in excess thereof.

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately €2,677.2 million. We expect to use the net proceeds of this offering to fund the purchase of Existing Notes pursuant to the Tender Offers and to pay related fees and expenses and to use any additional proceeds for general corporate purposes, which may include funding the purchase and retirement of debt in open market transactions, through full or partial redemptions or otherwise.

Covenants	The indenture governing the notes does not contain any financial covenants or provisions limiting us or the guarantors from incurring additional indebtedness. See “Description of the Notes—Certain covenants” beginning on page S-43 of this prospectus supplement and “Description of Allergan Funding SCS debt securities—Certain covenants” in the accompanying prospectus.

Listing	The notes are new issues of securities with no established trading market. We intend to apply to list one or more series of the notes on the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist any series of the notes at any time. In addition, the underwriters may make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice. There can be no assurance as to the development or liquidity of any markets for the notes.

Further Issues	We may from time to time, without the consent of the holders of the notes, create and issue additional securities having the same terms and conditions (except for the issue date, the public offering price, and if applicable, the first interest payment date) as any series of the notes, so that such issue shall be consolidated and form a single series with the outstanding notes of that series.

Additional Amounts

All payments made by us under or with respect to the notes or by any of the guarantors with respect to any guarantee will be made without withholding or deduction for taxes unless required by law. If we or any guarantor are required by law to withhold or deduct for taxes imposed by any relevant taxing jurisdiction with respect to a payment to the holders of notes, we or such guarantor, as applicable, will pay the additional amounts necessary so that the net amount received by the holders of notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction, subject to certain exceptions. See “Description of the Notes—Additional amounts.”

Taxation	The fixed rate notes will be treated as issued with original issue discount (‘‘OID’’). For a general summary of United States federal income tax consequences resulting from the purchase, ownership and disposition of a note, holders should refer to the discussion set forth under the heading ‘‘Certain United States Federal Tax Considerations’’ in this prospectus supplement.

Optional Redemption for Tax Reasons	In the event of certain developments affecting taxation we may redeem the notes in whole, but not in part, at any time upon giving prior notice, at a redemption price of 100% of the outstanding principal amount, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes—Optional redemption for changes in withholding taxes.”

Trustee	Wells Fargo Bank, National Association.

Registrar and Transfer Agent	U.S. Bank National Association.

Paying Agent	Elavon Financial Services DAC, U.K. Branch.

Risk Factors	See “Risk Factors” beginning on page S-19 of this prospectus supplement and page 8 of the accompanying prospectus for a discussion of factors to which you should refer and carefully consider prior to making an investment in the notes.

SUMMARY OF HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables summarize the historical consolidated financial and other data for Allergan plc for the periods presented. You should read this summary of financial and other data along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our financial statements and the related notes, all included in Allergan plc’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the three months ended March 31, 2017 in each case incorporated herein by reference.

The summary consolidated statement of operations data for the years ended December 31, 2014, December 31, 2015 and December 31, 2016 and the summary consolidated balance sheet data as of December 31, 2016 and December 31, 2015 have been derived from our audited consolidated financial statements included in Allergan plc’s Annual Report on Form 10-K for the year ended December 31, 2016. The summary consolidated statement of operations data for the three months ended March 31, 2017 and March 31, 2016 and the summary consolidated balance sheet data as of March 31, 2017 have been derived from our unaudited condensed consolidated financial statements included in Allergan plc’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017. In the opinion of management, the unaudited condensed consolidated financial statements included herein include all adjustments (consisting of normal recurring accruals) necessary to state fairly the information set forth herein. Our historical results are not necessarily indicative of the results to be expected in the future, and the results for the three months ended March 31, 2017 are not necessarily indicative of the results to be expected for the full year.

The results of Warner Chilcott Limited are consolidated into the results of Allergan plc. Due to the de minimis activity between Allergan plc and Warner Chilcott Limited, references throughout this document relate to both Allergan plc and Warner Chilcott Limited. Refer to “Note 3—Reconciliation of Warner Chilcott Limited results to Allergan plc results” in the “Notes to the Consolidated Financial Statements” in Allergan plc’s and Warner Chilcott’s Annual Report on Form 10-K for the year ended December 31, 2016, incorporated herein by reference, and “Note 2—Reconciliation of Warner Chilcott Limited results to Allergan plc results” in the “Notes to the Consolidated Financial Statements” in Allergan plc’s and Warner Chilcott’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, incorporated herein by reference, for a summary of the details on the differences between Allergan plc and Warner Chilcott Limited.

($ in millions)

Statement of Operations Data

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014
Net revenues	$3,572.9	$3,399.3	$14,570.6	$12,688.1	$4,676.5

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	450.4	477.4	1,860.8	2,751.8	1,704.8
Research and development	759.9	403.1	2,575.7	2,358.5	605.7
Selling and marketing	869.1	766.8	3,266.4	2,765.1	1,066.0
General and administrative	316.1	329.5	1,473.9	1,716.4	1,201.4
Amortization	1,736.0	1,589.7	6,470.4	5,443.7	1,935.8
In-process research and development impairments	340.0	6.0	743.9	511.6	424.3
Asset sales and impairments, net	7.4	(1.7)	5.0	272.0	305.7

Operating (loss)	(906.0)	(171.5)	(1,825.5)	(3,131.0)	(2,567.2)

Interest income	25.3	2.9	69.9	10.6	8.1
Interest (expense)	(289.7)	(332.8)	(1,295.6)	(1,193.3)	(411.8)
Other (expense) income, net	(1,922.8)	0.5	219.2	(233.8)	(27.3)

(Loss) before income taxes and non-controlling interest	(3,093.2)	(500.9)	(2,832.0)	(4,547.5)	(2,998.2)
(Benefit) for income taxes	(532.1)	(408.7)	(1,897.0)	(1,605.9)	(513.6)

Net (loss) from continuing operations, net of tax	$(2,561.1)	$(92.2)	$(935.0)	$(2,941.6)	$(2,484.6)

Balance Sheet Data

	At March 31, 2017	At December 31, 2016	At December 31, 2015
Cash and cash equivalents	$1,092.9	$1,724.0	$1,096.0
Current assets less current liabilities	3,309.1	9,983.2	287.1
Total assets	126,836.9	128,986.3	135,583.3
Total debt	31,749.4	32,768.7	42,530.4
Shareholder’s equity	75,188.4	76,192.7	76,591.4

Summary of Cash Flow Data

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014
Net cash provided by operating activities	$723.3	$1,253.1	$1,425.3	$4,530.0	$2,243.0
Net cash provided by / (used in) investing activities	14.2	(53.8)	24,333.3	(37,120.9)	(5,370.6)
Net cash (used in) / provided by financing activities	(1,374.9)	(39.7)	(25,122.1)	33,443.4	3,017.5

RISK FACTORS

Investing in the notes involves risk. Our indirect parent, Allergan plc, and its subsidiaries are subject to various regulatory, operating and other risks as a result of the nature of their operations and the marketplace in which they operate. Many of these risks are beyond our and their control and several pose significant challenges to our and their business, operations, revenues, net income and cash flows. Before you decide to buy the notes, you should carefully consider the risks described below together with the risk factors described in the accompanying prospectus and with all the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks described herein and therein are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business. If any of the risks actually occur, Allergan plc’s or our business, financial condition or results of operations could suffer. In that event, we may be unable to meet our obligations under the notes and you may lose all or part of your investment.

For more information about the risks, uncertainties and assumptions relating to us, Allergan plc, Warner Chilcott and our business, we refer you to the discussion under the caption “Risk Factors” included in Allergan plc’s and Warner Chilcott’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated by annual, quarterly and other reports and documents Allergan plc and Warner Chilcott file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks relating to the notes

We would be adversely affected if, either based on current law or in the event of a change in law, the Internal Revenue Service did not agree that Allergan plc is a foreign corporation for U.S. federal tax purposes. In addition, future changes to international tax laws not specifically related to inversions could adversely affect us.

Allergan plc and its subsidiaries and affiliates would be adversely affected if, either based on current law or in the event of a change in law, the Internal Revenue Service (the “IRS”) did not agree that Allergan plc is a foreign corporation for U.S. federal tax purposes. In addition, future changes to international tax laws not specifically related to inversions could adversely affect us.

Allergan plc believes that, under current law, it is treated as a foreign corporation for U.S. federal tax purposes because it is an Irish incorporated entity. However, the IRS may assert that Allergan plc should be treated as a U.S. corporation for U.S. federal tax purposes pursuant to Section 7874 of the Code, as defined below in “Certain United States Federal Tax Considerations”. Under Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring all the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to such expanded affiliated group’s worldwide activities. For purposes of Section 7874, multiple acquisitions of U.S. corporations by a foreign corporation, if treated as part of a plan or series of related transactions, may be treated as a single acquisition. If multiple acquisitions of U.S. corporations are treated as a single acquisition, all shareholders of the acquired U.S. corporations would be aggregated for purposes of the test set forth above concerning such shareholders holding at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisitions by reason of holding shares in the acquired U.S. corporations.

Allergan plc believes that the test set forth above to treat Allergan plc as a foreign corporation was satisfied in connection with the transactions resulting in the combination of Allergan Finance, a Nevada corporation, and Warner Chilcott plc, a company incorporated under the laws of Ireland (the “Warner Chilcott Transactions”), the subsequent acquisition of Forest Laboratories, Inc., a company incorporated under the laws of the State of Delaware (the “Forest Acquisition”), and the acquisition of Allergan, Inc., a company incorporated under the laws of the State of Delaware (the “Allergan Acquisition”). However, the law and Treasury regulations promulgated under Section 7874 are somewhat unclear, and thus it cannot be assured that the IRS will agree that the ownership requirements to treat Allergan plc as a foreign corporation were met in the Warner Chilcott Transactions, the Forest Acquisition and/or the Allergan Acquisition and the IRS may assert that, even though the Allergan Acquisition is a separate transaction from the Warner Chilcott Transactions and the Forest Acquisition, the Allergan Transaction should be integrated with the Warner Chilcott Transactions and the Forest Acquisition as a single transaction. In the event the IRS were to prevail with such assertion, Allergan plc would be treated as a U.S. corporation for U.S. federal tax purposes and significant adverse tax consequences would result for Allergan plc.

Even if Allergan plc is respected as a foreign corporation for U.S. federal tax purposes, Allergan plc might be adversely impacted by recent proposals that have aimed to make other changes in the taxation of multinational corporations. For example, the Organisation for Economic Co-operation and Development has released proposals to create an agreed set of international rules for fighting base erosion and profit shifting. As a result, the tax laws in the United States, Ireland, and other countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Allergan plc and its affiliates (including Legacy Allergan plc and its affiliates).

Moreover, U.S. and foreign tax authorities may carefully scrutinize companies that result from cross-border business combinations, such as Allergan plc, which may lead such authorities to assert that Allergan plc owes additional taxes.

The notes are subject to prior claims of any of our and the guarantors’ future secured creditors.

The notes and the guarantees are our and the guarantors’ unsecured general obligations. Holders of our and the guarantors’ secured indebtedness, if any, will have claims that are prior to your claims as holders of the notes and under the guarantees, to the extent of the assets securing such indebtedness. The indenture governing the notes permits us, the guarantors, our future subsidiaries and Warner Chilcott and its subsidiaries to incur additional secured indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our and the guarantors’ respective pledged assets would be available to satisfy obligations of our and the guarantors’ respective secured indebtedness before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our and the guarantors’ secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes and the guarantees, and such claim may even be senior in ranking depending on the terms of the security interest. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our and the guarantors’ secured indebtedness.

We have no operations and are dependent on payments on intercompany loans to repay the notes.

Allergan SCS, the issuer of the notes, has no operations or subsidiaries. Consequently, our ability to service the notes will depend primarily on our receipt of interest and principal payments on account of intercompany loans owing to us from other subsidiaries of Warner Chilcott. Payments to us by such persons will be contingent upon such persons’ earnings and other business considerations and may be subject to statutory or contractual restrictions. If we do not have sufficient funds on hand or available through such intercompany arrangements, we will need to seek additional financing. Additional financing may not be available to us on favorable terms or at all.

Your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of subsidiaries of Warner Chilcott that do not guarantee the notes.

The guarantees of the notes by Warner Chilcott, Allergan Capital and Allergan Finance will be structurally subordinated to the claims of the creditors of their respective subsidiaries that do not also guarantee the notes, except to the extent they are recognized as a creditor of the subsidiary, in which case their claim would still be effectively subordinate in right to payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to any indebtedness held by them respectively. Substantially all of the operations of Allergan plc are conducted through subsidiaries of the guarantors and, therefore, the guarantors depend on the cash flow of their respective subsidiaries to meet their obligations. The subsidiaries of Warner Chilcott that do not guarantee the notes (other than Allergan SCS) will have no obligation to make distributions or other transfers to us to enable us to meet Allergan SCS’ obligations, including those with respect to the notes. The outstanding indebtedness of Warner Chilcott’s consolidated subsidiaries (other than Allergan SCS) that do not guarantee the notes was approximately $4,465.7 million as of March 31, 2017.

The amount of interest payable on the floating rate notes is set only once per period based on the three-month EURIBOR rate on the interest determination date, which rate may fluctuate substantially; increases in the three-month EURIBOR rate as of any interest determination date will require us to make increased interest payments on the floating rate notes.

In the past, the level of the three-month EURIBOR rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month EURIBOR rate are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month EURIBOR rate is not an indication that the three-month EURIBOR rate is more or less likely to increase or decrease at any time during a floating rate interest period (as described in “Description of the Notes”), and you should not take the historical levels of the three-month EURIBOR rate as an indication of its future performance. In addition, although the actual three-month EURIBOR rate on an interest payment date or at other times during an interest period may be higher than the three-month EURIBOR rate on the applicable interest determination date (as defined in “Description of the Notes”), the only relevant date for purposes of determining the interest payable on the floating rate notes is the three-month EURIBOR rate as of the respective interest determination date. Changes in the three-month EURIBOR rates between interest determination dates will not affect the interest payable on the notes. As a result, changes in the three-month EURIBOR rate may not result in a comparable change in the market value of the floating rate notes. Increases in the three-month EURIBOR rate as of any interest determination date will require us to make higher interest payments on the floating rate notes.

Reform of EURIBOR and proposed regulation of these and other “benchmarks” may adversely affect the value of and return on any notes based on or linked to a “benchmark.”

The EURIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, to disappear entirely, or to have other consequences which cannot be predicted. Any such consequences could have a material adverse effect on any notes linked to a “benchmark.”

Key international proposals for reform of “benchmarks” include the International Organization of Securities Commissions (“IOSCO”) Principles for Financial Market Benchmarks (July 2013) (the “IOSCO Benchmark Principles”) and the European Commission’s Proposal for a Regulation of the European Parliament and of the Council on indices used as “benchmarks” in financial instruments and financial contracts or to measure the performance of investment funds (September 2013) (the “Benchmark Regulation”).

The Proposed Benchmark Regulation, if passed in its current form, would apply to “contributors,” “administrators” and “users” of “benchmarks” in the European Union, and would, among other things, (i) require “benchmark” administrators to be authorized (or, if non-European Union-based, to be subject to an equivalent regulatory regime) and to comply with extensive requirements in relation to the administration of “benchmarks” and (ii) ban the use by “supervised entities” (such as banks and investment firms) of “benchmarks” of unauthorized administrators. The Proposed Benchmark Regulation is wide and, in addition to so-called “critical benchmark” indices such as LIBOR and EURIBOR, could also potentially apply to many other interest rate indices, as well as equity, commodity and foreign exchange rate indices (including “proprietary” indices or strategies) where referenced in certain financial instruments, financial contracts and investment funds.

The Proposed Benchmark Regulation and any of the other international, national or other regulations, proposals for reform or general increased regulatory scrutiny of “benchmarks” could have a material adverse effect on any of the notes linked to a “benchmark” by increasing the costs and risks of administering or otherwise participating in the setting of a “benchmark” and/or complying with any such regulations or requirements and discouraging market participants from continuing to administer or participate in certain “benchmarks.” Such factors could trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks.” Subject to the applicable terms of the floating rate notes, the disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” may adversely affect the trading market for, return on, or value of “benchmark”-linked notes.

The indenture governing the notes may not provide protection against certain events and transactions that could affect the value of the notes.

The limited covenants in the notes and the indenture governing the notes may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes. The definition of the term “change of control triggering event” (as defined in “Description of the Notes—Repurchase upon a change of control”), does not cover a variety of transactions (such as acquisitions by us) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a change of control triggering event, we would not be required to offer to repurchase your notes prior to maturity.

Furthermore the indenture governing the notes will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our or Warner Chilcott’s and its subsidiaries’ ability to incur indebtedness or other liabilities that are equal in right of payment to the notes;

•	limit our or Warner Chilcott’s and its subsidiaries’ ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit any future subsidiary’s ability to incur indebtedness or other liabilities, which would rank senior to the notes;

•	restrict any future subsidiary’s ability to issue securities or otherwise incur indebtedness or other liabilities that would be senior to our equity interests in such subsidiary;

•	restrict our or Warner Chilcott’s subsidiaries’ ability to repurchase or prepay securities; or

•	restrict our or Warner Chilcott’s subsidiaries’ ability to make investments or to repurchase or pay dividends or make other payments in respect of common stock or other securities ranking junior or effectively junior to the notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes. In addition, Allergan plc, Forest and other subsidiaries of Allergan plc are subject to periodic review by independent credit rating agencies. An increase in the level of Allergan plc’s outstanding indebtedness or the level of outstanding consolidated indebtedness at any of our affiliates, or other events that could have an adverse impact on Allergan plc’s business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade Allergan plc’s, our or our guarantors’ debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect Allergan plc’s or our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in Allergan plc’s, the guarantors’ or our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase Allergan plc’s or our corporate borrowing costs.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control (as defined in “Description of the Notes—Repurchase upon a change of control”) and a downgrade of the notes below an investment grade rating by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, we will be required to make an offer to each holder of notes to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, up to, but excluding, the date of repurchase. If a change of control triggering event under the indenture occurs, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. The Existing Notes include a similar repurchase obligation that could further limit the financial resources available to repurchase the notes and we may enter into other agreements that contain events of default based on change of control transactions or that limit our ability to repurchase the notes. See “Description of the Notes—Repurchase upon a change of control.”

Federal and state statutes allow U.S. courts, under specific circumstances, to void guarantees and require noteholders to return payments received from the guarantors.

Creditors of the guarantors could challenge the guarantees of the notes as fraudulent conveyances or on other grounds. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees could be found to be a fraudulent transfer and declared void if a court determined that a guarantor, at the time the guarantor incurred the obligations evidenced by its guarantee, (1) delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or (2) received less than reasonably equivalent value or did not receive fair consideration for the issuance of the guarantee and any of the following three conditions apply:

•	the guarantor was insolvent on the date of the issuance of the guarantee or was rendered insolvent as a result of the issuance of the guarantee;

•	the guarantor was engaged in a business or transaction, or was about to engage in a business or transaction, for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured.

In addition, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from a guarantor would be effectively subordinated to all indebtedness and other liabilities of such guarantor.

The indenture governing the notes contains a “savings clause,” which limits the liability on the guarantees to the maximum amount that a guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect the guarantee from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees will suffice, if necessary, to pay the notes in full when due. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that will be used in the indenture was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision is followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the notes would, with respect to amounts claimed against the guarantor, be subordinated to the indebtedness and other liabilities of the guarantor, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due and/or has lost its creditworthiness.

We cannot assure you, however, as to what standard a court would apply in making these determinations and we cannot assure you that, regardless of the method of valuation, a court would not determine that any of the guarantors were insolvent as of the date its guarantee was issued. The guarantees could be subject to the claim that, since the guarantees were incurred for the benefit of us and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration.

There is no public market for the notes, which could limit their market price or your ability to sell them.

The notes of each series are a new issue of securities for which there is currently no public trading market. Although we intend to apply for listing of the notes of each series for trading on the NYSE, no assurance can be given that the notes of any series will become or will remain listed or that an active trading market for the notes of any series will develop or, if developed, that it will continue. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes of any series at any time. In addition, the underwriters may make a market in the notes after completion of the offering, but they are not obligated to do so and may discontinue their market making activities at any time without notice in their sole discretion. The liquidity of the trading markets in the notes, and the market prices quoted for the notes, may also be adversely affected by changes in the overall market for securities and by changes in the financial performance of Allergan plc or us or our prospects and/or companies in our industry generally. As a result, we can give no assurances concerning the liquidity of any market that may develop for the notes of any series offered hereby, the ability of any investor to sell the notes of any series, or the price at which investors would be able to sell them. If a market for the notes of a series does not develop, investors may be unable to resell the notes of such series for an extended period of time, if at all. If a market for the notes of a series does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes of such series. Consequently, investors may not be able to liquidate their investment readily or at favorable prices, and lenders may not readily accept the notes of such series as collateral for loans.

Holders of the notes will receive payments solely in euros subject to limited exceptions.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.

Market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the eurozone, or the potential dissolution of the euro entirely, could adversely affect the value of the notes.

Despite the European Commission’s measures to address sovereign debt issues in Europe, concerns persist regarding the debt burden of certain eurozone countries and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual member states. These and other concerns could lead to the re-introduction of individual currencies in one or more member states, or, in more extreme circumstances, the possible dissolution of the euro entirely. If the euro is unavailable to us due to any such circumstances, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used and the amount payable on any date in euros will be converted into U.S. dollars on the basis described under “Description of the Notes—Issuance in Euro; Payment on the Notes.” These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.

The United Kingdom’s impending departure from the European Union could adversely affect the value of the notes.

The United Kingdom held a referendum on June 23, 2016 in which a majority of voters voted to exit the European Union (“Brexit”) and on March 29, 2017, the United Kingdom submitted a formal notification of its intention to withdraw from the European Union pursuant to Article 50 of the Treaty on the Functioning of the European Union, as amended. Following submission of this notification, the United Kingdom has a period of a maximum of two years to negotiate the terms of its withdrawal from the European Union. If no formal withdrawal agreement is reached between the United Kingdom and the European Union, then it is expected the United Kingdom’s membership of the European Union will automatically terminate two years after the submission of the notification of the United Kingdom’s intention to withdraw from the European Union. Negotiations are expected to commence to determine the future terms of the United Kingdom’s relationship with the European Union, including, among other things, the terms of trade between the United Kingdom and the European Union. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently. Brexit could adversely affect European and worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the euro. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. Any of these effects of Brexit, and others we cannot anticipate, could negatively impact the value of the notes.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to any such security which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of significant changes in rates of exchange between the euro and the investor’s home currency and the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and continuing political developments, in particular regarding any exits of the eurozone countries, and the actions taken or which may be taken by various national governments in response to such matters could significantly affect the exchange rates between the euro and the investor’s home currency. In the past, rates of exchange between euros and certain currencies have been highly volatile, and volatility may occur in the future.

Current exchange rates of an investor’s home currency for euros and past fluctuations in those exchange rates are not necessarily indicative of future exchange rates or possible fluctuations therein. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption payment or additional amounts due with respect to, the notes.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, accounting and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis described under “Description of the Notes—Issuance in Euro; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued. In addition, if the investor’s home currency is not U.S. dollars, any such payment will expose investors to the significant risks described above under “—Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro” as such risks relate to the U.S. dollar. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

We and Allergan Capital are incorporated in Luxembourg, and Luxembourg law differs from U.S. law and may afford less protection to holders of the notes.

Holders of the notes may have more difficulty protecting their interests than would security holders of a corporation incorporated in a jurisdiction of the United States. As Luxembourg companies, Allergan SCS and Allergan Capital are incorporated under and subject to the Luxembourg law on commercial companies of 10 August 1915 (as amended) (the “Luxembourg Companies Law”) and Luxembourg laws and regulations. The Luxembourg Companies Law differs in some material respects from laws generally applicable to U.S. corporations and security holders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, security holder lawsuits and indemnification of directors, managers or officers.

Under Luxembourg law, the duties of directors, managers or general partners of a company, are generally owed to the company only. Security holders of Luxembourg companies generally do not have rights to take action against directors, managers or general partners of the company, except in limited circumstances. Directors, managers or general partners of a Luxembourg company must, in exercising their powers and performing their duties, act in good faith and in the interests of the company as a whole and must exercise due care, skill and diligence. Directors, managers or general partners have a duty not to put themselves in a position in which their duties to the company and their personal interests may conflict and also are under a duty to disclose any personal interest in any contract or arrangement with the company or any of its subsidiaries. If a director, manager or general partner of a Luxembourg company is found to have breached his or her duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. A director, manager or general partners may be jointly and severally liable with other directors, managers or general partners implicated in the same breach of duty.

Luxembourg bankruptcy laws may be less favorable to you than bankruptcy and insolvency laws in other jurisdictions.

We and Allergan Capital are incorporated under the laws of Luxembourg, and as such any insolvency proceedings applicable to them are in principle governed by Luxembourg law. The insolvency laws of Luxembourg may not be as favorable to your interests as creditors as the laws of the United States or other jurisdictions with which you may be familiar. See “Certain insolvency considerations under Luxembourg law” in the accompanying prospectus.

The guarantee granted by Allergan Capital may be subject to limitations under Luxembourg law.

The granting of a guarantee by a Luxembourg company is subject to specific limitations and requirements relating to corporate object and corporate benefit. The granting of a guarantee by a company incorporated and existing in the Grand Duchy of Luxembourg must be permitted by the corporate object (objet social) of the Company. In addition, there is also a requirement according to which the granting of security by a company has to be for its “corporate benefit.” See “Certain insolvency considerations under Luxembourg law—Guarantees” in the accompanying prospectus.

As an exempted company incorporated under the laws of Bermuda, Warner Chilcott may be subject to Bermuda corporate and insolvency laws under which secured creditors could be paid in priority to the claims of holders of the notes.

Under Bermuda law, a guarantee could be void or vulnerable to avoidance if, among other possibilities, the guarantee was issued (a) for an improper corporate purpose (one which does not achieve a corporate benefit for the Bermuda guarantor), (b) in breach of the fiduciary obligations of the directors of the Bermuda guarantor or (c) for the purpose of defrauding creditors.

The granting of the guarantee of the notes by Warner Chilcott may be subject to review under Bermuda law if:

(i) the granting of the guarantee by Warner Chilcott granted the guarantee with the dominant intention of preferring the guaranteed party to the detriment of other creditors and granted within six months prior to the filing of a petition for winding up; and

(ii) at the time of, or immediately after, the granting of the guarantee, Warner Chilcott was insolvent and/or a filing of a petition for the winding-up of the company has been made prior to the granting of the guarantee.

In addition, under Bermuda law, a transaction, which could include the granting of a guarantee, at less than fair value and made with the dominant intention of putting property beyond the reach of creditors is voidable after an action is successfully brought by an eligible creditor within a period of six years from the date of the transaction. A transaction, which could include the granting of a guarantee, might be challenged if it involved a gift by the company or if a company received consideration of significantly less than the benefit given by such company.

Insolvency proceedings brought in Bermuda relating to a guarantor incorporated in Bermuda would be subject to Bermuda insolvency laws, the procedural and substantive provisions of which may differ from comparable provisions of other jurisdictions with which investors may be familiar. The process of making a claim as creditor upon the winding-up of any guarantor incorporated in Bermuda may be complex and time-consuming. If a Bermuda guarantor were to be wound-up in Bermuda, in an insolvent winding up, there could be a period before any amounts are available for distribution to creditors

A judgment obtained in a non-Bermuda court against Warner Chilcott may not be readily enforceable against Warner Chilcott in Bermuda.

Warner Chilcott is an exempted company incorporated under the laws of Bermuda. As a result, it may not be possible to effect the service of process within the United States upon non-U.S. based directors or officers or enforce court judgments obtained in the United States against Warner Chilcott or its directors and officers (whether based on the civil liability provisions of U.S. federal or state securities laws, New York law as the governing law of the notes, indenture and guarantees or otherwise) in Bermuda. We have been advised by our legal advisors in Bermuda that the United States does not currently have a treaty with Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States, whether based on U.S. federal or state securities laws or otherwise, would not automatically be enforceable (and may not be enforceable at all) in Bermuda. Furthermore, you will not be able to bring a lawsuit or otherwise seek any remedies under the laws of the United States or any states therein, including remedies available under the U.S. federal securities laws, in the courts of Bermuda (otherwise than in relation to agreements governed by U.S. law where Bermuda courts have accepted jurisdiction to hear the matter).

In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce foreign law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of a foreign jurisdiction, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court should they be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against Warner Chilcott or its directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on Warner Chilcott or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

We and the guarantors (other than Allergan Finance) are organized under the laws of countries other than the United States and may not have any assets in the United States. It is anticipated that some or all of our directors and managers, those of the guarantors (other than Allergan Finance) and our general partner will be nonresidents of the United States and that all or a majority of their assets will be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or the guarantors (other than Allergan Finance), or to enforce any judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in any other jurisdiction. See “Enforceability of civil liability under United States federal securities laws” in the accompanying prospectus.

The fixed rate notes will be issued with original issue discount.

The fixed rate notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes. Certain holders of fixed rate notes will be required to include such OID in gross income on a constant yield to maturity basis before the receipt of cash attributable to such income, regardless of such holders’ regular method of accounting for U.S. federal income tax purposes. See “Certain United States Federal Tax Considerations.”

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately €2,677.2 million (or approximately $2,860.0 million using the euro/U.S. dollar exchange rate of €1.00 = $1.0698, as published on March 31, 2017 by the Board of Governors of the Federal Reserve System (“U.S. Federal Reserve Board”). We expect to use the net proceeds of this offering to fund the purchase of Existing Notes pursuant to the Tender Offers and to pay related fees and expenses and to use any additional proceeds for general corporate purposes, which may include funding the purchase and retirement of debt in open market transactions, through full or partial redemptions or otherwise. Nothing in this prospectus supplement should be construed as an offer to purchase or a solicitation of an offer to sell any outstanding Existing Notes, as the Tender Offers are only being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This offering is not conditioned on the completion of the Tender Offers; however, the completion of a financing transaction, which would include this offering, is a condition to the completion of the Tender Offers.

CURRENCY OF PAYMENT

Initial holders will be required to pay for the notes in euros, and all payments of principal of, and premium, if any, and interest on, the notes, and additional amounts, if any, including any payments made upon any applicable redemption of the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing. See “Description of the Notes—Issuance in euro; payment on the notes.”

As of May 19, 2017, the euro/U.S. dollar exchange rate was €1.00 = $1.1190, as published by the U.S. Federal Reserve Board.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” beginning on page S-19 of this prospectus supplement.

CAPITALIZATION

The following table applies to Allergan plc, the indirect parent of Allergan SCS, Warner Chilcott, Allergan Capital and Allergan Finance. The table sets forth Allergan plc’s consolidated cash and cash equivalents and its consolidated capitalization as of March 31, 2017:

•	on an actual basis; and

•	on an as adjusted basis after giving effect to this offering (but not the application of the net proceeds therefrom).

The “As Adjusted” column does not give effect to the expected application of the net proceeds of this offering to fund the purchase of the Existing Notes pursuant to the Tender Offers because, as of the date of this prospectus supplement, we do not know the amount of Existing Notes that will be validly tendered and accepted for purchase in the Tender Offers. The maximum principal amount of Existing Notes to be purchased in the Tender Offers, subject to increase in accordance with the terms and conditions set forth in the Offer to Purchase and Letter of Transmittal, is $2,000,000,000. This offering is not conditioned on the completion of the Tender Offers; however, the completion of a financing transaction, which would include this offering, providing net proceeds at least equal to the aggregate maximum tender cap is a condition to the completion of the Tender Offers. See “Use of Proceeds” and “Tender Offers”.

The following data are qualified in their entirety by Allergan plc’s financial statements and other information incorporated by reference herein. You should read this table in conjunction with “Risk factors” and “Use of proceeds”. Investors in the notes should not place undue reliance on the as adjusted information included in this prospectus supplement.

	As of March 31, 2017 (unaudited)
($ in millions)	Actual	As Adjusted for this Offering
Cash and cash equivalents	$1,092.9	$3,953.5	(a)
Indebtedness
Senior Notes:
Floating Rate Notes
$500.0 million floating rate notes due March 12, 2018 *	500.0	500.0
$500.0 million floating rate notes due March 12, 2020 **	500.0	500.0

	$1,000.0	$1,000.0

Fixed Rate Notes
$500.0 million 1.300% notes due June 15, 2017	500.0	500.0
$1,200.0 million 1.875% notes due October 1, 2017	1,200.0	1,200.0
$3,000.0 million 2.350% notes due March 12, 2018	3,000.0	3,000.0
$250.0 million 1.350% notes due March 15, 2018	250.0	250.0
$1,050.0 million 4.375% notes due February 1, 2019	1,050.0	1,050.0	(a)
$500.0 million 2.450% notes due June 15, 2019	500.0	500.0
$400.0 million 6.125% notes due August 14, 2019	400.0	400.0
$3,500.0 million 3.000% notes due March 12, 2020	3,500.0	3,500.0
$650.0 million 3.375% notes due September 15, 2020	650.0	650.0	(a)
$750.0 million 4.875% notes due February 15, 2021	750.0	750.0	(a)
$1,200.0 million 5.000% notes due December 15, 2021	1,200.0	1,200.0
$3,000.0 million 3.450% notes due March 15, 2022	3,000.0	3,000.0
$1,700.0 million 3.250% notes due October 1, 2022	1,700.0	1,700.0	(a)
$350.0 million 2.800% notes due March 15, 2023	350.0	350.0
$1,200.0 million 3.850% notes due June 15, 2024	1,200.0	1,200.0
$4,000.0 million 3.800% notes due March 15, 2025	4,000.0	4,000.0
$2,500.0 million 4.550% notes due March 15, 2035	2,500.0	2,500.0	(a)
$1,000.0 million 4.625% notes due October 1, 2042	1,000.0	1,000.0	(a)
$1,500.0 million 4.850% notes due June 15, 2044	1,500.0	1,500.0	(a)
$2,500.0 million 4.750% notes due March 15, 2045	2,500.0	2,500.0	(a)

	$30,750.0	$30,750.0

	As of March 31, 2017 (unaudited)
	Actual	As Adjusted for this Offering
Euro Denominated Notes
€750.0 million 0.500% notes due June 1, 2021	—	801.2
€700.0 million 1.250% notes due June 1, 2024	—	747.8
€550.0 million 2.125% notes due June 1, 2029	—	587.6
€700.0 million floating rate notes due June 1, 2019 ***	—	747.8

	—	2,884.4
Total Senior Notes Gross	$31,750.0	$34,634.4

Unamortized premium	159.5	160.3
Unamortized discount	(92.9)	(104.6)

Total Senior Notes Net	$31,816.6	$34,690.1

Other Indebtedness
Debt Issuance Costs	(137.8)	(150.7)
Other	68.2	68.2

Total Other Borrowings	(69.6)	(82.5)

Capital Leases	2.4	2.4

Total Indebtedness	$31,749.4	$34,610.0

Equity:
Preferred shares, $0.0001 par value per share, 5.1 million shares authorized, issued and outstanding	4,929.7	4,929.7
Ordinary shares; $0.0001 par value per share; 1,000.0 million shares authorized, 335.6 million issued and outstanding	—	—
Additional paid-in capital	54,107.1	54,107.1
Retained earnings	15,429.9	15,429.9
Accumulated other comprehensive income	721.7	721.7

Total shareholders’ equity	75,188.4	75,188.4
Noncontrolling interest	10.4	10.4

Total equity	75,198.8	75,198.8

Total Capitalization	$106,948.2	$109,808.8

*	Interest on the 2018 floating rate notes is three month USD LIBOR plus 1.080% per annum.
**	Interest on the 2020 floating rate notes is three month USD LIBOR plus 1.255% per annum.
***	Interest on the 2019 euro denominated floating rate notes is three month EURIBOR plus 0.350% per annum.
(a)	The Company issued the euro denominated Notes with the intention to use the proceeds to repurchase indebtedness in relation to the Tender Offers. The maximum principal amount of Existing Notes to be purchased in the Tender Offers, subject to increase in accordance with the terms and conditions set forth in the Offer to Purchase and Letter of Transmittal, is $2,000.0 million.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges for continuing operations of Allergan plc for each period indicated (dollars in millions).

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Fixed Charges:
Interest expensed and capitalized (includes amortization of deferred financing costs)	289.7	332.8	1,295.6	1,193.3	411.8	239.8	111.6
Preferred dividends paid	69.6	69.6	278.4	208.1	—	—	—
Interest portion of rent expense (1)	3.8	4.5	15.7	16.5	23.0	15.9	10.9

Total fixed charges	363.1	406.9	1,589.7	1,417.9	434.8	255.7	122.5

Earnings:
Pretax income (loss) from continuing operations less equity income	(3,093.2)	(500.9)	(2,832.0)	(4,547.5)	(2,998.2)	(725.6)	(269.2)
Plus: Fixed charges	363.1	406.9	1,589.7	1,417.9	434.8	255.7	122.5
Less: Preferred dividends paid	69.6	69.6	278.4	208.1	—	—	—

Total earnings available for fixed charges	(2,799.7)	(163.6)	(1,520.7)	(3,337.7)	(2,563.4)	(469.9)	(146.7)

Ratio of earnings to fixed charges	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.

Deficiency of earnings to fixed charges	(7.7)	(0.4)	(1.0)	(2.4)	(5.9)	(1.8)	(1.2)

(1)	Rents included in the computation consist of one-third of rental expense, which we believe to be a conservative estimate of an interest factor in our leases, which are not material.

For purposes of this computation, “earnings” represents pre-tax income (loss) from continuing operations before adjustment for noncontrolling interest in consolidated subsidiaries and income or loss from equity investees plus fixed charges less preference security dividend requirements of consolidated subsidiaries. “Fixed charges” consist of interest expensed and capitalized on all indebtedness plus amortization of deferred costs of financing, accretion of debt discount on convertible senior debentures, the estimated interest component of lease rental expense and the preference security dividend requirements of consolidated subsidiaries.

TENDER OFFERS

On May 10, 2017, Warner Chilcott, jointly with each of Allergan SCS, Allergan, Allergan Finance and Forest (each, a “co offeror” or an “issuer”) commenced the Tender Offers (as described below) to purchase for cash up to $2,000,000,000 aggregate principal amount of the Existing Notes subject to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal. In accordance with the terms and subject to the conditions, including the subcaps and priority levels, set forth in the Offer to Purchase and Letter of Transmittal Offer to Purchase and the Letter of Transmittal, Warner Chilcott commenced (i) as co offeror with Allergan SCS, a tender offer (the “Allergan SCS Tender Offer”) to purchase for cash up to a specified amount of the outstanding 4.850% Notes due 2044, issued pursuant an indenture, dated as of June 19, 2014, among Allergan SCS, the guarantors named therein and Wells Fargo Bank, National Association (“Wells Fargo”), as trustee, as heretofore amended and supplemented (the “2014 Notes”) and up to a specified amount of the outstanding 4.550% Notes due 2035 and 4.750% Notes due 2045, each issued pursuant to an indenture dated as of March 12, 2015 among Allergan SCS, the guarantors named therein and Wells Fargo, as trustee, as heretofore amended and supplemented (the “2015 Notes”); (ii) as co offeror with Allergan, a tender offer (the “Allergan Tender Offer”) to purchase for cash up to a specified amount of the outstanding 3.375% Notes due 2020 issued pursuant to an indenture, dated as of September 14, 2010, among Allergan, the guarantors named therein and the Trustee, as heretofore amended and supplemented (the “2010 Notes”); (iii) as co offeror with Allergan Finance, a tender offer (the “Allergan Finance Tender Offer”) to purchase for cash up to a specified amount of the outstanding 3.250% Notes due 2022 and 4.625% Notes due 2042 each issued pursuant to an indenture, dated as of August 24, 2009, among Allergan Finance, the guarantors named therein and Wells Fargo, as trustee, as heretofore amended and supplemented, including by the third supplemental indenture dated as of October 2, 2012 (the “2012 Notes”); and (iv) as co offeror with Forest, a tender offer (the “Forest Tender Offer” and, together with the Allergan SCS Tender Offer, Allergan Tender Offer, Allergan Finance Tender Offer, the “Tender Offers”) to purchase for cash up to a specified amount of the outstanding 4.375% Notes due 2019 issued pursuant to an indenture, dated as of January 31, 2014, among Forest, the guarantors named therein and Wells Fargo, as trustee, as heretofore amended and supplemented (the “2019 Notes”) and the 4.875% Notes due 2021 issued pursuant to an indenture, dated as of January 31, 2014, among Forest, the guarantors named therein and Wells Fargo, as trustee, as heretofore amended and supplemented (the “2021 Notes” and, together with the 2014 Notes, the 2015 Notes, the 2010 Notes, the 2012 Notes and the 2019 Notes, the “Existing Notes”). The maximum principal amount of Existing Notes to be purchased in the Tender Offers, subject to increase in accordance with the terms and conditions set forth in the Offer to Purchase and Letter of Transmittal, is $2,000,000,000 (the “Aggregate Maximum Tender Cap”).

The Tender Offers are currently scheduled to expire at 11:59 p.m., New York City time, on Tuesday, June 7, 2017, unless extended.

The principal purpose of the Tender Offers is to reduce the outstanding debt represented by the Existing Notes and retire and cancel the Existing Notes purchased in the Tender Offers.

This offering is not conditioned on the completion of the Tender Offers; however, the completion of a financing transaction, which would include this offering, providing net proceeds at least equal to the Aggregate Maximum Tender Cap is a condition to the completion of the Tender Offers. Warner Chilcott plc and each of Allergan SCS, Allergan Finance, Forest and Allergan may waive such conditions in their sole discretion or, subject to applicable law, extend, terminate or otherwise amend the Tender Offers. Nothing in this prospectus supplement should be construed as an offer to purchase or a solicitation of an offer to sell any outstanding Existing Notes, as the Tender Offers are only being made upon the terms and subject to the conditions set forth the Offer to Purchase and the Letter of Transmittal.

Each of the issuers may also seek to redeem or repay any other outstanding indebtedness. The issuers are not obligated to undertake any such redemption or repayment under the documentation governing such indebtedness, and there can be no assurance Allergan SCS, Allergan, Allergan Finance and Forest will do so. Statements of intent in this prospectus supplement shall not constitute a notice of redemption under the applicable indentures. Any such notice, if made, will only be made in accordance with the provisions of the applicable indentures.

DESCRIPTION OF THE NOTES

The following description is a summary and does not describe every aspect of the notes and the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the notes and the indenture, including definitions of certain terms used in the notes and the indenture. We urge you to read the notes and the indenture because they, and not this description, define your rights as a holder of the notes. Copies of the notes and the indenture are available as set forth above under “—Where you can find more information.”

The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

For purposes of this description, references to (i) “Allergan plc” are to our indirect parent, Allergan plc, an Irish public limited company, and not to any of its current or future subsidiaries, (ii) “Allergan SCS,” “we,” “us” and “our” are to Allergan Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310 and not to any of its current or future subsidiaries, (iii) “Warner Chilcott” are to our indirect parent, Warner Chilcott Limited, a Bermuda exempted company, and not to any of its current or future subsidiaries, (iv) “Allergan Capital” are to our indirect parent, Allergan Capital S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 178.410 and not to any of its current or future subsidiaries and (v) Allergan Finance are to Allergan Finance, LLC, a Nevada corporation, and an indirect subsidiary of Allergan Capital (but not a subsidiary of ours), and not to any of its current or future subsidiaries.

General

We will issue the 0.500% notes due 2021 (the “2021 notes”), the 1.250% notes due 2024 (the “2024 notes”) and the 2.125% notes due 2029 notes (the “2029 notes” and, collectively with the 2021 notes and the 2024 notes, the “fixed rate notes”). We will also issue a series of notes with a floating interest rate, which we refer to as the “floating rate notes”. We refer to the floating rate notes and the fixed rate notes together as the “notes”.

The notes will each be issued as a separate series of debt securities under the indenture referred to below in fully registered form in minimum denominations of €100,000 and multiples of €1,000 in excess thereof. The notes will be our direct unsecured obligations and will be fully and unconditionally guaranteed on an unsecured, unsubordinated basis by Warner Chilcott, Actavis Capital and Allergan Finance as of the issue date. The notes will mature on the dates set forth below. The notes will be issued under a base indenture, dated as of March 12, 2015, and one or more supplemental indentures to be dated on or about May 26, 2017, among us, Warner Chilcott, Actavis Capital and Allergan Finance, each as guarantors, and Wells Fargo Bank, National Association, as trustee. References to “indenture” are to the base indenture as so supplemented. The accompanying prospectus describes additional provisions of the notes and of the indenture.

The aggregate principal amount of debt securities that we may offer under the indenture is unlimited. We reserve the right, from time to time and without the consent of any holders of the notes, to re-open any series of notes on terms identical in all respects to the outstanding notes of such series (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional notes will be consolidated with, form a single series with and increase the aggregate principal amount of the notes of such series; provided that the additional notes will have a separate securities identification number unless: (i) the additional notes and the outstanding notes of the original series are treated as part of the same “issue” of debt instruments for U.S. federal income tax purposes, (ii) the additional notes are issued pursuant to a “qualified reopening” of the outstanding notes of the original series for U.S. federal income tax purposes or

(iii) the additional notes are, and the outstanding notes of the original series were, issued without or with less than a de minimis amount of original issue discount for U.S. federal income tax purposes. Such additional notes will have the same terms as to ranking, redemption, guarantees, waivers, amendments or otherwise, as the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.

The indenture does not limit our ability to incur additional indebtedness. As of March 31, 2017, on an as adjusted basis after giving effect to this offering, we and the guarantors would have had total consolidated senior unsecured indebtedness of approximately $34,634.4 million, none of which constituted secured indebtedness, and total indebtedness of approximately $34,610.0 million, all of which constituted indebtedness and none of which was secured indebtedness.

The notes will be issued in registered book-entry form and will be represented by global notes deposited with, or on behalf of, a common depositary for Clearstream and Euroclear and registered in the name of the common depositary or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by Clearstream and Euroclear and their participants, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances. See “—Book-entry; delivery and form.”

We intend to apply to list one or more series of the notes on the NYSE. The listing application will be subject to approval by NYSE. We currently expect trading in each series of the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist any series of the notes at any time.

Wells Fargo Bank, National Association will initially act as trustee for the notes. U.S. Bank National Association will be the security registrar and transfer agent, and Elavon Financial Services DAC, U.K. Branch will act as paying agent with respect to the notes. Upon notice to the trustee, we may change the paying agent, registrar or transfer agent.

Principal amount; maturity and interest

Fixed rate notes

We will issue €750,000,000 in aggregate principal amount of the 2021 notes, €700,000,000 in aggregate principal amount of the 2024 notes and €550,000,000 in aggregate principal amount of the 2029 notes in this offering. The 2021 notes will mature on June 1, 2021, the 2024 notes will mature on June 1, 2024 and the 2029 notes will mature on June 1, 2029. Interest on the 2021 notes will accrue at the rate of 0.500% per annum, interest on the 2024 notes will accrue at the rate of 1.250% per annum and interest on the 2029 notes will accrue at the rate of 2.125% per annum.

We will pay interest on the fixed rate notes annually in arrears on June 1 of each year, beginning on June 1, 2018 to the record holders at the close of business on the preceding May 15 (whether or not a business day). Interest on the fixed rate notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or May 26, 2017, if no interest has been paid on the notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date, redemption date or maturity date of the fixed rate notes falls on a day that is not a business day, the payment of any required amount on such date shall be postponed to the next succeeding business day, and no interest on such amount shall accrue for the period from such date to such next succeeding business day. For purposes of the fixed rate notes, a “business day” is any day (1) that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the notes are authorized or required by law to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the “TARGET2 System”), or any successor thereto, is open.

Floating rate notes

We will issue floating rate notes with an aggregate principal amount of €700,000,000. The floating rate notes will mature on June 1, 2019.

The floating rate notes will bear interest at a variable rate. The interest rate for the floating rate notes for a particular interest period will be a per annum rate equal to EURIBOR as determined on the applicable interest determination date by the calculation agent appointed by us, which initially will be the trustee, plus 0.350%. The interest rate on the floating rate notes will be reset on the first day of each interest period other than the initial interest period. Interest on the floating rate notes will be payable quarterly on June 1, September 1, December 1 and March 1 of each year, beginning on September 1, 2017. An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on May 26, 2017) and ending on the day preceding the next interest payment date. The initial interest period for the floating rate notes will be May 26, 2017 through August 31, 2017. The interest determination date for an interest period will be the second TARGET System Day preceding the first day of such interest period (the “interest determination date”). The interest determination date for the initial interest period will be May 24, 2017. All payments of interest on the floating rate notes due on any interest payment date will be made to the persons in whose names the floating rate notes are registered at the close of business on the 15th calendar day immediately preceding the interest payment date (whether or not a business day). However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable. The amount of interest for each day that the floating rate notes are outstanding (the “daily interest amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the floating rate notes outstanding on such day. The amount of interest to be paid on the floating rate notes for each interest period will be calculated by adding such daily interest amounts for each day in such interest.

If any interest payment date, other than the maturity date of the floating rate notes, falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of the floating rate notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. If any such interest payment date (other than the maturity date) is postponed or brought forward as described above, the amount of interest for the relevant interest period will be adjusted accordingly. With respect to the floating rate notes, “business day” is any day (1) that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the notes are authorized or required by law to close and (2) on which the TARGET2 System, or any successor thereto, is open.

The interest rate for the floating rate notes for a particular interest period will be equal to three-month EURIBOR as determined on the second TARGET System Day on the interest determination date by the calculation agent, plus 0.350%; provided, however, that the minimum interest rate on the floating rate notes shall not be less than 0.000%. A “TARGET System Day” is any day in which the TARGET2 System, or any successor thereto, is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market. With respect to notes in certificated form, the reference to business day will also mean a day on which banking institutions generally are open for business in the location of each office of a transfer agent, but only with respect to a payment or other action to occur at that office.

“EURIBOR,” with respect to any interest determination date, will be the offered rate for deposits of euros having a maturity of three months that appears on “Reuters Page EURIBOR 01” (or such other page as may replace “Reuters Page EURIBOR 01” on such service or any successor service for the purpose of displaying eurozone interbank offered rates for euro-denominated deposits of major banks) at approximately 11:00 a.m., Brussels time, on such interest determination date.

If no offered rate appears on “Reuters Page EURIBOR 01” on an interest determination date, EURIBOR will be determined for such interest determination date on the basis of the rates at approximately 11:00 a.m., Brussels time, on such interest determination date at which deposits in euros are offered to prime banks in the eurozone inter-bank market by the principal eurozone office of each of four major banks in such market selected and identified by us (the “Reference Banks”), for a term of three months commencing on the first day of the applicable interest period and in a principal amount of not less than €1,000,000 that is representative for a single transaction in euros in such market at such time. We will ensure the calculation agent is provided with the complete contact details of the relevant personnel at each of the Reference Banks that they will be required to contact in order to obtain the relevant interest rate. The calculation agent will request the principal eurozone office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, EURIBOR for such interest period will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two such quotations are provided, EURIBOR for such interest period will be the arithmetic mean (rounded upwards) of the rates quoted at approximately 11:00 a.m., Brussels time, on such interest determination date by three major banks in the eurozone, selected and identified by us, for loans in euros to leading European banks, for a term of three months, commencing on the first day of the applicable interest period and in a principal amount of not less than €1,000,000 that is representative for a single transaction in euros in such market at such time; provided, however, that if the banks so selected are not quoting as mentioned above, the interest rate will be the same as the interest rate for the immediately preceding interest period, or, if none, the interest rate will be the initial interest rate.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all euro amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards). Promptly upon determination, the calculation agent will inform the trustee, if applicable, and us of the interest rate for the next interest period.

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

The calculation agent will, upon the request of any holder of the floating rate notes, provide the interest rate then in effect with respect to such floating rate notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on the trustee, us and the holders of the floating rate notes. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish the interest rate then in effect for any interest period, or that we propose to remove such calculation agent, we shall appoint another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.

Issuance in euro; payment on the notes

Initial holders will be required to pay for the notes in euros, and all payments of principal of, and premium, if any, and interest on, the notes, and additional amounts, if any, including any payments made upon any redemption of the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing.

As of May 19, 2017, the euro/U.S. dollar exchange rate was €1.00 = $1.1190, as published by the U.S. Federal Reserve Board.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” beginning on page S-19 of this prospectus supplement.

Ranking

The notes are:

•	general unsecured obligations of ours;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to all future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our future subsidiaries that do not guarantee the notes;

•	equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of ours;

•	senior in right of payment to all existing and future subordinated indebtedness of ours; and

•	unconditionally guaranteed by Warner Chilcott, Allergan Capital and Allergan Finance on a senior basis.

No subsidiaries of Warner Chilcott other than Allergan Capital and Allergan Finance guarantee the notes, and as a result the notes are be structurally subordinated to all of the liabilities of Warner Chilcott’s subsidiaries that do not guarantee the notes.

After giving effect to the offering of the notes, Warner Chilcott would have had, on an as adjusted basis, approximately $34,610.0 million of consolidated indebtedness as of March 31, 2017. The total outstanding indebtedness of Warner Chilcott’s consolidated subsidiaries (other than Allergan SCS) that do not guarantee the notes was approximately $4,465.7 million as of March 31, 2017.

We are a holding company with no material assets. Warner Chilcott’s, Allergan Capital’s, and Allergan Finance’s assets generally are held by, and their operations generally are conducted through, their subsidiaries. Warner Chilcott’s, Allergan Capital’s and Allergan Finance’s subsidiaries are not obligated to make funds available to us or them to satisfy our or their obligations, including our or their obligations with respect to the notes. Our ability to service the notes will depend primarily on our receipt of interest and principal payments on account of intercompany loans owing to us from other subsidiaries of Warner Chilcott.

The new notes will be issued in fully registered form only, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The new notes will be issued in the form of one or more global securities, without coupons, which will be deposited initially with a common depositary on, or on behalf of, Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V. (“Euroclear”) and registered in the name of the common depositary or its nominee.

Guarantees

The notes and our obligations under the indenture will be fully and unconditionally guaranteed by Warner Chilcott, Allergan Capital and Allergan Finance. The term “Guarantor” refers to Warner Chilcott, Allergan Capital and Allergan Finance, each as a guarantor of the notes, and the term “Guarantee” refers to each such person’s guarantee of the notes.

Each Guarantee of the notes will be:

•	a general unsecured obligation of the Guarantor;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of that Guarantor to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of subsidiaries of that Guarantor that do not guarantee the notes;

•	equal in right of payment with all existing and future unsecured unsubordinated indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated indebtedness of that Guarantor.

Claims of creditors of the subsidiaries of Warner Chilcott that do not guarantee the notes, including trade creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors and the creditors of the Guarantors, including holders of the notes.

The Guarantees will terminate and the Guarantors will be deemed released from all of their obligations under the indenture upon covenant defeasance as provided under “Description of Allergan Funding SCS debt securities—Defeasance—Covenant defeasance” in the accompanying prospectus or satisfaction and discharge of the indenture as provided under “Description of Allergan Funding SCS Debt—Defeasance—Satisfaction and discharge” in the accompanying prospectus. Any release described in this paragraph may be evidenced by a supplemental indenture or other instrument, which may be entered into without the consent of any holders of notes.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Optional redemption

Fixed rate notes

We have the right to redeem the fixed rate notes, in whole at any time or in part from time to time, at our option, on at least 15 days but no more than 60 days prior written notice mailed or sent electronically to the registered holders of the notes to be redeemed. Upon redemption of any 2021 notes prior to May 1, 2021 (1 month prior to their maturity date), the 2024 notes prior to March 1, 2024 (3 months prior to their maturity date) and the 2029 notes prior to March 1, 2029 (3 months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 20 basis points, in the case of the 2021 notes, 25 basis points, in the case of the 2024 notes, and 30 basis points, in the case of the 2029 notes, plus, accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, we have the right to redeem the 2021 notes on or after May 1, 2021 (1 month prior to their maturity date), the 2024 notes on or after March 1, 2024 (3 months prior to their maturity date) and the 2029 notes on or after March 1, 2029 (3 months prior to their maturity date), in each case, in whole at any time or in part from time to time, at our option, on at least 15 days but no more than 60 days prior written notice or sent electronically mailed to the registered holders of the notes to be redeemed, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date. Any redemption or notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied. The issuer shall provide written notice to the Trustee prior to the close of business two Business Days prior to the Redemption Date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

Notwithstanding the two immediately preceding paragraphs, installments of interest on the fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such notes and the indenture.

If less than all of any series of fixed rate notes are to be redeemed, the notes to be redeemed shall be selected by the trustee on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-entry; delivery and form,” beneficial interests therein shall be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor). If the notes to be redeemed are listed on a securities exchange, Euroclear or Clearstream will select notes in compliance with the requirements of the principal national securities exchange on which the notes are listed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above and in the case of certain changes in withholding tax laws, the fixed rate notes will not be redeemable at our option prior to maturity. See “—Optional redemption for changes in withholding taxes” for a description of the optional redemption of the notes in the event of certain tax developments.

Floating rate notes

The floating rate notes may not be redeemed at our option prior to their stated maturity, except in the case of certain changes in withholding tax laws. See “—Optional redemption for changes in withholding taxes” for a description of the optional redemption of the notes in the event of certain tax developments.

Repurchase upon a change of control

If a Change of Control Triggering Event (as defined below) occurs with respect to any series of notes, unless we have redeemed the relevant series of notes in full, we will make an offer to each holder (the “Change of Control Offer”) of such notes to repurchase any and all (equal to €1,000 or an integral multiple of €1,000 in excess thereof) of such holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to send a notice to holders of the relevant notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase their notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control (as defined below), conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, with respect to any series of notes, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes of such series properly tendered pursuant to the Change of Control Offer;

•	prior to 10:00 a.m. London time, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes of such series properly tendered; and

•	deliver or cause to be delivered to the trustee or paying agent the notes of such series properly accepted, together with an officer’s certificate stating (1) the aggregate principal amount of such notes or portions of such notes being purchased, (2) that all conditions precedent contained in the indenture of such series of notes to make a Change of Control Offer have been complied with and (3) that the Change of Control Offer has been made in compliance with the indenture of such series of notes.

Certain covenants

Limitations on liens

Warner Chilcott will not, and will not permit any of its subsidiaries, including Allergan SCS, the issuer of the notes, and Allergan Capital and Allergan Finance, together with Warner Chilcott, the guarantors of the notes, to, create, incur, assume or otherwise cause to become effective any Lien (as defined below) (other than permitted Liens) on any property or assets, now owned or hereafter acquired, to secure any indebtedness of Warner Chilcott, any of its subsidiaries or any indebtedness of any other Person (as defined below), unless Warner Chilcott or such subsidiary also secures all payments due under the indenture, the notes and the Guarantees, on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the notes or the Guarantees, prior or senior thereto, with the same relative priority as the notes and the Guarantees, will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured.

The indenture contains the following exceptions to the foregoing prohibition:

(a) with respect to each series of notes, Liens existing on the date of first issuance of such notes;

(b) Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with Warner Chilcott or any subsidiary of Warner Chilcott; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Warner Chilcott or such subsidiary;

(c) Liens on property existing at the time of acquisition thereof by Warner Chilcott or any subsidiary of Warner Chilcott, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Warner Chilcott or such subsidiary;

(d) Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the acquisition of any property or the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(e) Liens in favor of or required by contracts with governmental entities;

(f) any Lien securing indebtedness of a subsidiary owing to Warner Chilcott or to one or more of Warner Chilcott’s subsidiaries;

(g) with respect to any particular series of debt securities, any Lien incurred in connection with any acquisition or investment specified in the supplemental indenture with respect to such series of securities that is not otherwise prohibited by the Indenture;

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (g) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(i) any Lien that would not otherwise be permitted by clauses (a) through (h) above, inclusive, securing indebtedness which, together with:

•	the aggregate outstanding principal amount of all other indebtedness of Warner Chilcott and its subsidiaries owning property which would otherwise be subject to the foregoing restrictions absent this clause (i), and

•	the aggregate Value (as defined below) of existing Sale and Leaseback Transactions (as defined below) which would be subject to the foregoing restrictions absent this clause (i),

does not exceed the greater of $750 million or 15% of Warner Chilcott’s Consolidated Net Worth (as defined below).

Limitation on sale and leaseback transactions

Warner Chilcott will not, and will not permit any of its subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(a) Warner Chilcott or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the property to be leased (without equally and ratably securing the notes and the Guarantees) because such Lien would be of a character that no violation of the covenant described under “—Limitations on liens” above would result; or

(b) Warner Chilcott applies, during the six months following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to the voluntary retirement of Funded Debt (as defined below) or to the acquisition of property.

Merger, amalgamation, consolidation or sale of assets

The indenture provides that none of we, Warner Chilcott, Allergan Capital or, solely to the extent the successor Person thereto or the acquiring Person, as applicable, would be a subsidiary of Allergan plc, Allergan Finance will consolidate with, merge with or into, amalgamate with, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its or its subsidiaries’ property and assets taken as a whole (in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into us, or amalgamate with us, Warner Chilcott, Allergan Capital or Allergan Finance, as applicable, unless:

(a) we, Warner Chilcott, Allergan Capital or Allergan Finance, as applicable, shall be the continuing Person, or the Person (if other than us, Warner Chilcott, Allergan Capital or Allergan Finance, as applicable) formed by such consolidation or into which such entity is merged (or the resulting amalgamated company), or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation, company, partnership, limited liability company or trust organized and validly existing under the laws of the Grand Duchy of Luxembourg, Ireland, Bermuda, Puerto Rico or the United States or a political subdivision thereof, and shall in any such case expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of such entity’s obligations under the indenture and the notes;

(b) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(c) we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person (if other than us, Warner Chilcott, Allergan Capital or, solely to the extent the Surviving Person would be a subsidiary of Allergan plc, Allergan Finance) shall expressly assume, in accordance with clause (a) above, the rights and obligations of, and succeed to and, except in the case of a lease, be substituted for, us, Warner Chilcott, Allergan Capital or, solely to the extent the Surviving Person would be a subsidiary of Allergan plc, Allergan Finance, as applicable, under the indenture, the notes and Guarantee, as applicable.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control, permitting each holder to require us to repurchase the notes of such holder, as described under “—Repurchase upon a change of control” above.

Reports to holders

Warner Chilcott will:

(a) file with the trustee, within 30 days after Warner Chilcott is required to file the same with the SEC, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Warner Chilcott may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; provided that availability of such reports on a website maintained by the SEC shall be deemed to fulfill this requirement or, if at any time Warner Chilcott is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a debt security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(b) file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Warner Chilcott with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(c) transmit to all holders, as their names and addresses appear in the security register within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Trust Indenture Act Section 313(c), such summaries of any information, documents and reports (if not publicly filed on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system or on such other publicly available electronic filing medium as may be established by the SEC) required to be filed by Warner Chilcott pursuant to clauses (a) and (b) above as may be required by rules and regulations prescribed from time to time by the SEC.

If at any time Allergan plc (or a successor thereto) is the direct or indirect parent company of Warner Chilcott, then the reports, information and other documents required to be furnished to holders of the notes pursuant to this covenant may, at our option, be furnished by and be those of Allergan plc (or its successor) rather than Warner Chilcott; provided that a reasonably detailed description of any material differences between Allergan plc’s financial information and Warner Chilcott’s financial information will be provided in each annual and quarterly report. Any report required to be furnished under this covenant will be deemed furnished upon public filing with the SEC.

Holding company status

For so long as the applicable series of notes are outstanding, no subsidiary of Allergan plc that, directly or indirectly through any other subsidiary, owns any Equity Interests (as defined below) in Warner Chilcott (other than any such subsidiary of Allergan plc that fully and unconditionally guarantees the notes) will and, unless Allergan plc provides a guarantee of such notes, Allergan plc (each such subsidiary and, as long as applicable, Allergan plc, the “Passive Holding Companies”) will not, conduct, transact or otherwise engage in any active trade or business or operations other than through a subsidiary of Warner Chilcott; provided that the foregoing will not prohibit any Passive Holding Company from the following: (i) ownership of Equity Interests of Warner Chilcott or in one or more subsidiaries of Allergan plc that are Passive Holding Companies, (ii) the maintenance of its legal existence and, with respect to Allergan plc, its status as a public company (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to any indebtedness in respect of which it is an obligor and any other agreement to which it is a party, (iv) with respect to Allergan plc, any offering of its common stock or any other Equity Interests (including any mandatorily redeemable preferred stock and any equity-linked securities) or, with respect to any Passive Holding Company other than Allergan plc, any other issuance of its Equity Interests, (v) the making of payments on account of its Equity Interests or any subordinated debt, (vi) the incurrence of indebtedness, (vii) the making of contributions to (or other equity investments in) the capital of its direct subsidiaries (which will be Passive Holding Companies or Warner Chilcott), (viii) the creation of, and ownership of the Equity Interests in, any a newly formed subsidiary with capitalization of less than $1,000,000 that is formed solely for the purpose of consummating an acquisition by Allergan plc so long as, within twelve months such newly formed subsidiary merges with and into a target entity and the survivor thereof becomes a direct or indirect subsidiary of Warner Chilcott or its subsidiaries, (ix) providing a guarantee of indebtedness or other obligations of Allergan plc or any of its subsidiaries, (x) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group, (xi) holding any cash or cash equivalents (including cash and cash equivalents received in connection with dividends or distributions from Warner Chilcott or its subsidiaries) and any other assets on a temporary basis that are in the process of being transferred through such Passive Holding Company as part of a downstream contribution or an upstream distribution or other upstream payment (e.g., a spin-off of assets), (xii) providing indemnification to officers and directors, (xiii) the ownership or disposition of assets that are permitted to be held by it in accordance with this covenant and (xiv) activities incidental to the businesses or activities described above.

Certain other covenants

The indenture contains certain other covenants regarding, among other matters, payment of principal, premium, if any, and interest, if any, on the applicable notes, maintenance of a payment office, delivering of compliance certificates and payment of taxes. The indenture does not contain restrictive covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. Other than as described above, the provisions of the indenture will not afford holders of the notes protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders.

Definition of certain terms

Set forth below are certain defined terms used in this Description of the Notes and the Indenture.

“Below Investment Grade Rating Event” means, with respect to any series of notes, that such series of notes is rated below Investment Grade Rating by both of the Rating Agencies on any date commencing upon the first public notice by us of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of such series of notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS; provided that, notwithstanding anything to the contrary contained herein, leases will be accounted for using accounting principles as in effect on March 12, 2015.

“Change of Control” means the occurrence of any of the following:

(1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Allergan plc and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Allergan plc or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Allergan plc’s outstanding voting stock or other voting stock into which Allergan plc’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if (a) Allergan plc becomes a direct or indirect wholly owned subsidiary of a holding company and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Allergan plc’s voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction;

(3) Allergan plc consolidates or amalgamates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates or amalgamates with, or merges with or into, Allergan plc, in any such event pursuant to a transaction in which any of Allergan plc’s voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Allergan plc’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) we shall cease to be a direct or indirect subsidiary of Allergan plc, Warner Chilcott or Allergan Capital;

(5) Warner Chilcott or Allergan Capital shall cease to be a direct or indirect subsidiary of Allergan plc; or

(6) the adoption of a plan relating to Allergan plc’s liquidation or dissolution.

For purposes of this definition, “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Allergan plc and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Allergan plc and its subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the applicable series of notes to be redeemed, or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Independent Investment Banker.

“Consolidated Net Worth” means, with respect to any Person, the amount of total assets less the amount of total liabilities as shown on the consolidated balance sheet of such Person, as set forth on the most recent consolidated balance sheet of such Person determined in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities convertible into or exchangeable for shares of capital stock (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that indebtedness that is convertible into any Equity Interests shall not constitute Equity Interests prior to the conversion thereof.

“Funded Debt” means Warner Chilcott’s indebtedness or the indebtedness of a subsidiary owning property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, under IFRS, and in each case ranking at least pari passu with the notes.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“IFRS” means international financial reporting standards promulgated by the International Accounting Standards Board, or any successor board or agency, as adopted by the European Union, which are in effect from time to time.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; and

(6) representing Hedging Obligations.

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Independent Investment Banker” means the Reference Bond Dealer appointed by us.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Rating Agencies” means (1) Moody’s and S&P; and (2) if either or both of Moody’s or S&P ceases to rate a particular series of notes or fails to make a rating of a particular series of notes publicly available for reasons outside of our control, then, in each case, for such series of notes, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for either Moody’s, S&P, or both of them, as the case may be.

“Reference Bond Dealer” means each of Morgan Stanley & Co. International plc, Barclays Bank PLC, HSBC Bank plc and a primary U.S. government securities dealer selected by BNP Paribas and approved by Allergan Funding SCS that is a primary U.S. government securities dealer in New York City, and their respective successors.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by Warner Chilcott or any subsidiary of any property which has been or is to be sold or transferred by Warner Chilcott or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between Warner Chilcott and a subsidiary or between subsidiaries of Warner Chilcott, (3) leases of a property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

“subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the notes of all series which are outstanding on the effective date of such Sale and Leaseback Transaction.

Additional amounts

All payments required to be made by us under or with respect to the notes or by any Guarantor under or with respect to a Guarantee (each of us or such Guarantor and, in each case, any successor thereof, making such payment, the “Payor”), will be made free and clear of, and without withholding or deduction for or on account of, any taxes imposed or levied by or on behalf of any authority or agency having power to tax within any jurisdiction in which any Payor is incorporated, organized or otherwise resident for tax purposes, or within any jurisdiction imposing or levying any tax solely due to the Payor being treated as engaged in business in such jurisdiction for tax purposes, or any jurisdiction from or through which payment is made by or on behalf of such Payor (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.

If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes or a Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(a) any taxes that would not have been (or would not be required to be) so imposed, withheld, deducted or levied but for the existence of any present or former connection between the relevant holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner being or having been a citizen, domiciliary, national or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (other than any connection arising solely from the acquisition or holding of any note, the receipt of any payments in respect of such note or Guarantee or the exercise or enforcement of rights under a Guarantee);

(b) any estate, inheritance, gift, sales, transfer, personal property or similar tax or assessment;

(c) any taxes which are payable other than by withholding or deduction from payments made under or with respect to the notes or any Guarantee;

(d) any taxes that would not have been (or would not be required to be) imposed, withheld, deducted or levied if such holder or the beneficial owner of any note or interest therein (i) complied with all reasonable written requests by the Payor (made at a time that would enable the holder or beneficial owner acting reasonably to comply with such request) to provide timely and accurate information or documentation concerning the nationality, residence or identity of such holder or beneficial owner (including IRS Form W-8BEN or W-8BEN-E) or (ii) made any declaration or similar claim or satisfied any certification, information or reporting requirement, which in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

(e) any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the note for payment (where presentation is required) within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the note been presented on any day during the 30-day period);

(f) any taxes imposed on or with respect to any payment made under or with respect to such note or Guarantee to any holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(g) any taxes payable under Sections 1471-1474 of the Code, as of the issue date of the notes (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(h) any taxes imposed by the United States or any political subdivision thereof; or

(i) any taxes imposed or levied by reason of any combination of clauses (a) through (h) above.

The Payor will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies and interest, penalties and other reasonable expenses related thereto that arise in or are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, enforcement or registration of the notes, the indenture, the Guarantees or any other document or instrument in relation thereto (other than on a transfer or assignment of the notes of any series after the offering thereof).

The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. Upon request, the Payor will use reasonable efforts to provide, within a reasonable time after the date the payment of any such taxes so deducted or withheld is made, the trustee with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the notes, the Payor will deliver to the paying agent with a copy to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the paying agent and the trustee promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders or beneficial owners on the relevant payment date.

Whenever in the indenture or this “Description of the Notes” there is mentioned, in any context:

(a) the payment of principal;

(b) the payment of interest; or

(c) any other amount payable on or with respect to any of the notes,

such reference will be deemed to include payment of Additional Amounts as described under this section “—Additional amounts,” to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this section “—Additional amounts” will survive any termination, defeasance or discharge of the indenture or any Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person (as defined under “—Definition of certain terms”) to the Payor is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Optional redemption for changes in withholding taxes

The provisions of the indenture relating to optional redemption for tax reasons, which are described under the caption “Description of Allergan Funding SCS debt securities—Optional redemption for changes in withholding taxes” in the accompanying prospectus, will apply to the notes.

Events of default

The provisions of the indenture relating to events of default, which are described under the caption “Description of Allergan Funding SCS debt securities—Events of default” in the accompanying prospectus, will apply to the notes.

Defeasance and satisfaction and discharge

The provisions of the indenture relating to defeasance, which are described under the caption “Description of Allergan Funding SCS debt securities—defeasance” in the accompanying prospectus, will apply to the notes.

In addition, if we effect a defeasance or a satisfaction and discharge of the floating rate notes we will calculate the amount we must irrevocably deposit with the trustee by assuming that the interest rate applicable to such floating rate notes through the maturity date or redemption date, as applicable, is the interest rate in effect on such notes on the date that we deposit funds with the trustee.

Book-Entry; delivery and form

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. None of Allergan plc, Allergan SCS, Warner Chilcott, Actavis Capital, Allergan Finance, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures.

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (each a “global note”) in fully registered form, without coupons, and will be deposited on the closing date with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depositary for Euroclear or Clearstream or its nominee.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the notes represented by the Global Note under the indenture and the Global Notes.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, or if we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available, we will issue the notes in definitive form in exchange for the applicable global notes. We will also issue the notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. The notes in definitive form can be transferred by presentation for registration to the registrar at our office or agency for such purpose and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

Clearing Systems

We have been advised by Euroclear and Clearstream, respectively, as follows:

Euroclear. Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants and between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from

Euroclear, and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Bank acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee or common depositary, as the case may be, will be considered the sole owner or holder of the notes represented by such notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee or common depositary, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distribution of principal and interest with respect to the global note will be credited in euros to the extent received by Euroclear or Clearstream from the trustee or the paying agent, as applicable, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the global notes through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of Allergan plc, Allergan SCS, Warner Chilcott, Allergan Capital, Allergan Finance, the underwriters or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Notices

Notices to holders of the notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.

Governing law

The indenture, the Guarantees and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York. The provisions of articles 84 to 94-8 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended from time to time, relating to, among other things, the holding of a register and transfer of debt securities in registered form and meetings and representation of holders of debt securities, shall not apply.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences to a beneficial owner of purchasing, owning and disposing of notes purchased in this offering at the “issue price” and held as capital assets for U.S. federal income tax purposes. The “issue price” is the first price at which a substantial amount of the notes is sold to the public.

The summary does not address the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. No rulings from the U.S. Internal Revenue Service (“IRS”) have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a decision to invest in the notes, including tax considerations that arise from rules of general application to certain classes of taxpayers, such as the impact of the alternative minimum tax and unearned income Medicare contribution tax, or to beneficial owners subject to special rules, such as financial institutions, United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the United States dollar, tax-exempt entities, regulated investment companies, real estate investment trusts, entities classified as partnerships and the partners therein, non-resident alien individuals present in the United States for 183 days or more during the taxable year, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, U.S. holders that hold notes through non-United States brokers or other non-United States intermediaries and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of purchasing, holding and disposing of the notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of other federal, state, local, foreign or other tax laws.

U.S. holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to U.S. federal income tax on a net income basis in respect of its interest in the notes.

Taxation of Interest and Additional Amounts on the Fixed Rate Notes

The fixed rate notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes, as a result of the fact that the first interest accrual period on the fixed rate notes is longer than one year and the fixed rate notes therefore do not have “qualified stated interest.” Accordingly, the fixed rate notes offered hereby will be issued with OID equal to the excess of the stated redemption price at maturity over their adjusted issue price (calculated as described below). The stated redemption price at maturity of the fixed rate notes is the stated principal amount of the notes and all amounts payable on the notes, including interest and Additional Amounts. As described in more detail below, a U.S. holder will accrue OID in euros, and translate the euro amounts into U.S. dollars.

A U.S. holder of a fixed rate note will be required to include in ordinary gross income the sum of the U.S. dollar equivalents (calculated as described below) of the ‘‘daily portions’’ of OID on the note for all days during the taxable year that the U.S. holder owns such note. The daily portions of OID on the note will be determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that period. Accrual periods may be any length and may vary in length over the term of the note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period.

The amount of OID allocable to each accrual period generally will be determined by multiplying the “adjusted issue price” of the note at the beginning of the accrual period by the “yield to maturity” of the note. The “adjusted issue price” of the note at the beginning of any accrual period generally is the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments on the note in all prior accrual periods. The “yield to maturity” of the note is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the note, including additional amounts, to equal the issue price.

A U.S. holder of a fixed rate note should determine the U.S. dollar amount includible as OID for each accrual period by (i) calculating the amount of OID allocable to each accrual period in euros using the constant yield method and (ii) translating the euro amount so determined at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period).

Alternatively, a U.S. holder of a fixed rate note can elect to translate the euro amount so determined at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years), or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period. If a holder makes such an election, the holder must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

All payments on a fixed rate note (including Additional Amounts) generally will be viewed first as payments of previously accrued OID, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. A U.S. holder will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a fixed rate note if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that income under the rules described above.

This foreign currency gain or loss generally will (i) be treated as ordinary income or loss, (ii) not be treated as an adjustment to interest income received on the fixed rate note, and (iii) be treated as U.S. source income or as an offset to U.S. source income, respectively.

Because exchange rates may fluctuate, a U.S. holder may recognize a different amount of OID income in each accrual period than would be the case if the holder were the holder of an otherwise similar debt security denominated in U.S. dollars. Upon the sale or retirement of a fixed rate note, a U.S. holder will recognize ordinary income or loss measured by the difference between the amount received attributable to accrued OID, translated into U.S. dollars at the spot exchange rate in effect on the date of disposition of the note, and the amount accrued as OID, using the exchange rate applicable to such previous accrual.

The rules governing instruments with OID are complex, and prospective investors should consult with their own tax advisors about the application of such rules to the fixed rate notes.

The amount of OID included in income of a U.S. holder generally will constitute foreign source ordinary income.

Payments of stated interest on the Floating Rate Notes

Payments of stated interest on the floating rate notes (including any Additional Amounts) generally will be includible in gross income of a U.S. holder as foreign source ordinary income at the time such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

A U.S. holder of a floating rate note that uses the cash method of accounting for U.S. federal income tax purposes and that receives a payment of stated interest will be required to include in ordinary income the U.S. dollar value of the euro interest payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars. A U.S. holder of a floating rate note that uses the accrual method of accounting for tax purposes will accrue interest income on the note in foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the holder’s taxable year) or, at the holder’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year) or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

An accrual method U.S. holder of a floating rate note will recognize foreign currency exchange gain or loss, as the case may be, on the receipt of an interest payment made with respect to a note if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income, regardless of whether the payment is converted into U.S. dollars. This foreign currency gain or loss will generally be treated as ordinary income or loss and will not be treated as an adjustment to interest income received on the floating rate note.

Because the floating rate notes will be issued at a premium for U.S. federal income tax purposes, a U.S. holder of a floating rate note may elect to amortize the premium (as an offset to interest income), using a constant-yield method, over the remaining term of the floating rate note. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder that elects to amortize the premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period. A U.S. holder should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period and therefore are translated into U.S. dollars at the exchange rate used by the U.S. holder for such interest payments. Exchange gain or loss will be realized with respect to amortized bond premium on such a note based on the difference between the exchange rate on the date or dates the premium is recovered through interest payments on the note and the exchange rate on the date on which the U.S. holder acquired the note. With respect to a U.S. holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. holder’s tax basis when the floating rate note matures or is disposed of by the U.S. holder. Therefore, a U.S. holder that does not elect to amortize such premium and that holds the note to maturity generally will be required to treat the premium as capital loss when the note matures.

Sale, exchange, retirement, redemption or other taxable disposition of notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon such disposition (less (i) for the fixed rate notes, any amount equal to any accrued but unpaid OID, which will be included in income under the rules governing OID, as described above and (ii) for the floating rate notes, any amount equal to any accrued but unpaid stated interest, which will be taxable as stated interest income, as described above, to the extent not previously included in income by the U.S. holder) and such U.S. holder’s adjusted tax basis in the note.

A U.S. holder’s adjusted tax basis in a fixed rate note will, in general, be the U.S. dollar value of the purchase price of that note on the date of purchase, increased by any amounts that the U.S. holder is required to include in income under the rules governing OID, as described above, and decreased by the amount of any payments made on the note. A U.S. holder’s adjusted tax basis in a floating rate note will, in general, be the U.S. dollar value of the purchase price of the note on the date of purchase, less any amortized premium. The amount realized by a U.S. holder upon the sale, exchange or retirement of a note will be the U.S. dollar value of the currency received calculated at the exchange rate in effect on the date the instrument is sold or disposed of. In the case of a note that is traded on an established securities market, a cash method U.S. holder, and if it so elects, an accrual method U.S. holder will determine the U.S. dollar value of (i) the purchase price by translating such amount at the spot rate on the settlement date of purchase and (ii) the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to accrual method U.S. holders in respect of the purchase and sale of notes traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. Subject to the foreign currency rules discussed below, any gain or loss recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note generally will be U.S. source gain or loss and generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates with respect to the purchase price of the note between the date of acquisition and the date of disposition (or possibly, if the notes are traded on an established securities market, and the holder is a cash basis or an electing accrual basis U.S. holder, the settlement dates of acquisition and disposition). This foreign currency gain or loss will not be treated as an adjustment to interest income received on the notes. For an accrual method U.S. holder that does not make the election described above, the foreign currency gain or loss will include amounts attributable to changes in exchange rates between the trade date and the settlement date. In addition, upon the sale or other taxable disposition of a note, an accrual method U.S. holder may realize foreign currency gain or loss attributable to amounts received in respect of accrued and unpaid stated interest or OID, under the rules described above, as applicable. The amount of foreign currency gain or loss realized with respect to principal and accrued interest will, however, be limited to the amount of overall gain or loss realized on the disposition.

Exchange gain or loss with respect to foreign currency

A U.S. holder will have a tax basis in the foreign currency received as interest on a note equal to the U.S. dollar value of the foreign currency received translated at the spot rate of exchange in effect on the date of receipt. Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder will have a tax basis in the foreign currency received equal to the U.S. dollar value of the foreign currency received translated at the spot rate of exchange in effect on the settlement date of such disposition.

Any gain or loss realized by a U.S. holder on a sale, exchange, retirement, redemption or other taxable disposition of the foreign currency will be ordinary income or loss and generally will be U.S. source gain or loss.

Reportable transactions

A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A U.S. holder may be required to treat a foreign currency exchange loss relating to a note as a reportable transaction if the loss exceeds $50,000 in a single taxable year if the U.S. holder is an individual or trust, or higher amounts for other U.S. holders. In the event the acquisition, ownership or disposition of a note constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. holder will be required to disclose its investment to the IRS, currently on Form 8886. Prospective investors should consult their tax advisors regarding the application of these rules to the acquisition, ownership or disposition of the notes.

Foreign financial asset reporting

Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include notes issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders that fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the notes, including the application of the rules to their particular circumstances.

Information reporting and backup withholding

In general, information reporting requirements may apply to payments of stated interest on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. holder unless such U.S. holder is an exempt recipient, and, when required, provides evidence of such exemption.

Backup withholding may apply to such payments unless the U.S. holder (i) is a corporation (other than an S corporation) or comes within certain other exempt categories and demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a note that is not a U.S. holder.

Potential U.S. source interest

The Company intends to report interest on the notes as foreign-source income, in which case payments of interest should not be subject to withholding of U.S. federal income tax, subject to the discussion below in “—Information reporting and backup withholding” and “Foreign Account Tax Compliance Act”. However, it is contemplated that a substantial portion of the net proceeds of this offering will directly or indirectly be on-lent by us to a wholly-owned U.S. subsidiary of Allergan plc and used in the United States (see “Use of proceeds.”). As a result, the IRS could assert that interest on the notes is treated as U.S. source interest, which is subject to U.S. withholding tax at a rate of 30% when paid to a non-U.S. holder unless the non-U.S. holder qualifies for an applicable exemption. The Company is not obligated to pay any Additional Amounts in respect of U.S. withholding tax. However, even if the IRS were to treat interest on the notes as U.S. source, no such withholding should apply provided that:

•	the non-U.S. holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of Allergan plc voting stock,

and

•	an IRS Form W-8BEN (or W-8BEN-E) or other proper certificate is provided to the effect that the non-U.S. holder is not a United States person.

An IRS Form W-8BEN (or W-8BEN-E) can also be used by a non-U.S. holder that is qualified for the benefits of an applicable U.S. income tax treaty to establish a basis for exemption from U.S. withholding tax on payments of interest. In accordance with the foregoing, non-U.S. holders may be asked to provide IRS Form W-8BEN (or W-8BEN-E), in order to establish such holders’ entitlement to exemption from U.S. withholding tax.

Sale, exchange, retirement, redemption or other taxable disposition of notes

Subject to the discussion below in “—Information reporting and backup withholding” and “Foreign Account Tax Compliance Act”, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (excluding any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Potential U.S. Source Interest”).

Information reporting and backup withholding

Payments of interest on the notes and gross proceeds of a disposition of the notes may be subject to backup withholding and information reporting, unless a non-U.S. holder certifies its non-U.S. status on an IRS Form W-8BEN, W-8BEN-E or other applicable form and the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person. However, certain payments of foreign-source interest and proceeds of a disposition of the notes that are paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Certain information reporting may still apply to a payment even if an exemption from backup withholding is established. Copies of any information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Company intends to take the position that interest on the notes is foreign-source income, in which case payments of interest should not be subject to withholding of U.S. federal income tax under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”). However, if interest on the notes is treated as U.S. source interest as discussed above under “—Potential U.S. source interest”, a holder of notes will generally be subject to 30% U.S. withholding tax on interest payments on the notes (and, starting on January 1, 2019, principal payments on the notes and gross proceeds from the sale or other taxable disposition of the notes) if the holder is not FATCA compliant or holds its notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. For a foreign financial institution to be FATCA compliant, it generally must enter into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or must satisfy similar requirements under an intergovernmental agreement between the United States and another country (an “IGA”).

These requirements may be modified by the adoption or implementation of a particular IGA or by future U.S. Treasury Regulations. If any taxes were to be deducted or withheld from any payments in respect of the notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the notes as a result of the deduction or withholding of such tax. Holders of the notes should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

CERTAIN LUXEMBOURG TAX CONSIDERATIONS

The following is a general description of certain Luxembourg tax considerations relating to the holding, disposal or redemption of the notes. It does not address the tax transparency or any taxation matters of Allergan SCS itself or those of any holders of debt securities which are also partners in Allergan SCS. It does not purport to be a complete analysis of all tax considerations relating to the notes, whether in Luxembourg or elsewhere. Prospective purchasers of the notes should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes and the consequences of such actions under the tax laws of Luxembourg. This summary is based on laws, regulations, practice and decisions in effect in Luxembourg at the date of this filing, which may change in each case. Any changes could apply retroactively and could affect the continued validity of this summary. The information contained within this section is limited to taxation issues, and prospective investors should not apply any information set out below to other areas, including (but not limited to) the legality of transactions involving the notes.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only.

Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi), as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Withholding tax

All payments of interest (including accrued but unpaid interest) or principal by Allergan SCS in the context of the holding, disposal, redemption or repurchase of the notes which are not profit sharing or treated as a dividend can be made free of withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by Luxembourg or any political subdivision or taxing authority thereof or therein in accordance with applicable law, subject to the exception of the application as regards Luxembourg resident individuals of the Luxembourg law of December 23, 2005 as amended by the laws of July 23, 2016 and December 23, 2016 (the “Law”) pursuant to which a 20% withholding tax applies on interest payments made by Luxembourg paying agents (within the meaning of the Law) to individuals residents in Luxembourg.

Payments of interest or similar income on notes made or deemed to be made by a paying agent (within the meaning of the Law) established in the Grand Duchy of Luxembourg to or for the benefit of an individual Luxembourg resident for tax purposes who is the beneficial owner of such payment may be subject to a tax at a rate of 20%. Such tax will be in full discharge of income tax if the individual beneficial owner acts in the course of the management of his/her private wealth. Responsibility for the withholding and payment of the tax lies with the Luxembourg paying agent.

Pursuant to the Law, Luxembourg resident individuals can opt to self-declare and pay a 20% levy on interest payments made by paying agents located in a Member State of the European Union other than the Grand Duchy of Luxembourg, a Member State of the European Economic Area.

The 20% withholding tax as described above or the 20% levy are final when Luxembourg resident individuals are acting in the context of the management of their private wealth.

Responsibility for the withholding of tax in application of the Law, as amended, is assumed by the Luxembourg paying agent within the meaning of the Law.

Taxes on income and capital gains

For the purposes of this paragraph, a disposal may include a sale, an exchange, a contribution, a redemption and any other kind of transfer of the notes.

Non-resident holders of notes

A non-resident holder of notes who has or is deemed to have neither a permanent establishment, nor a permanent representative nor a fixed place of business in Luxembourg to which or whom the notes are attributable, is not liable to any Luxembourg income tax on interest received or accrued on the notes, or on capital gains realized on the disposal of the notes.

A non-resident holder of notes who has or is deemed to have a permanent establishment, a permanent representative or a fixed place of business in Luxembourg to which or whom the notes are attributable, must include any interest accrued or received, as well as any gain realized on the disposal of the notes, in its taxable income for Luxembourg tax assessment purposes.

Resident holders of the notes

Resident individual holders of the notes

An individual holder of the notes acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax in respect of interest received, redemption premiums or issue discounts under the notes except if (i) withholding tax has been levied on such payments in accordance with the Law, or (ii) the individual holder of the notes has opted for the application of a 20% tax in full discharge of income tax in accordance with the Law.

Under Luxembourg domestic tax law, gains realized upon the disposal of the notes by an individual holder of the notes, who is a resident of Luxembourg for tax purposes and who acts in the course of the management of his/her private wealth, on the disposal of the notes are not subject to Luxembourg income tax, provided the disposal takes place more than six months after the acquisition of the notes.

An individual holder of the notes, who acts in the course of the management of his/her private wealth and who is a resident of Luxembourg for tax purposes, has further to include the portion of the gains realized on the notes corresponding to accrued but unpaid interest in respect of the notes in his/her taxable income, insofar as the accrued but unpaid interest is indicated separately in the agreement.

Gains realized upon a disposal of the notes by an individual holder of the notes acting in the course of the management of a professional or business undertaking and who is resident of Luxembourg for tax purposes are subject to Luxembourg income taxes. Taxable gains are determined as being the difference between the disposal price (including accrued but unpaid interest) and the lower of the cost or book value of the notes disposed of.

Resident corporate holders of notes

Luxembourg resident corporate holders of notes must include any interest received or accrued, premiums or similar payments as well as any gain realized on the disposal of the notes, in their taxable income for Luxembourg income tax assessment purposes. Taxable gains are determined as being the difference between the disposal price (including accrued but unpaid interest) and the lower of the cost or book value of the notes disposed of.

Residents benefiting from a special tax regime

Luxembourg resident corporate holders of notes benefiting from a special tax regime, such as (i) undertakings for collective investment governed by the amended law of 17 December 2010, (ii) specialized investment funds governed by the amended law of 13 February 2007 on specialized investment funds or (iii) family wealth management companies governed by the amended law of 11 May 2007, are exempt from income tax in Luxembourg. Interest, paid or accrued on the notes, as well as gains realized thereon, are thus not subject to Luxembourg income taxes in their hands.

Net wealth tax

Save for the Luxembourg minimum net wealth tax (if applicable), Luxembourg net wealth tax will not be levied on a corporate holder of notes unless:

(i) such holder is, or is deemed to be, resident in Luxembourg for the purpose of the relevant provisions and is not a holder of notes governed by (a) the amended law of 17 December 2010 on undertakings for collective investment, or (b) the amended law of 13 February 2007 on specialized investment funds in, or (c) the law of 22 March 2004 on securitization, or (d) the law of 15 June 2004 on the investment company in risk capital, or (e) the law of 11 May 2007 on family estate management companies or (f) the law of 13 July 2005 on Luxembourg pension structures or (g) the law of 14 July 2016 regarding reserved alternative investment funds; or

(ii) such note are attributable to an enterprise or part thereof which is carried on through a permanent establishment, a permanent representative or a fixed base of business in Luxembourg. As regards individuals, the Law has abrogated the net wealth tax as from the year 2006.

Inheritance and gift tax

Where the notes are transferred for no consideration:

(i) No Luxembourg inheritance tax is levied on the transfer of the notes upon death of a holder of notes in cases where the deceased holder was not a resident of Luxembourg for inheritance tax purposes;

(ii) Luxembourg gift tax will be levied in the event that the gift is made pursuant to a notarial deed signed before a Luxembourg notary or is registered in Luxembourg.

Other taxes and duties

It is not compulsory that the notes be filed, recorded or enrolled with any court or other authority in Luxembourg or that registration tax, transfer tax, capital tax, stamp duty or any other similar tax or duty be paid in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including any foreign judgment in the courts of Luxembourg) of the notes in accordance therewith. A fixed or ad valorem registration duty may however apply upon voluntary registration of a document in relation to the notes in Luxembourg (there is in principle no obligation to register debt instruments in Luxembourg) or if such document is annexed to an document which registrable with the Administration de l’Enregistrement et des Domaines for instance in case of notification by a bailiff, or if it is “deposited with the official records of the notary (déposé au rang des minutes d’un notaire), or is attached to a notarial deed.

Value added tax (VAT)

No Luxembourg value added tax is levied with respect to (i) any payment made in consideration of the issuance of the notes, (ii) any payment of interest on the notes, (iii) any repayment of principal or upon redemption of the notes, and (iv) any transfer of the notes.

Residence

A holder of notes will not become resident, or deemed to be resident, in Luxembourg by reason only of the holding of such notes or the execution, performance, delivery and/or enforcement of that or any other notes.

CERTAIN BERMUDA TAX CONSIDERATIONS

Currently, there is no income or other tax of Bermuda imposed by withholding or otherwise on any payment to be made by a Bermuda guarantor which is incorporated in Bermuda pursuant to the guarantee given in the Indenture.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, has given Warner Chilcott an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Warner Chilcott or any of its operations, shares, debentures or other obligations, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by Warner Chilcott in accordance with the Land Tax Act 1967 of Bermuda or otherwise payable in respect of real property leased in Bermuda. This assurance by the Bermuda Minister of Finance expires on March 31, 2035.

The notes are expected to be fully repaid by June 1, 2029. As of the date hereof the Bermuda Minister of Finance has not given guidance as to whether legislation imposing taxes on Warner Chilcott will be enacted in Bermuda after March 31, 2035. If Warner Chilcott were required to pay taxes in Bermuda, such taxes would affect the amount of cash flow available to repay the notes, if necessary.

THE PROPOSED FINANCIAL TRANSACTION TAX

The European Commission has published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

We are offering the notes described in this prospectus supplement through the underwriters named below. Morgan Stanley & Co. International plc, Barclays Bank PLC, BNP Paribas and HSBC Bank plc are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the aggregate principal amount of notes listed next to its name in the following table:

Underwriter	Principal Amount of 2021 Notes	Principal Amount of 2024 Notes	Principal Amount of 2029 Notes	Principal Amount of 2019 Floating Rate Notes
Morgan Stanley & Co. International plc	€118,125,000	€110,250,000	€86,625,000	€110,250,000
Barclays Bank PLC	118,125,000	110,250,000	86,625,000	110,250,000
BNP Paribas	118,125,000	110,250,000	86,625,000	110,250,000
HSBC Bank plc	118,125,000	110,250,000	86,625,000	110,250,000
Citigroup Global Markets Limited	61,250,000	57,166,666.67	44,916,666.67	57,166,666.67
Merrill Lynch International	61,250,000	57,166,666.67	44,916,666.67	57,166,666.67
Mizuho International plc	61,250,000	57,166,666.67	44,916,666.67	57,166,666.67
DNB Markets	18,750,000	17,500,000	13,750,000	17,500,000
MUFG Securities EMEA plc	18,750,000	17,500,000	13,750,000	17,500,000
SMBC Nikko Capital Markets Limited	18,750,000	17,500,000	13,750,000	17,500,000
TD Securities (USA) LLC	18,750,000	17,500,000	13,750,000	17,500,000
Wells Fargo Securities International Limited	18,750,000	17,500,000	13,750,000	17,500,000

Total	€750,000,000	€700,000,000	€550,000,000	€700,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters have advised us that they initially propose to offer the notes to the public for cash at the public offering price set forth on the cover page of this prospectus supplement, and may offer the notes to certain dealers at the public offering price less a concession not in excess of 0.200% of the principal amount of the 2021 notes, 0.200% of the principal amount of the 2024 notes, 0.300% of the principal amount of the 2029 notes and 0.100% of the principal amount of the floating rate notes. In addition, any underwriter may allow, and such dealers may reallow, a concession not in excess of 0.100% of the principal amount of the 2021 notes, 0.100% of the principal amount of the 2024 notes, 0.150% of the principal amount of the 2029 notes and 0.050% of the principal amount of the floating rate notes, on sales to certain other dealers. After the initial public offering of the notes, the public offering price and other selling terms may be changed by the underwriters. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes:

Paid by us	0.500% Notes due 2021	1.250% Notes due 2024	2.125% Notes due 2029	Floating Rate Notes due 2019
Per Note	0.300%	0.400%	0.475%	0.200%
Total	€2,250,000.00	€2,800,000.00	€2,612,500.00	€1,400,000.00

We estimate that the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately €2,677.2 million. The underwriters have agreed to reimburse a portion of the Company’s expenses in connection with this offering.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

Each series of notes is a new issue of securities, and there is currently no established trading market for the notes. We intend to apply to list one or more series of the notes on the NYSE. The listing application will be subject to approval by NYSE. We currently expect trading in each series of the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist any series of the notes at any time. In addition, the underwriters may make a market in the notes after completion of the offering, but they are not obligated to do so and may discontinue any market-making activities at any time without notice in their sole discretion. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the issue of the notes, HSBC Bank plc (in this capacity, the “Stabilizing Manager”) (or any person acting on behalf of the Stabilizing Manager) may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted in accordance with all applicable laws and rules.

Other relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other financial and non-financial services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters for this offering are also acting as dealer managers for the Tender Offers, for which services they are receiving customary fees and expenses. In addition, certain of the underwriters for this offering have in the past and may from time to time in the future serve as lenders and/or agents under the Company’s debt facilities.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

Notice to prospective investors in the European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for purposes of the Prospectus Directive as implemented in Member States of the European Economic Area. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Member State.

In relation to each Member State, each underwriter has represented and agreed that it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

Notice to prospective investors in the United Kingdom

Each underwriter has represented and agreed that:

a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Luxembourg

This document has not been approved by and will not be submitted for approval to the Commission de Surveillance du Secteur Financier (the “CSSF”) for purposes of public offering or sale in Luxembourg. Accordingly, no offer or sale to the public of the securities in Luxembourg are made in this document, directly or indirectly, and neither this document, nor any other circular, prospectus, form of application, advertisement or other material related to the securities may be distributed, or otherwise be made available in or from, or published in, Luxembourg except if a prospectus has been duly approved by the CSSF or passported into Luxembourg in accordance with the Law of July 10, 2005 on prospectuses for securities as amended from time to time (the “Prospectus Law”) or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purpose of the Prospectus Law.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Loyens & Loeff Luxembourg S.à.r.l., our Luxembourg counsel, and certain other legal matters will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters, including the validity of the notes will be passed upon for the underwriters by Elvinger, Hoss & Prussen, the underwriters’ Luxembourg counsel, and certain other legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

Prospectus

Actavis plc

Ordinary shares

Serial preferred shares

Depositary shares

Ordinary share warrants

Ordinary share purchase contracts

Ordinary share purchase units

Actavis Funding SCS

Debt securities

Fully and unconditionally guaranteed by Warner Chilcott Limited, Actavis Capital S.à r.l. and Actavis, Inc.

The following are types of securities that may be offered and sold from time to time by Actavis plc (“Actavis”) under this prospectus:

• ordinaryshares, $0.0001 par value per share (“ordinary shares”);	• warrantsto purchase ordinary shares;

• serialpreferred shares, $0.0001 par value per share (“serial preferred shares”);	• purchasecontracts for ordinary shares; and

• depositaryshares representing a fractional interest in a series of serial preferred shares;	• purchaseunits comprised of ordinary shares and another security.

The following securities may be offered and sold from time to time by Actavis Funding SCS (“Actavis SCS”) under this prospectus:

•

senior debt securities, fully and unconditionally guaranteed by Warner Chilcott Limited (“Warner Chilcott”), Actavis Capital S.à r.l. (“Actavis Capital”) and Actavis, Inc. on an unsecured and unsubordinated basis.

Any of these securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in a related prospectus supplement.

Actavis and/or Actavis SCS may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. See “Plan of Distribution” on page 48. When Actavis and/or Actavis SCS offers any securities, you will be provided with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. The prospectus supplement for each offering of securities will also describe in detail the plan of distribution for that offering. You should carefully read this prospectus and the prospectus supplement or free writing prospectus relating to the specific issue of securities, together with the documents incorporated by reference into this prospectus and the related prospectus supplement, before you invest in any of these securities.

Actavis ordinary shares are listed on the New York Stock Exchange under the symbol “ACT.” Each prospectus supplement will indicate if the securities offered thereby will be listed.

Investing in our securities involves risks. See “Risk factors” on page 8 of this prospectus. You should carefully consider the risks and uncertainties described under “Risk Factors” in any related prospectus supplement and any related free writing prospectus, and in the documents we incorporate, or are deemed incorporated, by reference in this prospectus and the related prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 19, 2015.

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date of the document containing the information.

This document is important and requires your immediate attention. If you are in any doubt as to what action you should take, you should immediately consult your stockbroker, bank manager, solicitor, fund manager or other appropriate financial adviser being, if you are resident in Ireland, an organization or firm authorized or exempted pursuant to the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3) of Ireland (as amended) (the “MiFID Regulations”), or the Investments Intermediaries Act 1995 of Ireland (as amended) or, if you are in a territory outside Ireland, another appropriately authorized adviser.

This document does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland (as amended) (“Part 5”) or an offer to sell or an invitation to purchase or the solicitation of an offer to purchase securities. No offer of any securities of Actavis to the public is being made that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5) in general or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland (as amended). This document has not been approved or reviewed by or registered with the Central Bank of Ireland.

This document does not constitute investment advice or the provision of investment services within the meaning of the MiFID Regulations or otherwise. Actavis is not an authorized investment firm within the meaning of the MiFID Regulations, and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

Pursuant to the Companies Act 1981 of Bermuda, there is no requirement to file this prospectus or any prospectus supplement made pursuant hereto with the Registrar of Companies in Bermuda. Neither the Bermuda Monetary Authority, the Registrar of Companies of Bermuda nor any other relevant Bermuda authority or government body accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

Notice to prospective investors in Luxembourg

This document has not been approved by and will not be submitted for approval to the Commission de Surveillance du Secteur Financier (the “CSSF”) for purposes of public offering or sale in Luxembourg. Accordingly, no offer or sale to the public of the securities in Luxembourg are made in this document, directly or indirectly, and neither this document, nor any other circular, prospectus, form of application, advertisement or other material related to the securities may be distributed, or otherwise be made available in or from, or published in, Luxembourg, except if a prospectus has been duly approved by the CSSF in accordance with the Law of July 10, 2005 on prospectuses for securities, as amended from time to time (the “Prospectus Law”), or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purpose of the Prospectus Law.

About this prospectus

This prospectus describes some of the general terms that may apply to the securities Actavis and Actavis SCS may offer from time to time. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in a prospectus supplement modifies or supersedes any inconsistent statement made by us in this prospectus.

You should read both this prospectus and any related prospectus supplement and free writing prospectus and the documents incorporated by reference in this prospectus and any related prospectus supplement in their entirety and the additional information described under the headings “Where you can find more information” and “Incorporation of certain documents by reference” before you make your investment decision.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “we,” “us” or “our” refer collectively to Actavis plc and its subsidiaries, including Actavis SCS, while references in this prospectus to “Actavis” or the “Company” refer to Actavis plc only and not any of its subsidiaries. Unless we have indicated otherwise, all references to “dollars” or “$” refer to U.S. dollars.

Where you can find more information

Each of Actavis and Warner Chilcott is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Actavis SCS, Actavis Capital and Actavis, Inc. are indirect wholly-owned subsidiaries of Actavis and Warner Chilcott and are exempt from SEC information reporting requirements. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. You can obtain any documents that Actavis and Warner Chilcott file electronically with the SEC at the SEC’s website, http://www.sec.gov , or on our website, http://www.actavis.com.

This prospectus is part of a registration statement on Form S-3 that was filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document of Actavis or Warner Chilcott, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference into the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website, as listed above.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any related prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus.

We incorporate by reference the documents filed with the SEC listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of the securities covered by this prospectus (only to the extent “filed” and not “furnished”):

Actavis (File No. 000-55075):

•	the Annual Report of Actavis on Form 10-K for the year ended December 31, 2014, as filed on February 18, 2015 (the “Actavis 2014 Form 10-K”);

•

the Definitive Proxy Statement of Actavis on Schedule 14A, as filed on March 28, 2014, as amended on April 11, 2014 (other than information in the Definitive Proxy Statement that is not specifically incorporated by reference in the Actavis 2014 Form 10-K);

•

the Current Reports of Actavis on Form 8-K, as filed on January 29, 2015, February 10, 2015 (related to Items 1.01, 9.01 and 5.02) and February 19, 2015 (including the Annual Report of Allergan, Inc. on Form 10-K for the year ended December 31, 2014 incorporated by reference to Exhibit 99.2 thereto), including documents incorporated by reference therein;

•

the unaudited quarterly condensed consolidated financial statements of Forest Laboratories, Inc. as contained in Exhibit 99.2 to the Curent Report of Actavis on Form 8-K as filed on September 30, 2014 for the three months ended June 30, 2014;

•

the unaudited quarterly condensed consolidated financial statements of Warner Chilcott Public Limited Company for the three months and nine months ended September 30, 2013 contained in Exhibit 99.1 to the Current Report of Actavis on Form 8-K as filed on March 25, 2014;

•

the combined financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011 and the combined condensed interim financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of June 30, 2012 and for the six month interim period ended June 30, 2012 contained in Exhibit 99.1 to the Current Report of Watson Pharmaceuticals, Inc. on Form 8-K as filed on September 27, 2012; and

•	the section entitled “Description of Actavis Ordinary Shares” from Actavis’ Form S-4/A Registration Statement, as filed on January 26, 2015.

Warner Chilcott Limited (File No. 000-1620602):

•	the Annual Report of Warner Chilcott Limited on Form 10-K for the year ended December 31, 2014, as filed on February 18, 2015 (the “Warner Chilcott 2014 Form 10-K”); and

•	the Current Reports of Warner Chilcott Limited on Form 8-K, as filed on February 10, 2015 and February 19, 2015.

Forest Laboratories, Inc. (File No. 001-05438):

•	the Annual Report of Forest on Form 10-K for the year ended March 31, 2014, as filed on May 30, 2014.

Warner Chilcott Public Limited Company (File No. 000-53772):

•	the Consolidated Financial Statements contained in the Annual Report of Warner Chilcott Public Limited Company on Form 10-K for the year ended December 31, 2012, as filed on February 22, 2013.

You can obtain a copy of these filings at no cost on our website, http://www.actavis.com under the “Investors” link, then under the heading “Financial Information” and then under the subheading “SEC Filings,” or by writing, calling or emailing us at the following address, phone number and email address:

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Attn: Investor Relations

(862) 261-7000

investor.relations@actavis.com

The information contained on or that can be accessed through our website is not incorporated in, and is not part of, this prospectus or the registration statement, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

Company overview

Actavis (formerly known as Actavis Limited) was incorporated in Ireland on May 16, 2013 as a private limited company and re-registered as a public limited company effective September 18, 2013. Actavis is a global specialty pharmaceutical company engaged in the development, manufacturing, marketing, and distribution of generic, branded generic, brand name (“brand”, “branded” or “specialty brand”), biosimilar and over-the-counter pharmaceutical products. Actavis also develops and out-licenses generic pharmaceutical products primarily in Europe through its Medis third-party business. Actavis has operations in more than 60 countries throughout North America and the rest of the world, including Europe, MEAAP (Middle East, Africa, Australia, and Asia Pacific) and Latin America.

Our principal executive offices (and registered office for the purposes of Irish law) are located at 1 Grand Canal Square, Docklands, Dublin 2, Ireland. Our administrative headquarters are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey 07054, and our telephone number is (862) 261-7000. Our website is located at http://www.actavis.com. Information on our website does not constitute a part of this prospectus.

Warner Chilcott, a wholly-owned indirect subsidiary of Actavis, is a Bermuda exempted company. Warner Chilcott’s registered office is located at Cannon’s Court 22, Victoria Street, Hamilton, HM 12, Bermuda, and Warner Chilcott’s telephone number is (441) 295-2244.

Actavis SCS, a wholly-owned indirect subsidiary of Warner Chilcott, is a common limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310, having a share capital of $20,000.

Actavis Capital is a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B178.410, having a share capital of $367,384.

Actavis, Inc. is a Nevada corporation, having its principal executive offices at 400 Interpace Parkway, Parsippany, NJ 07054. Actavis, Inc.’s telephone number is (862) 261-7000.

Risk factors

Investing in our securities involves risk. Before making an investment decision, you should carefully consider all of the risk factors and other information included in any related prospectus supplement or free writing prospectus, in the documents incorporated or deemed incorporated by reference in this prospectus and the related prospectus supplement or free writing prospectus and the matters addressed under the captions “Risk factors” and “Cautionary note regarding forward-looking statements,” for a discussion of certain factors that you should consider before investing in our securities.

Cautionary note regarding forward-looking statements

Any statements contained in this prospectus, any related prospectus supplement and the information incorporated by reference herein and therein that refer to our estimated or anticipated future results or other non-historical facts are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that reflect our current perspective of existing trends and information as of the date of the relevant document. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “future,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” “targets,” or other similar words, phrases or expressions. It is important to note that our goals and expectations are not predictions of actual performance. Actual results may differ materially from our current expectations depending upon a number of factors affecting our business. These factors include, among others:

•	our ability to successfully develop and commercialize new products;

•	our ability to conform to regulatory standards and receive requisite regulatory approvals;

•	availability of raw materials and other key ingredients;

•	uncertainty and costs of legal actions and government investigations;

•	the inherent uncertainty associated with financial projections;

•	fluctuations in our operating results and financial condition, particularly given our manufacturing and sales of branded and generic products;

•

risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences;

•	the adverse impact of substantial debt and other financial obligations on the ability to fulfill and/or refinance debt obligations;

•	risks associated with relationships with employees, vendors or key customers as a result of acquisitions of businesses, technologies or products;

•	our compliance with federal and state healthcare laws, including laws related to fraud, abuse, privacy security and others;

•	risks of the generic industry generally;

•	generic product competition with our branded products;

•	uncertainty associated with the development of commercially successful branded pharmaceutical products;

•	uncertainty associated with development and approval of commercially successful biosimilar products;

•	costs and efforts to defend or enforce technology rights, patents or other intellectual property;

•	expiration of our patents on our branded products and the potential for increased competition from generic manufacturers;

•	risks associated with owning the branded and generic version of a product;

•	competition between branded and generic products;

•	the ability of branded product manufacturers to limit the production, marketing and use of generic products;

•	our ability to obtain and afford third-party licenses and proprietary technology we need;

•	our potential infringement of others’ proprietary rights;

•	our dependency on third-party service providers and third-party manufacturers and suppliers that in some cases may be the only source of finished products of raw materials that we need;

•	our competition with certain of our significant customers;

•	the impact of our returns, allowance and chargeback policies on our future revenue;

•	successful compliance with governmental regulations applicable to Actavis plc’s and our respective third party providers’ facilities, products and/or businesses;

•	the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any;

•	our vulnerability to and ability to defend against product liability claims and obtain sufficient or any product liability insurance;

•	our ability to retain qualified employees and key personnel;

•	the effect of intangible assets and resulting impairment testing and impairment charges on our financial condition;

•	our ability to obtain additional debt or raise additional equity on terms that are favorable to us;

•	difficulties or delays in manufacturing;

•	our ability to manage environmental liabilities;

•	global economic conditions;

•	our ability to continue foreign operations in countries that have deteriorating political or diplomatic relationships with the United States;

•	our ability to continue to maintain global operations;

•

risks associated with tax liabilities, or changes in U.S. federal or international tax laws to which we are subject, including the risk that the Internal Revenue Service disagrees that we are a foreign corporation for U.S. federal tax purposes;

•	risks of fluctuations in foreign currency exchange rates;

•	risks associated with cyber-security and vulnerability of our information and employee, customer and business information that we store digitally;

•	our ability to maintain internal control over financial reporting;

•	changes in the laws and regulations, affecting among other things, availability, pricing and reimbursement of pharmaceutical products;

•	the highly competitive nature of the pharmaceutical industry;

•	our ability to successfully navigate consolidation of our distribution network and concentration of our customer base;

•	the difficulty of predicting the timing or outcome of pending or future litigation or government investigations;

•	developments regarding products once they have reached the market; and

•

other risks and uncertainties including those discussed in “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any related prospectus supplement and the documents incorporated by reference herein and therein. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk factors” beginning on page 8 of this prospectus and in any related prospectus supplement accompanying prospectus, in “Cautionary note regarding forward-looking statements” and in our periodic reports referred to in “Where you can find more information” above, including the risk factors summarized in Actavis plc’s, Warner Chilcott Limited’s and Allergan’s respective Annual Reports on Form 10-K for the year ended December 31, 2014. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred share dividends

The following table shows Actavis’ ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred share dividends for each of the periods indicated (dollars in millions):

	Year ended December 31,
	2014	2013	2012	2011	2010

Fixed Charges(1):
Interest expensed and capitalized (includes amortization of deferred financing costs)	411.8	239.8	111.6	69.0	68.7
Interest portion of rent expense(2)	21.9	16.0	10.6	7.2	5.0

Total fixed charges	433.7	255.8	122.2	76.2	73.7

Earnings:
Pretax income (loss) from continuing operations less equity income(3)	(1,712.1)	(638.4)	245.1	456.0	250.6
Fixed charges	433.7	255.8	122.2	76.2	73.7
Total earnings available for fixed charges	(1,278.4)	(382.6)	367.3	532.2	324.3
Ratio of earnings to fixed charges	—	—	3.0	7.0	4.4

Deficiency of earnings to fixed charges(4)	(2.9)	(1.5)	—	—	—

Ratio of earnings to combined fixed charges and preferred share dividends(5):	—	—	3.0	7.0	4.4

(1)	Actavis’ fixed charges do not include any dividend requirements with respect to preferred shares because Actavis did not make any preferred share dividend payments during the periods indicated and has not made any dividend payments since its initial public offering in February 1993.

(2)	Rents included in the computation consist of one-third of rental expense, which Actavis believes to be a conservative estimate of an interest factor in its leases, which are not material.

(3)	Actavis’ ratio of earnings to fixed charges and preferred share dividends differs from Warner Chilcott’s ratio of earnings to fixed charges and preferred share dividends in that pretax income for Warner Chilcott was $70 million for the year ended December 31, 2014 and $25 million for the year ended December 31, 2013; and, as a result Warner Chilcot had a deficiency of earnings to fixed charges of (2.8) for the year ended December 31, 2014 and (1.4) for the year ended December 31, 2013.

(4)	The ratio coverage in 2014 and 2013 for each of Actavis and Warner Chilcott was less than 1:1. Actavis would have needed to generate additional earnings of $1,712.1 and $638.4, respectively, to achieve a coverage ratio of 1:1. Warner Chilcott would have needed to generate additional earnings of $1,642.1 and $613.4, respectively, to achieve a coverage ratio of 1:1.

(5)	Actavis did not make any preferred share dividend payments during the periods indicated and has not made any dividend payments since its initial public offering in February 1993; therefore, the ratio of earnings to combined fixed charges and preferred share dividends is the same as the ratio of earnings to fixed charges. See Actavis’ reports on file with the SEC pursuant to the Exchange Act under “Where You Can Find More Information” for more information.

Use of proceeds

Except as may otherwise be described in a related prospectus supplement, the net proceeds from the sales of securities included in this prospectus will be used for general corporate purposes, which may include acquisitions or the repayment of debt. Any other specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement with respect thereto.

Description of Actavis Funding SCS debt securities

This section describes the general terms that will apply to any debt securities that Actavis SCS may offer pursuant to this prospectus and a related prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in a related prospectus supplement at the time of the offering. The prospectus supplement that will be filed with the SEC may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

For purposes of this description, references to (i) “Actavis” are to Actavis plc and not to any of its current or future subsidiaries, (ii) the “Company,” “we,” “us,” “our” and “Actavis SCS” are to Actavis Funding SCS, a common limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, (iii) “Warner Chilcott” are to Warner Chilcott Limited, a Bermuda exempted company, and not to any of its current or future subsidiaries, (iv) “Actavis Capital” are to Actavis Capital S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and not to any of its current or future subsidiaries and (v) “Actavis, Inc.” are to Actavis, Inc., a Nevada corporation, and an indirect subsidiary of Actavis Capital, and not to any of its current or future subsidiaries.

As used in this section, “debt securities” means the debentures, notes, bonds and other evidence of indebtedness offered pursuant to this prospectus and a related prospectus supplement and authenticated by the trustee and delivered under the indenture described below.

Actavis SCS may issue debt securities under an indenture to be entered into with Wells Fargo Bank, National Association, as trustee (the “trustee”), and Warner Chilcott, Actavis Capital and Actavis, Inc. as guarantors (as amended, supplemented or otherwise modified from time to time, the “indenture”). If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in a related prospectus supplement. For further information, you should read the indenture. The indenture is an exhibit to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indenture.

General

The aggregate principal amount of debt securities that we may offer under the indenture is unlimited. We may issue registered debt securities from time to time and in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be established in or pursuant to a resolution, or actions taken pursuant to a resolution, certified by our general partner to have been duly adopted by the board of managers of our general partner, or in a supplement to the indenture relating to that series.

The supplemental indenture relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of such series;

•	any limit upon the aggregate principal amount of such series;

•	the date or dates on which each of the principal of and premium, if any, on the debt securities of such series is payable and the method of determination thereof;

•

the rate or rates at which the debt securities of such series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any, for interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest, if any, on debt securities of such series shall be payable;

•	the place or places where the debt securities may be exchanged or transferred;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, debt securities of such series may be redeemed, in whole or in part, at our option (if we are to have that option) or otherwise with respect to the applicable series;

•

our option or obligation, if any, to redeem or repurchase debt securities of such series in whole or in part, whether pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the other terms and conditions upon which debt securities of such series shall be redeemed or repurchased, in whole or in part, pursuant to such option or obligation;

•

if the debt securities of such series are to be issued in denominations of other than $1,000 and any integral multiple in excess thereof, the denominations in which debt securities of such series are issuable;

•

if the debt securities of such series are to be issued in other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of the principal of and premium, if any, and interest, if any, on the debt securities of such series shall or may be payable, or in which the debt securities of such series shall be denominated, and the particular provisions applicable thereto;

•

if payments of the principal of and premium, if any, and interest, if any, on the debt securities of such series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such debt securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•

if the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities of such series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the debt securities of such series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•

if other than the aggregate principal amount thereof, the portion of the principal amount of debt securities of such series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or our covenants with respect to debt securities of such series;

•

whether the debt securities of such series will be subject to legal defeasance or covenant defeasance as provided in the indenture and any other terms upon which the debt securities of such series will be defeasible;

•	if other than the trustee, the identity of the registrar and any paying agent;

•

if the debt securities of the series shall be issued in whole or in part in global form, (i) the depositary for such global debt securities, (ii) the form of any legend that shall be borne by such global debt securities, (iii) whether beneficial owners of interests in any debt securities of the series in global form may exchange such interests for certificated debt securities of such series and of like tenor of any authorized form and denomination, and (iv) the circumstances under which any such exchange may occur;

•

if the debt securities of such series may or must be converted into any of our other securities or exchanged for any other securities of us or another enterprise, the terms and conditions upon which such debt securities may be so exchanged or converted; and

•

any other terms of such series, including any terms that may be required by or advisable under the laws or regulations of the United States or advisable (as we may determine) in connection with the marketing of the debt securities of such series.

We are not obligated to issue all debt securities of one series at the same time. Unless otherwise provided in the related supplemental indenture with respect to a series of debt securities, we may, without the consent of holders of any series of debt securities, increase the principal amount of the series by issuing additional debt securities in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional debt securities, and with the same CUSIP number, so long as such additional debt securities constitute part of the same issue as the debt securities originally issued for U.S. federal income tax purposes. The debt securities originally issued and any additional debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

Ranking

Unless otherwise specified, the debt securities are:

•	general unsecured senior obligations of ours;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated to all future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our future subsidiaries that do not guarantee the debt securities;

•	equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of ours;

•	senior in right of payment to all existing and future subordinated indebtedness of ours; and

•	unconditionally guaranteed by Warner Chilcott, Actavis Capital and Actavis, Inc. on an unsubordinated unsecured basis.

Guarantees

The debt securities issued under the indenture will be fully and unconditionally guaranteed by Warner Chilcott, Actavis Capital and Actavis, Inc. The term “Guarantor” refers to Warner Chilcott, Actavis Capital and Actavis, Inc., each as a guarantor of the debt securities, and the term “Guarantee” refers to each such person’s guarantee of the debt securities.

Each Guarantee of the debt securities will be:

•	a general unsecured senior obligation of the Guarantor;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of that Guarantor to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of subsidiaries of that Guarantor that do not guarantee the debt securities;

•	equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated indebtedness of that Guarantor.

Claims of creditors of the subsidiaries of Warner Chilcott that do not guarantee the debt securities, including trade creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors and the creditors of the Guarantors, including holders of the debt securities. For more information, see “Risk factors” in the related prospectus supplement.

The Guarantees will terminate and the Guarantors will be deemed released from all of their obligations under the indenture upon covenant defeasance as provided under “—Defeasance—Covenant defeasance” below or satisfaction and discharge of the indenture as provided under “—Defeasance—Satisfaction and discharge” below. Any release described in this paragraph may be evidenced by a supplemental indenture or other instrument, which may be entered into without the consent of any holders of debt securities.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Interest

Unless otherwise specified in the related supplemental indenture with respect to a series of debt securities, if any payment date with respect to the debt securities falls on a day that is not a business day, we may make the payment on the next business day with the same force and effect as if it had been made on the original payment date, and no interest will accrue on the payment after the original payment date.

Redemption and repurchase

The related supplemental indenture with respect to a series of debt securities will indicate whether we have the option or obligation to redeem or repurchase any debt securities of such series in whole or in part prior to their maturity date. If we have the option or obligation to redeem or repurchase any series of the debt securities prior to maturity, the related supplemental indenture with respect thereto will indicate the redemption price, the method for redemption and the period or periods within which we may redeem or repurchase such debt securities.

See “—Optional redemption for changes in withholding taxes” for a description of the optional redemption of the debt securities in the event of certain tax developments.

Additional amounts

All payments required to be made by us under or with respect to the debt securities or by any Guarantor under or with respect to a Guarantee (each of us or such Guarantor and, in each case, any successor thereof, making such payment, the “Payor”), will be made free and clear of, and without withholding or deduction for or on account of, any taxes imposed or levied by or on behalf of any authority or agency having power to tax within any jurisdiction in which any Payor is incorporated, organized or otherwise resident for tax purposes, or engaged in business for tax purposes, or any jurisdiction from or through which payment is made by or on behalf of such Payor (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.

If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the debt securities or a Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(a)	any taxes that would not have been (or would not be required to be) so imposed, withheld, deducted or levied but for the existence of any present or former connection between the relevant holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner being or having been a citizen, domiciliary, national or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (other than any connection arising solely from the acquisition or holding of any debt security, the receipt of any payments in respect of such debt security or Guarantee or the exercise or enforcement of rights under a Guarantee);

(b)	any estate, inheritance, gift, sales, transfer, personal property or similar tax or assessment;

(c)	any taxes which are payable other than by withholding or deduction from payments made under or with respect to the debt securities or any Guarantee;

(d)	any taxes that would not have been (or would not be required to be) imposed, withheld, deducted or levied if such holder or the beneficial owner of any debt security or interest therein (i) complied with all reasonable written requests by the Payor (made at a time that would enable the holder or beneficial owner acting reasonably to comply with such request) to provide timely and accurate information or documentation concerning the nationality, residence or identity of such holder or beneficial owner or (ii) made any declaration or similar claim or satisfied any certification, information or reporting requirement, which in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

(e)	any taxes withheld, deducted or imposed on a payment required to be made pursuant to the European Council Directive 2003/48/ EC on taxation of savings income in the form of interest payments or any other directive implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Council Meeting of November 26 and 27, 2000 on the taxation of savings income in the form of interest payments which was adopted by the ECOFIN Council on 3 June 2003, or pursuant to any law implementing or complying with, or introduced in order to conform to, such Directive or any agreement entered into by a new European Union Member State with (i) any other state or (ii) any relevant dependent or associated territory of any European Union Member State providing for measures equivalent to or the same as those provided for by such Directive;

(f)	any taxes imposed or withheld on or with respect to a debt security presented for payment by or on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union;

(g)	any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the debt security for payment (where presentation is required) within 30 days after the date on which such payment or such debt security became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the debt security been presented on any day during the 30-day period);

(h)	any taxes imposed on or with respect to any payment made under or with respect to such debt security or Guarantee to any holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such debt security;

(i)	any taxes payable under Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the debt securities (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(j)	any taxes imposed by the United States or any political subdivision thereof; or

(k)	any taxes imposed or levied by reason of any combination of clauses (a) through (j) above.

The Payor will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies and interest, penalties and other reasonable expenses related thereto that arise in or are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, enforcement or registration of the debt securities, the indenture, the Guarantees or any other document or instrument in relation thereto (other than on a transfer or assignment of the debt securities of any series after the offering thereof).

The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. Upon request, the Payor will use reasonable efforts to provide, within a reasonable time after the date the payment of any such taxes so deducted or withheld is made, the trustee with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the debt securities, the Payor will deliver to the paying agent with a copy to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the paying agent and the trustee promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders or beneficial owners on the relevant payment date.

Whenever in the indenture or this “Description of Actavis Funding SCS debt securities” there is mentioned, in any context:

(a)	the payment of principal;

(b)	the payment of interest; or

(c)	any other amount payable on or with respect to any of the debt securities,

such reference will be deemed to include payment of Additional Amounts as described under this section “—Additional amounts,” to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this section “—Additional amounts” will survive any termination, defeasance or discharge of the indenture or any Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person (as defined under “—Certain covenants—Definition of certain terms” below) to the Payor is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Optional redemption for changes in withholding taxes

We are entitled to redeem any series of debt securities, at our option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event any Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such series of debt securities, any Additional Amounts (but, in the case of a Guarantor, only if such amount could not be paid by us or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), in each case, as a result of:

(a)	a change in, or an amendment to, the laws (including any regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction; or

(b)	any change in, amendment to, or introduction of any official published position regarding the application, administration or interpretation of such laws (including any regulations or rulings promulgated thereunder and including the decision of any court, governmental agency or tribunal), which change, amendment or introduction is publicly announced or becomes effective on or after the date of the indenture or the relevant supplemental indenture relating to the original issuance of the affected series of debt securities and the Payor cannot avoid such obligation by taking reasonable measures available to it (including making payment through a Paying Agent located in another jurisdiction). The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor permitted under “—Certain covenants—Merger, amalgamation, consolidation or sale of assets” is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Prior to the giving of any notice of redemption described in the preceding paragraph, we will deliver to the trustee an officer’s certificate to the effect that the Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. We will also deliver to the trustee an opinion of counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a change, amendment, or introduction described above. Absent manifest error, the trustee will accept such opinion as sufficient evidence of the Payor’s obligations, to pay such Additional Amounts, and it will be conclusive and binding on the holders.

Repurchase upon a change of control

If a Change of Control Triggering Event (as defined below) occurs with respect to any series of debt securities, unless we have redeemed the relevant series of debt securities in full, we will make an offer to each holder (the “Change of Control Offer”) of such debt securities to repurchase any and all (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such holder’s debt securities at a repurchase price in cash equal to 101% of the aggregate principal amount of the debt securities to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of the relevant debt securities describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase their debt securities on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the debt securities and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the debt securities as a result of a Change of Control Triggering Event. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control (as defined below), conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the debt securities, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the debt securities by virtue of such conflicts.

On the Change of Control Payment Date, with respect to any series of debt securities, we will be required, to the extent lawful, to:

•	accept for payment all debt securities or portions of debt securities of such series properly tendered pursuant to the Change of Control Offer;

•

prior to 10:00 a.m. New York city time, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all debt securities or portions of debt securities of such series properly tendered; and

•

deliver or cause to be delivered to the trustee the debt securities of such series properly accepted, together with an officer’s certificate stating (1) the aggregate principal amount of such debt securities or portions of such debt securities being purchased, (2) that all conditions precedent contained in the indenture of such series of debt securities to make a Change of Control Offer have been complied with and (3) that the Change of Control Offer has been made in compliance with the indenture of such series of debt securities.

“Below Investment Grade Rating Event” means, with respect to any series of debt securities, that such series of debt securities is rated below Investment Grade Rating by both of the Rating Agencies on any date commencing upon the first public notice by us of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of such series of debt securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Actavis and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Actavis or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Actavis’ outstanding voting stock or other voting stock into which Actavis’ voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if (a) Actavis becomes a direct or indirect wholly owned subsidiary of a holding company and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Actavis’ voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction;

(3) Actavis consolidates or amalgamates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates or amalgamates with, or merges with or into, Actavis, in any such event pursuant to a transaction in which any of Actavis’ voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Actavis’ voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) we shall cease to be a direct or indirect subsidiary of Actavis, Warner Chilcott or Actavis Capital;

(5) Warner Chilcott or Actavis Capital shall cease to be a direct or indirect subsidiary of Actavis; or

(6) the adoption of a plan relating to Actavis’ liquidation or dissolution.

For purposes of this definition, “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Actavis and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the debt securities as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Actavis and its subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Rating Agencies” means (1) Moody’s and S&P; and (2) if either or both of Moody’s or S&P ceases to rate a particular series of debt securities or fails to make a rating of a particular series of debt securities publicly available for reasons outside of our control, then, in each case, for such series of debt securities, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for either Moody’s, S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

Certain covenants

Limitations on liens

Warner Chilcott will not, and will not permit any of its subsidiaries, including Actavis SCS, the issuer of the debt securities, and Actavis Capital and Actavis, Inc., together with Warner Chilcott, the guarantors of the debt securities, to, create, incur, assume or otherwise cause to become effective any Lien (as defined below) (other than permitted Liens) on any property or assets, now owned or hereafter acquired, to secure any indebtedness of Warner Chilcott, any of its subsidiaries or any indebtedness of any other Person (as defined below), unless Warner Chilcott or such subsidiary also secures all payments due under the indenture, the debt securities and the Guarantees, on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the debt securities or the Guarantees, prior or senior thereto, with the same relative priority as the debt securities and the Guarantees, will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured.

The indenture contains the following exceptions to the foregoing prohibition:

(a) with respect to any particular series of debt securities, Liens existing on the date of first issuance of such debt securities;

(b) Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with Warner Chilcott or any subsidiary of Warner Chilcott; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Warner Chilcott or such subsidiary;

(c) Liens on property existing at the time of acquisition thereof by Warner Chilcott or any subsidiary of Warner Chilcott, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Warner Chilcott or such subsidiary;

(d) Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the acquisition of any property or the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(e) Liens in favor of or required by contracts with governmental entities;

(f) any Lien securing indebtedness of a subsidiary owing to Warner Chilcott or to one or more of Warner Chilcott’s subsidiaries;

(g) with respect to any particular series of debt securities, any Lien incurred in connection with any acquisition or investment specified in a supplemental indenture with respect to such series of debt securities that is not otherwise prohibited by the indenture; and

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (g) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(i) any Lien that would not otherwise be permitted by clauses (a) through (h) above, inclusive, securing indebtedness which, together with:

•

the aggregate outstanding principal amount of all other indebtedness of Warner Chilcott and its subsidiaries owning property which would otherwise be subject to the foregoing restrictions absent this clause (i), and

•	the aggregate Value (as defined below) of existing Sale and Leaseback Transactions (as defined below) which would be subject to the foregoing restrictions absent this clause (i),

does not exceed the greater of $750 million or 15% of Warner Chilcott’s Consolidated Net Worth (as defined below).

Limitation on sale and leaseback transactions

Warner Chilcott will not, and will not permit any of its subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(a) Warner Chilcott or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the property to be leased (without equally and ratably securing the debt securities and the Guarantees) because such Lien would be of a character that no violation of the covenant described under “—Limitations on liens” above would result; or

(b) Warner Chilcott applies, during the six months following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to the voluntary retirement of Funded Debt (as defined below) or to the acquisition of property.

Merger, amalgamation, consolidation or sale of assets

The indenture provides that none of we, Warner Chilcott, Actavis Capital or, solely to the extent the successor Person thereto or the acquiring Person, as applicable, would be a subsidiary of Actavis plc, Actavis, Inc. will consolidate with, merge with or into, amalgamate with, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its or its subsidiaries’ property and assets taken as a whole (in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into us, or amalgamate with us, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable, unless:

(a) we, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable, shall be the continuing Person, or the Person (if other than us, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable) formed by such consolidation or into which such entity is merged (or the resulting amalgamated company), or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation, company, partnership, limited liability company or trust organized and validly existing under the laws of the Grand Duchy of Luxembourg, Ireland, Bermuda, Puerto Rico or the United States or a political subdivision thereof, and shall in any such case expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of such entity’s obligations under the indenture and the debt securities;

(b) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(c) we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person (if other than us, Warner Chilcott, Actavis Capital or, solely to the extent the Surviving Person would be a subsidiary of Actavis plc, Actavis, Inc.) shall expressly assume, in accordance with clause (a) above, the rights and obligations of, and succeed to and, except in the case of a lease, be substituted for, us, Warner Chilcott, Actavis Capital or, solely to the extent the Surviving Person would be a subsidiary of Actavis plc, Actavis, Inc., as applicable, under the indenture, the debt securities and Guarantee, as applicable.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control, permitting each holder to require us to repurchase the debt securities of such holder, as described under “—Repurchase upon a Change of Control” above.

Reports to holders

Warner Chilcott will:

(a) file with the trustee, within 30 days after Warner Chilcott is required to file the same with the SEC, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Warner Chilcott may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; provided that availability of such reports on a website maintained by the SEC shall be deemed to fulfill this requirement or, if at any time Warner Chilcott is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a debt security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(b) file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Warner Chilcott with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(c) transmit to all holders, as their names and addresses appear in the security register within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Trust Indenture Act Section 313(c), such summaries of any information, documents and reports (if not publicly filed on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system or on such other publicly available electronic filing medium as may be established by the SEC) required to be filed by Warner Chilcott pursuant to clauses (a) and (b) above as may be required by rules and regulations prescribed from time to time by the SEC.

If at any time Actavis plc (or a successor thereto) is the direct or indirect parent company of Warner Chilcott, then the reports, information and other documents required to be furnished to holders of the debt securities pursuant to this covenant may, at our option, be furnished by and be those of Actavis plc (or its successor) rather than Warner Chilcott; provided that a reasonably detailed description of any material differences between Actavis plc’s financial information and Warner Chilcott’s financial information will be provided in each annual and quarterly report. Any report required to be furnished under this covenant will be deemed furnished upon public filing with the SEC.

Holding company status

For so long as any series of debt securities are outstanding, no subsidiary of Actavis that, directly or indirectly through any other subsidiary, owns any Equity Interests (as defined below) in Warner Chilcott (other than any such subsidiary of Actavis that fully and unconditionally guarantees the debt securities) will and, unless Actavis provides a guarantee of the debt securities, Actavis (each such subsidiary and, as long as applicable, Actavis, the “Passive Holding Companies”) will not, conduct, transact or otherwise engage in any active trade or business or operations other than through a subsidiary of Warner Chilcott; provided that the foregoing will not prohibit any Passive Holding Company from the following: (i) ownership of Equity Interests of Warner Chilcott or in one or more subsidiaries of Actavis that are Passive Holding Companies, (ii) the maintenance of its legal existence and, with respect to Actavis, its status as a public company (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to any indebtedness in respect of which it is an obligor and any other agreement to which it is a party, (iv) with respect to Actavis, any offering of its common stock or any other Equity Interests (including any mandatorily redeemable preferred stock and any equity-linked securities) or, with respect to any Passive Holding Company other than Actavis, any other issuance of its Equity Interests, (v) the making of payments on account of its Equity Interests or any subordinated debt, (vi) the incurrence of indebtedness, (vii) the making of contributions to (or other equity investments in) the capital of its direct subsidiaries (which will be Passive Holding Companies or Warner Chilcott), (viii) the creation of, and ownership of the Equity Interests in, any a newly formed subsidiary with capitalization of less than $1,000,000 that is formed solely for the purpose of consummating an acquisition by Actavis so long as, within twelve months such newly formed subsidiary merges with and into a target entity and the survivor thereof becomes a direct or indirect subsidiary of Warner Chilcott or its subsidiaries, (ix) providing a guarantee of indebtedness or other obligations of Actavis or any of its subsidiaries, (x) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group, (xi) holding any cash or cash equivalents (including cash and cash equivalents received in connection with dividends or distributions from Warner Chilcott or its subsidiaries) and any other assets on a temporary basis that are in the process of being transferred through such Passive Holding Company as part of a downstream contribution or an upstream distribution or other upstream payment (e.g., a spin-off of assets), (xii) providing indemnification to officers and directors, (xiii) the ownership or disposition of assets that are permitted to be held by it in accordance with this covenant and (xiv) activities incidental to the businesses or activities described above.

Certain other covenants

The indenture contains certain other covenants regarding, among other matters, payment of principal, premium, if any, and interest, if any, on the debt securities, maintenance of a payment office, delivering of compliance certificates and payment of taxes. The indenture does not contain restrictive covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. Other than as described above, the provisions of the indenture will not afford holders of the debt securities protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders.

Definition of certain terms

The following are the meanings of terms that are important in understanding the covenants described above.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS; provided that, notwithstanding anything to the contrary contained herein, leases will be accounted for using accounting principles as in effect on the date on which we first issue debt securities pursuant to the indenture.

“Consolidated Net Worth” means, with respect to any Person, the amount of total assets less the amount of total liabilities as shown on the consolidated balance sheet of such Person, as set forth on the most recent consolidated balance sheet of such Person determined in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities convertible into or exchangeable for shares of capital stock (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that indebtedness that is convertible into any Equity Interests shall not constitute Equity Interests prior to the conversion thereof.

“Funded Debt” means Warner Chilcott’s indebtedness or the indebtedness of a subsidiary owning property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, under IFRS, and in each case ranking at least pari passu with the debt securities.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“IFRS” means international financial reporting standards promulgated by the International Accounting Standards Board, or any successor board or agency, as adopted by the European Union, which are in effect from time to time.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; and

(6) representing Hedging Obligations.

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by Warner Chilcott or any subsidiary of any property which has been or is to be sold or transferred by Warner Chilcott or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between Warner Chilcott and a subsidiary or between subsidiaries of Warner Chilcott, (3) leases of a property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

“subsidiary” means, with with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series which are outstanding on the effective date of such Sale and Leaseback Transaction.

Events of default

The indenture defines an Event of Default with respect to each series of debt securities as any one of the following events:

•	Default in the payment of the principal or any premium on the debt securities of such series when due (whether at maturity, upon acceleration, redemption or otherwise).

•	Default for 30 days in the payment of any interest on a debt security of that series when due.

•	Failure by us or any Guarantor to comply with the provisions described under the section “—Repurchase upon a Change of Control” above.

•

Failure by us or any Guarantor, as applicable, to observe or perform any other term of the indenture (other than a covenant or agreement in respect of which such non-compliance would otherwise be an Event of Default) for a period of 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the debt securities of that series.

•

Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of Warner Chilcott, Actavis Capital, us or Actavis, Inc. (or the payment of which is guaranteed by us or any Guarantor), whether such indebtedness or guarantee now exists or is created after the issue date of such series of debt securities, if that default:

(i) is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or

(ii) results in the acceleration of such indebtedness prior to its scheduled maturity,

and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $300 million or more; provided, however, that, if the default under the mortgage, indenture or instrument is cured by us or the applicable Guarantor, or waived by the holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the Event of Default caused by such default will be deemed likewise to be cured or waived.

•

Failure by Warner Chilcott, Actavis Capital, us or Actavis, Inc. to pay or discharge any final judgment or order (to the extent any such judgment or order is not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $300 million which judgments are not paid, discharged or stayed for a period of 60 days.

•

Except as permitted by the indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guarantee.

•	Certain events in bankruptcy, insolvency or reorganization with respect to Warner Chilcott, Actavis Capital, us or Actavis, Inc.

An Event of Default under one series of debt securities will not necessarily constitute an Event of Default under any other series of debt securities. The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the debt securities of such series; provided that the trustee may not withhold notice of default in payment of the principal, premium, if any, interest, if any, on any of the debt securities of that series.

Remedies if an Event of Default occurs

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Warner Chilcott, Actavis Capital, us or Actavis, Inc., all outstanding debt securities issued under the indenture will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities may declare all the debt securities to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debt securities may direct the trustee in its exercise of any trust or power.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debt securities of any series unless such holders of that series have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. No holder of a debt security of any series may pursue any remedy with respect to the indenture or the debt securities of such series unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of such series make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense resulting therefrom;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding debt securities of such series do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of the affected series by written notice to the trustee may, on behalf of the holders of all of the debt securities of that series, rescind an acceleration or waive any existing default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the debt securities of that series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or Event of Default, we are required to deliver to the trustee a statement specifying such default or Event of Default.

Modification and waiver

There are four types of changes we can make to the indenture and the debt securities.

Changes requiring your approval.    First, without the consent of each holder of debt securities of any series affected by the change, there are changes that we cannot make to the debt securities of such series (but only with respect to any debt securities of any series held by a non-consenting holder). Following is a list of those types of changes:

•	change the stated maturity of the principal of or any installment of principal or interest on debt securities of any series;

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of the debt securities of any series;

•	reduce the rate of interest, including defaulted interest, on the debt securities of any series;

•	reduce any amount payable on redemption, prepayment or purchase of debt securities of any series;

•	reduce the aggregate principal amount of the debt securities of any series which would be due and payable upon a declaration of acceleration of the maturity thereof;

•

make the principal of, or interest on, the debt securities of any series payable in any coin or currency or in a place of payment other than in accordance with the terms of the debt securities of such series, the indenture and any supplemental indenture;

•	impair the right to institute suit for the enforcement of any payment on debt securities of any series when due;

•

reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or to waive certain defaults; or

•

modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage in principal amount of outstanding notes required to take any such action or to provide that other provisions of the indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

Changes not requiring approval.    The second type of change does not require any vote by holders of the debt securities. Following is a list of those types of changes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities of any series, any property or assets;

•

to evidence the assumption of our or any Guarantor’s obligations to holders of the debt securities of any series by a successor in the case of a merger, amalgamation or consolidation of us or such Guarantor or sale of all or substantially all of our assets or such Guarantor’s assets permitted under the covenant described under “—Merger, amalgamation, consolidation or sale of assets”;

•

to add to our covenants or any Guarantor’s covenants such further covenants, restrictions, conditions or provisions as we shall consider to be for the protection of the holders of all or any series of debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default;

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make any other provisions as the Company may deem necessary or desirable; provided, however, that no such provisions shall materially adversely affect the interests of the holders of debt securities of any series;

•	to evidence and provide for the acceptance of the appointment of a successor trustee;

•

to provide for uncertificated debt securities of any series in addition to or in place of certificated debt securities of such series or to alter the provisions of the indenture relating to the issuance, execution, form and registration of debt securities in a manner that does not materially and adversely affect any holder of debt securities of such series;

•

to conform the text of the indenture, the debt securities of any series or the Guarantees to any provision of the “Description of the Actavis Funding SCS debt securities” or the “Description of the notes,” as applicable, in this prospectus or the related prospectus supplement for such series to the extent that such provision in the “Description of the Actavis Funding SCS debt securities” or the “Description of the notes,” as applicable, was intended to be a verbatim recitation of a provision of the indenture or the debt securities of such series which intent shall be evidenced by an officer’s certificate to that effect;

•	to provide for the issuance of additional debt securities of any series in accordance with the limitations set forth in the indenture as of the date hereof;

•

to make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities or that does not adversely affect the legal rights thereunder of any such holder or any holder of a beneficial interest in the debt securities of such series in a material manner;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to secure our or any Guarantor’s obligations in respect of the debt securities of any series;

•

in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for such series of debt securities, to provide for conversion rights, exchange rights and/or repurchase rights of holders of such series of debt securities in connection with any reclassification or change of our common stock or in the event of any amalgamation, consolidation, merger or sale of all or substantially all of our or our subsidiaries’ assets substantially as an entirety occurs;

•	in the case of convertible or exchangeable debt securities of any series, to reduce the conversion price or exchange price applicable to such series of debt securities;

•

in the case of convertible or exchangeable debt securities of any series, to increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for such series of debt securities; provided that the increase will not adversely affect the interests of the holders of the debt securities of such series in any material respect;

•

any other action to amend or supplement the indenture or the debt securities of any series as set forth in a supplemental indenture with respect to the debt securities of that series as otherwise permitted by the indenture.

Changes requiring a majority vote.    Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only debt securities of one series, it must be approved by the holders of not less than a majority in aggregate principal amount of the debt securities of that series.

•

If the change affects the debt securities of one series as well as the debt securities of one or more other series issued under the indenture, it must be approved by the holders of not less than a majority in aggregate principal amount of the debt securities of that series and of each other series of debt securities affected by the change voting as one class.

Holders of not less than a majority in aggregate principal amount of the debt securities of any series then outstanding may, by written notice to the trustee on behalf of the holders of all of the securities of such series, waive an existing default or event of default and its consequences, except a continuing default or event of default in the payment of the principal amount, premium, if any, and any accrued and unpaid interest, if any, on any debt security of such series.

Further details concerning voting

The debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside, segregated and held in trust money for their payment or redemption. The debt securities will also not be eligible to vote if they have been fully defeased as described under “—Defeasance—Full defeasance” below.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Defeasance

Unless otherwise specified in a related supplemental indenture with respect to a series of debt securities, the following discussion of full defeasance and discharge will apply to all series of the debt securities.

Full defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on any series of debt securities (called “full defeasance”) if the following conditions are satisfied:

•

we must deposit in trust for the benefit of all direct holders of such series of debt securities a combination of money and U.S. government or U.S. government agency securities or bonds that will generate enough cash in the opinion of a nationally recognized firm of certified independent public accountants, to make interest, principal, any premium and any other payments on such series of debt securities on their various due dates;

•

there must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing holders to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back the debt securities and gave holders their share of the cash and debt securities or bonds deposited in trust. In that event, holders could recognize gain or loss on the securities they give back to us;

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above;

•	no default or Event of Default shall have occurred and be continuing on the date of such deposit;

•	such full defeasance will not result in a breach or violation of, or constitute a default under, any of our or any Guarantors’ material agreements or instruments;

•

we must deliver to the trustee an officer’s certificate stating that we did not make the deposit with the intent of preferring the holders of the debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding such creditors; and

•	we must deliver to the trustee an officer’s certificate and opinion of counsel, each stating that all conditions precedent relating to the full defeasance have been complied with.

If we accomplished full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the debt securities. Holders could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant defeasance

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in any series of debt securities. This is called “covenant defeasance.” In that event, holders would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay such series of debt securities. In order to achieve covenant defeasance, we must do the following:

•

we must deposit in trust for the benefit of all direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency securities or bonds that will generate enough cash in the opinion of a nationally recognized firm of certified independent public accountants, to make interest, principal, any premium and any other payments on the debt securities of such series on their various due dates; and

•

we must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing holders to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, holders can still look to us for repayment of the debt securities in the event of a shortfall in the trust deposit, as could occur if there is an Event of Default (such as our bankruptcy) and the debt securities become immediately due and payable. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	our having paid all sums payable by us under the indenture, as and when the same shall be due and payable;

•	our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture;

•

all debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year, and we shall have deposited with the trustee sufficient cash, U.S. government or U.S. government agency securities or bonds, or a combination thereof, in the opinion of a nationally recognized investment bank or appraisal firm to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the indenture; or

•	our having delivered to the trustee an officer’s certificate (or equivalent thereof) and an opinion of counsel, each stating that these conditions have been satisfied.

Judgment currency

Any payment on account of an amount that is payable in U.S. dollars (the “Required Currency”), which is made to or for the account of any holder or the trustee in any other lawful currency (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of Actavis SCS, shall constitute a discharge of our obligation under the indenture and the debt securities, only to the extent of the amount of the Required Currency which such holder or the trustee, as the case may be, could purchase in the New York foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such holder or the trustee, as the case may be, we shall indemnify and hold harmless the holder or the trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in the indenture, any supplemental indenture or the debt securities, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder or the trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Consent to jurisdiction and service of process

The indenture will provide that we and any Guarantor not organized in the United States will appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the indenture, the debt securities and the Guarantees and for actions brought under the U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the City of New York. In relation to any legal action or proceedings arising out of or in connection with the indenture, the debt securities and the Guarantees, we and each Guarantor will in the indenture irrevocably submit to the non-exclusive jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States.

Regarding the trustee

Wells Fargo Bank, National Association, as trustee under the indenture, will be appointed by us as paying agent, registrar and DTC custodian with regard to the debt securities. The trustee, the Guarantors or Actavis or their respective affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

In addition to any register maintained by the registrar (the “Register”), a register of notes will be kept at the registered office of Actavis SCS, for Luxembourg law purposes. Upon written request from Actavis SCS, the registrar shall provide Actavis SCS with a copy of the Register to enable it to maintain a register of the notes at its registered office. Actavis SCS accepts any copy of the Register as correspondence and document recording the transfer of any notes and agrees to update its register upon receipt of such copy.

Governing law

The indenture and any debt securities and guarantees will be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Form and registration of debt securities

Unless otherwise specified in a related supplemental indenture with respect to a series of debt securities, debt securities will be issued in registered form, without interest coupons, in the form of global securities, as further described below. We will not impose a service charge in connection with any transfer or exchange of any debt security, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global securities, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global securities will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the relevant underwriters, and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC, or “participants,” or to persons who hold interests through participants. Holders may hold their interests in the global securities directly through DTC if they are participants in the system, or indirectly through organizations which are participants in the system.

So long as DTC, or its nominee, is the registered owner or holder of the debt securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global securities for all purposes under the indenture. No beneficial owner of an interest in the global securities will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture.

Payments of the principal of, premium (if any), and interest on, the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell debt securities to persons in states which require physical delivery of the debt securities, or to pledge such securities, such holder must transfer its interest in a global security, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global securities are credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global securities for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book- entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly as indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated securities

Certificated securities shall be issued in exchange for beneficial interests in the global securities (i) if DTC (A) notifies us that it is unwilling or unable to continue as a depositary for the global securities, and we do not appoint a successor depositary within 90 days of such notice, or (B) ceases to be qualified to serve as depositary and we do not appoint a successor depositary within 90 days of such notice, (ii) we execute and deliver to the trustee a company order that such global security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (iii) an Event of Default of which the trustee has actual notice has occurred and is continuing and the registrar has received a request from a beneficial owner to issue such certificate securities.

Description of Actavis share capital

The following description of our share capital is a summary. You should refer to the provisions of our amended and restated memorandum and articles of association included as an exhibit to the Registration Statement of which this prospectus forms a part. Our authorized share capital is €40,000 and US$101,000 divided into 40,000 deferred ordinary shares of €1.00 each, 1,000,000,000 ordinary shares of US$0.0001 each and 10,000,000 serial preferred shares of US$0.0001 each. As of February 13, 2015, we had 40,000 deferred ordinary shares, 266,252,295 issued and outstanding ordinary shares and no issued and outstanding serial preferred shares.

Actavis may issue shares subject to the maximum authorized share capital contained in its amended and restated memorandum and articles of association. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, serial preferred shares or deferred ordinary shares, as applicable) by a simple majority of the votes cast at a general meeting at which a quorum is present (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Actavis may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary, serial preferred or deferred ordinary shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of Actavis authorize the board of directors of Actavis to issue new ordinary, serial preferred or deferred ordinary shares without shareholder approval for a period of five years from the date of adoption of such articles of association, being October 1, 2013.

The rights and restrictions to which the ordinary shares are subject are prescribed in Actavis’ articles of association. Actavis’ articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the serial preferred shares issued by Actavis, including the number of shares, designations, voting rights, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, Actavis’ articles of association do not provide for the issuance of fractional Actavis ordinary shares, and the official Irish register of Actavis will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Actavis would result in any Actavis shareholder becoming entitled to fractions of a share, the Actavis board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Description of Actavis ordinary shares

General

The following description of our ordinary shares is a summary. You should refer to the provisions of our amended and restated memorandum and articles of association included as an exhibit to the Registration Statement of which this prospectus forms a part. Rights under the ordinary shares are subject to the Irish Companies Acts 1963 to 2013 (the “Irish Companies Acts”), as described in this prospectus.

Voting

Actavis’ articles of association provide that except where a greater majority is required by the Irish Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by ordinary resolution.

At any meeting of Actavis, all resolutions will be decided on a show of hands unless a poll is demanded by: (i) the chairman, (ii) at least three shareholders present in person or by proxy, (iii) any shareholder or shareholders present in person or by proxy and holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting or (iv) any shareholder or shareholders holding shares in Actavis conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right. If voting takes place on a poll, rather than a show of hands, every shareholder entitled to vote has one vote for each share held unless otherwise provided in Actavis’ articles of association. Voting rights may be exercised by shareholders registered in the share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in accordance with Actavis’ articles of association.

Treasury shares or Actavis ordinary shares that are held by subsidiaries of Actavis will not be entitled to be voted at general meetings of shareholders.

Irish law requires special resolutions (a “special resolution” requires the approval of not less than 75% of the votes of Actavis’ shareholders cast at a general meeting at which a quorum is present) of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

(i)	amending the objects or memorandum of association of Actavis;

(ii)	amending the articles of association of Actavis;

(iii)	approving a change of name of Actavis;

(iv)	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

(v)	opting out of preemption rights on the issuance of new Actavis shares;

(vi)	re-registration of Actavis from a public limited company to a private company;

(vii)	variation of class rights attaching to classes of Actavis shares (where the articles of association do not provide otherwise);

(viii)	purchase by Actavis of its shares off-market;

(ix)	reduction of Actavis’ issued share capital;

(x)	sanctioning a compromise/scheme of arrangement involving Actavis;

(xi)	resolving that Actavis be wound up by the Irish courts;

(xii)	resolving in favor of a shareholders’ voluntary winding-up;

(xiii)	re-designation of Actavis shares into different share classes; and

(xiv)	setting the re-issue price of Actavis treasury shares.

Actavis’ articles of association provide that anything which may be done by resolution at a general meeting may be done by resolution in writing, but only if it is signed by or on behalf of all of the shareholders who would be entitled to attend the relevant meeting and vote on the relevant resolution, subject to the requirements of the Irish Companies Acts.

Under the Actavis articles of association and the Irish Companies Acts, any variation of class rights attaching to the issued Actavis ordinary shares must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

The provisions of the articles of association of Actavis relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined with reference to the shares of the holders of the class.

Dividend rights

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Actavis are equal to, or in excess of, the aggregate of Actavis’ called-up share capital plus undistributable reserves and the distribution does not reduce Actavis’ net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Actavis’ accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Actavis’ accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Actavis has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Actavis. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of Actavis’ unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Irish Companies Registration Office (the official public registry for companies in Ireland).

Actavis’ amended and restated memorandum and articles of association authorize the directors to pay interim dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Actavis shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of Actavis ordinary shares will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by Actavis.

The directors of Actavis may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Actavis in relation to the Actavis ordinary shares.

Lien on shares, calls on shares and forfeiture of shares

Actavis’ articles of association provide that Actavis will have a first and paramount lien on every share for all moneys payable, whether presently due or not, payable in respect of such Actavis ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares, such as Actavis, and will only be applicable to Actavis shares that have not been fully paid up.

Consolidation and division; subdivision

Under its articles of association, Actavis may, by ordinary resolution, consolidate and divide all or any of its issued share capital into shares of a larger amount than its existing shares or subdivide all or any of its issued share capital into shares of a smaller amount than its existing shares.

Transfer and registration of shares

The transfer agent for Actavis maintains the share register, registration in which will be determinative of membership in Actavis. A shareholder of Actavis who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Actavis’ official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on Actavis’ official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Actavis’ official Irish share register. However, a shareholder who holds shares outside of DTC may transfer those shares into DTC (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares by a beneficial owner to a third party.

Any transfer of Actavis ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Actavis’ articles of association allow Actavis, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Actavis is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set off the amount of the stamp duty against future dividends payable to the buyer and (iii) claim a lien against the Actavis ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Actavis ordinary shares has been paid unless one or both of such parties is otherwise notified by Actavis.

Actavis’ amended and restated memorandum and articles of association delegate to Actavis’ secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of Actavis ordinary shares occurring through normal electronic systems, Actavis intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Actavis notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Actavis for this purpose) or request that Actavis execute an instrument of transfer on behalf of the transferring party in a form determined by Actavis. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Actavis’ transfer agent, the buyer will be registered as the legal owner of the relevant shares on Actavis’ official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Rights upon liquidation

Actavis’ articles of association provide that the ordinary shareholders of Actavis are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the serial preferred shares to participate under the terms of any series or class of such shares.

Preemption rights

Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Actavis has opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of shareholders, Actavis’ articles of association provide that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Actavis on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. Statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

Anti-takeover provisions

Actavis’ articles of association contain provisions that could have the effect of deterring coercive takeover practices, inadequate takeover bids and unsolicited offers. These provisions include, amongst others:

•

provisions of its articles of association which allow the board of directors to adopt a shareholder rights plan (commonly known as a “poison pill”) upon such terms and conditions as it deems expedient and in Actavis’ best interests;

•	rules regarding how Actavis shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of the board of directors to issue preferred shares without shareholder approval in certain circumstances, subject to applicable law; and

•	the ability of the board of directors to fill vacancies on the board of directors in certain circumstances.

These provisions do not make Actavis immune from takeovers. However, these provisions will apply even if a takeover offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that the board of directors determines is not in Actavis’ or its shareholders best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, several mandatory provisions of Irish law could prevent or delay an acquisition of Actavis. For example, Irish law does not permit shareholders of an Irish public limited company to take action by written consent with less than unanimous consent. Actavis is also subject to various provisions of Irish law relating to mandatory bids, voluntary bids, requirements to make a cash offer and minimum price requirements, as well as substantial acquisition rules and rules requiring the disclosure of interests in its ordinary shares in certain circumstances. Also, as an Irish company, Actavis may only alter its memorandum and articles of association by special resolution.

Description of Actavis serial preferred shares

General

We are authorized to issue up to 10,000,000 serial preferred shares of US$0.0001 each. The board of directors may provide by resolution for the issuance of serial preferred shares, in one or more series, and to fix the number of shares constituting those series and the designation of those series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with our articles of association. Rights under the serial preferred shares are subject to the Irish Companies Acts. The issuance of serial preferred shares could have the effect of decreasing the market price of the ordinary shares and could adversely affect the voting and other rights of the holders of ordinary shares.

We will include in a related prospectus supplement the terms of any series of serial preferred shares being offered. These terms will include some or all of the following:

•

the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the serial preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	the price per share at which the serial preferred shares will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the serial preferred shares being offered will cumulate and whether or not the dividends will be payable in cash and/or by the distribution of assets or shares;

•	whether the serial preferred shares may be convertible or exchangeable for shares of any other class or classes of common stock;

•	the voting rights (including the right to appoint directors to the Actavis board of directors in certain scenarios), if any, of the holders of shares of the serial preferred shares being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the serial preferred shares being offered;

•	the liquidation preference per share of the series;

•	whether and the extent to which the series will be guaranteed;

•	any listing of the serial preferred shares being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax and Irish tax considerations applicable to the serial preferred shares being offered;

•	the relative ranking and preferences of the serial preferred shares being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of serial preferred shares ranking senior or equal to the series of serial preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the serial preferred shares will be fully paid and nonassessable. As of the date of this prospectus, our board of directors had not established any series of serial preferred shares, and no serial preferred shares are outstanding.

Description of Actavis depositary shares

We may issue fractional interests in serial preferred shares, rather than serial preferred shares, with those rights and subject to the terms and conditions that we may specify in a related prospectus supplement. If we do so, we will provide for a depositary (either a bank or trust company depositary that has its principal office in the United States) to issue receipts for depositary shares, each of which will represent a fractional interest in a serial preferred share. The serial preferred shares underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The related prospectus supplement will include the name and address of the depositary.

Description of Actavis ordinary share warrants

The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Actavis’ articles of association confer such right on the board of directors, subject to applicable law and the rules of any stock exchange to which Actavis is subject. Actavis is subject to the rules of the New York Stock Exchange that require shareholder approval of certain equity plans and share issuances. Actavis’s board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). The related prospectus supplement will describe the terms of any Actavis ordinary share purchase warrants.

Description of Actavis ordinary share purchase contracts

and ordinary share purchase units

Actavis may issue ordinary share purchase contracts, representing contracts obligating holders to purchase from Actavis and obligating Actavis to sell to the holders, or holders to sell to Actavis and Actavis to purchase from the holders, to the extent permitted by the Irish Companies Acts, a fixed or varying number of ordinary shares at a future date or dates. The price per ordinary share may be fixed at the time the ordinary share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the ordinary share purchase contracts. Any ordinary share purchase contract may include anti-dilution provisions to adjust the number of ordinary shares to be delivered pursuant to such ordinary share purchase contract upon the occurrence of certain events. The ordinary share purchase contracts may be entered into separately or as a part of ordinary share purchase units consisting of one or more ordinary share purchase contracts and any one or more of the securities offered under this prospectus or debt or equity obligations of third parties, including U.S. Treasury securities, owned by Actavis.

The ordinary share purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances we may deliver newly issued prepaid ordinary share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original ordinary share purchase contract. Any one or more of the above securities, ordinary shares or the ordinary share purchase contracts, or other collateral, may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the ordinary shares under the ordinary share purchase contracts. The ordinary share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of ordinary shares deliverable by such holders under ordinary share purchase contracts requiring the holders to sell ordinary shares to Actavis. The terms of any payments provided for under the ordinary share purchase units will be described in the related prospectus supplement.

The related prospectus supplement will describe the terms of any ordinary share purchase contracts or ordinary share purchase units and, if applicable, prepaid ordinary share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the ordinary share purchase contracts; (2) the collateral arrangements and depositary arrangements, if applicable, relating to such ordinary share purchase contracts or ordinary share purchase units; and (3) if applicable, the prepaid ordinary share purchase contracts and the document pursuant to which such prepaid ordinary share purchase contracts will be issued.

Plan of distribution

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	through underwriters or dealers;
•	directly to a limited number of institutional purchasers or to a single purchaser;
•	through agents; or
•	through any other method permitted by applicable law.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The related prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the specific securities to be offered and sold;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•

the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents and any other items constituting underwriting compensation and any other offering expenses; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in any offerings pursuant to a prospectus supplement to this prospectus may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.

Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, as amended, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of securities will be a new issue and, other than the ordinary shares, which are listed on the New York Stock Exchange under the symbol “ACT”, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the ordinary shares, on any additional exchange, but, unless otherwise specified in the related prospectus supplement, we shall not be obligated to do so. Underwriters will not be obligated to make a market in any securities. No assurance can be given as to the liquidity of any trading market for any securities.

Legal matters

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the related prospectus supplement, the validity of those securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, special New York counsel for Actavis; Arthur Cox, special Irish counsel for Actavis; Conyers Dill & Pearman Limited, special Bermuda counsel for Warner Chilcott; Loyens & Loeff Luxembourg S.à r.l., special Luxembourg counsel for Actavis Capital and Actavis SCS, and Greenberg Traurig LLP, special Nevada counsel for Actavis, Inc., as more particularly set forth in the related prospectus supplement.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Actavis plc, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Actavis plc for the year ended December 31, 2014, have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain non-integrated aspects of the internal controls over financial reporting of Forest Laboratories, Inc. which the Company acquired in 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Warner Chilcott Limited incorporated in this prospectus by reference to the Annual Report on Form 10-K of Warner Chilcott Limited for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Forest Laboratories, Inc. and its subsidiaries as of March 31, 2014 and 2013 and for each of the three years in the period ended March 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2014 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Warner Chilcott Public Limited Company incorporated in this prospectus by reference to the Annual Report on Form 10-K of Warner Chilcott Public Limited Company for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011, and for the year then ended have been incorporated by reference in this prospectus from the Current Report on Form 8-K of Watson Pharmaceuticals, Inc. filed on September 27, 2012 in reliance upon the report of KPMG ehf., independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited Allergan, Inc.’s consolidated financial statements and schedule included in Allergan, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Allergan, Inc.’s internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Allergan, Inc.’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Enforcement of civil liability under United States federal securities laws

Certain of the directors and executive officers of Actavis may be nonresidents of the United States. All or a substantial portion of the assets of such nonresident persons and of Actavis are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or Actavis, or to enforce against such persons or Actavis in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Actavis has been advised by counsel that there is doubt as to the enforceability in Ireland against Actavis and/or its executive officers and directors who are non-residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States.

There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;
•	The judgment must be final and conclusive; and
•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

Certain insolvency considerations under Luxembourg law

Insolvency proceedings

Actavis SCS and Actavis Capital are incorporated under the laws of the Grand Duchy of Luxembourg and have their registered offices in Luxembourg (together the “Luxembourg Obligors”). Accordingly, Luxembourg courts should have, in principle, jurisdiction to open main insolvency proceedings with respect to these Luxembourg Obligors, as entities having their registered office and central administration (administration centrale) and center of main interest (“COMI”), as used in the EC Regulation 1346/2000 of May 29, 2000 on insolvency proceedings (the “EU Regulation”), in the Grand Duchy of Luxembourg. According to the EU Regulation, there is a rebuttable presumption that a company has its COMI in the jurisdiction in which it has the place of its registered office. As a result, there is a rebuttable presumption that the COMI of the Luxembourg Obligors is in Luxembourg and consequently that any “main insolvency proceedings” (as defined in the EU Regulation) would be opened by a Luxembourg court and be governed by Luxembourg law.

However, the determination of where any of the Luxembourg Obligors has its COMI is a question of fact, which may change from time to time. Preamble 13 of the EU Regulation states that the COMI of a debtor should correspond to the place where the debtor conducts the administration of its interests on a regular basis and “is therefore ascertainable by third parties.” In the Eurofood IFSC Limited decision by the European Court of Justice (“ECJ”), the ECJ restated the presumption in the EU Regulation that the place of a company’s registered office is presumed to be the company’s COMI and stated that the presumption can only be rebutted if “factors which are both objective and ascertainable by third parties enable it to be established that an actual situation exists which is different from that which locating it at the registered office is deemed to reflect.” Subsequently, the ECJ stated in the Interedil Srl decision (Case C-396/09) that a debtor company’s COMI must be determined by attaching greater importance to the place of the company’s central administration, as may be established by objective factors which are ascertainable by third parties. Where the bodies responsible for the management and supervision of a company are in the same place as its registered office and the management decisions of the company are taken, in a manner that is ascertainable by third parties, in that place, the presumption in that provision cannot be rebutted. Where a company’s central administration is not in the same place as its registered office, the presence of company assets and the existence of contracts for the financial exploitation of those assets in a Member State of the European Union other than that in which the registered office is situated cannot be regarded as sufficient factors to rebut the presumption unless a comprehensive assessment of all the relevant factors makes it possible to establish, in a manner that is ascertainable by third parties, that the company’s actual center of management and supervision and of the management of its interests is located in that other Member State of the European Union.

Under Luxembourg insolvency laws, the following types of proceedings (the “Insolvency Proceedings”) may be opened against such Luxembourg Obligors:

•

bankruptcy proceedings (faillite), the opening of which is initiated by the relevant Luxembourg Obligor, by any of its creditors or by Luxembourg courts ex officio. The managers/directors of the Luxembourg Obligors have the obligation to file for bankruptcy within one month in case they are in a state of cessation of payment (cessations de paiements) and their creditworthiness has been impaired (ébranlement du crédit). Following such a request, the Luxembourg courts having jurisdiction may open bankruptcy proceedings, if the relevant Luxembourg Obligor (i) is in default of payment (cessation des paiements) and (ii) has lost its commercial creditworthiness (ébranlement de crédit). If a court finds that these conditions are satisfied, it may also open ex officio bankruptcy proceedings, absent a request made by the relevant Luxembourg Obligor. The main effects of such proceedings are (i) the suspension of all measures of enforcement against the relevant Luxembourg Obligor, except, subject to certain limited exceptions, for secured creditors and

(ii) the payment of the Luxembourg Obligor’s creditors in accordance with their ranking upon the realization of the guarantor’s assets;

•	controlled management proceedings (gestion controlée), the opening of which may only be requested by the relevant Luxembourg Obligor and not by its creditors; and

•

composition proceedings (concordat préventif de la faillite), the obtaining of which is requested by the relevant Luxembourg Obligor only after having received a prior consent from a majority of its creditors holding at least 75% of the claims against such Luxembourg Obligor. The obtaining of such composition proceedings will trigger a provisional stay on enforcement of claims by creditors.

In addition to these proceedings, the ability of the holders of debt securities to receive payment on the debt securities may be affected by a decision of a Luxembourg court to grant a stay on payments (sursis de paiement) or to put the relevant Luxembourg Obligor into judicial liquidation (liquidation judiciaire). Judicial liquidation proceedings may be opened only at the request of the public prosecutor against companies pursuing an activity violating criminal laws or that are in serious breach or violation of the commercial code or of the Luxembourg law of August 10, 1915 on commercial companies as amended from time to time. The management of such liquidation proceedings will generally follow similar rules as those applicable to bankruptcy proceedings, except with respect to the rules regarding the “suspect period” as described below.

The Luxembourg Obligors’ liabilities in respect of the debt securities will, in the event of a liquidation of the Luxembourg Obligor following bankruptcy or judicial liquidation proceedings, rank after the cost of liquidation (including any debt incurred for the purpose of such liquidation) and those of the concerned obligor’s debts that are entitled to priority under Luxembourg law. For example, preferential debts under Luxembourg law include, among others:

•	certain amounts owed to the Luxembourg tax authorities (Administration des Contribution Directes);

•	value-added tax and other taxes and duties owed to the Luxembourg Value-Added Tax, Customs and Excise authorities (Administration de l’Enregistrement et des Domaines);

•	social security contributions; and

•	certain remuneration owed to employees.

For the avoidance of doubt, the above list is not exhaustive.

Assets in the form of shares, accounts or receivables over which a security interest has been granted and perfected in accordance with the Law of August 5, 2005 on Financial Collateral Arrangements will in principle not be available for distribution to unsecured creditors (except after enforcement and to the extent a surplus is realized), and subject to application of the relevant priority rule and liens and privileges arising mandatorily by law.

During insolvency proceedings, all enforcement measures by unsecured creditors are suspended. In the event of controlled management proceedings, the ability of secured creditors to enforce their security interest may also be limited, automatically causing the rights of secured creditors to be frozen until a final decision has been taken by the court as to the petition for controlled management, and may be affected thereafter by a reorganization order given by the relevant Luxembourg court. A reorganization order requires the prior approval of more than 50% of the creditors representing more than 50% of the relevant guarantor’s liabilities in order to take effect. Furthermore, declarations of default and subsequent acceleration (such as acceleration upon the occurrence of an event of default) may not be enforceable during controlled management proceedings.

Luxembourg insolvency laws may also affect transactions entered into or payments made by the Luxembourg Obligor during the period before bankruptcy, the so-called “suspect period” (periode suspecte), which is a maximum of six months, as from the date on which the Luxembourg court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period preceding the judgment declaring bankruptcy, except that in certain specific situations the court may set the start of the suspect period at an earlier date, if the bankruptcy judgment was preceded by another insolvency proceedings (e.g., a suspension of payments or controlled management proceedings) under Luxembourg law. In particular:

•

pursuant to article 445 of the Luxembourg code of commerce, specified transactions (such as, in particular, the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any means other than in cash or by bill of exchange; the sale of assets or entering into transactions generally without consideration or with substantially inadequate consideration, other than with respect to security interests which qualify as financial collateral under the Law of August 5, 2005 on Financial Collateral Arrangements) entered into during the suspect period (or the ten days preceding it) will be set aside or declared null and void, if so requested by the insolvency receiver;

•

pursuant to article 446 of the Luxembourg code of commerce, payments made for matured debts for considerations, as well as other transactions concluded during the suspect period, are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

•

regardless of the suspect period, article 448 of the Luxembourg code of commerce and article 1167 of the Luxembourg civil code (action paulienne) give any creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy.

After having converted all available assets of the relevant Luxembourg Obligor into cash and after having determined all such Luxembourg Obligor’s liabilities, the insolvency receiver will distribute the proceeds of the sale to the creditors further to their priority ranking as set forth by law, after deduction of the receiver fees and the bankruptcy administration costs.

Any international aspects of Luxembourg bankruptcy, controlled management and composition proceedings may be subject to the EU Regulation. Insolvency Proceedings may hence have a material adverse effect on obligations of Actavis SCS and Actavis Capital under the debt securities.

Registrations

The registration of the debt securities, the indenture, the guarantee and the transaction documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that the debt securities, the indenture, the guarantees and the transaction documents (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée). In such case, either a nominal registration duty or an ad valorem duty (or, for instance, 0.24% of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered.

The Luxembourg courts or the official Luxembourg authority may require that the debt securities, the security interest agreements, the indentures, the guarantees and the transaction documents (and any document in connection therewith) and any judgment obtained in a foreign court be translated into French or German.

Enforcement of judgments

Although there is no treaty between Luxembourg and the United States regarding the reciprocal recognition and enforcement of judgments (other than arbitration awards rendered in civil and commercial matters), a valid, final and conclusive judgment against the Luxembourg Obligors obtained from a state or federal court of the United States, which judgment remains in full force and effect, may be enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures set forth in Article 678 et seq. of the Luxembourg new code of civil procedure, being:

•	the foreign court must properly have had jurisdiction to hear and determine the matter, both according to its own laws and to the Luxembourg international private law conflict of jurisdiction rules;

•

the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules or, at least, the order must not contravene the principles underlying those rules (although some first instance decisions rendered in Luxembourg—which have not been confirmed by the Court of Appeal—no longer apply this condition);

•	the decision of the foreign court must be final and enforceable (exécutoire) in the jurisdiction in which it was rendered;

•	the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant and in compliance with its own procedural laws; and

•

the decisions and the considerations of the foreign court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax, penal or criminal nature (which would include awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, to the extent that the same would be classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages)) or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages such punitive damages may be considered as a penalty).

If an original action is brought in Luxembourg, without prejudice to specific conflict of law rules, Luxembourg courts may refuse to apply the designated law (i) if the choice of such foreign law was not made bona fide or (ii) if the foreign law was not pleaded and proved or (iii) if pleaded and proved, such foreign law was contrary to mandatory Luxembourg laws or incompatible with Luxembourg public policy rules. In an action brought in Luxembourg on the basis of U.S. federal or state securities laws, Luxembourg courts may not have the requisite power to grant the remedies sought.

In practice, Luxembourg courts tend not to review the merits of a foreign judgment, although there is no clear statutory prohibition of such review.

Guarantees

The granting of guarantee interests by a Luxembourg company is subject to specific limitations and requirements relating to corporate object and corporate benefit and corporate authority. The granting of guarantees interests by a company incorporated and existing in The Grand Duchy of Luxembourg must not be prohibited by the corporate object (objet social) or legal form of that company. In addition, there is also a requirement according to which the granting of security by a company has to be for its “corporate benefit”.

Although no statutory definition of corporate benefit (intérêt social) exists under Luxembourg law, corporate benefit is widely interpreted and includes any transactions from which the company derives a direct or indirect economic or commercial benefit, but the proposed action by the company must be “in the corporate interest of the company.” The provision of a guarantee/security interest for the obligations of direct or indirect subsidiaries is likely to raise no particular concerns, whereas the provision of cross-stream and upstream guarantees/security interests may be more problematic. Failure to comply with the above mentioned corporate benefit requirement will typically result in liability for the directors/managers of the relevant Luxembourg company. The question whether a guarantee granted in the absence of corporate interest could be held null and void is unsettled in applicable legal doctrine. While some authors express the view that an absence of corporate interest could give rise to liability of the directors/managers of the relevant company only, others consider that the consequences could be that the relevant obligations be null and void.

There is a risk that the directors/managers of a Luxembourg company will be held liable if, among other things:

(i)	the guarantee/security interest so provided would materially exceed the (direct or indirect) benefit deriving from the secured obligations for the Luxembourg company; or

(ii)	the Luxembourg company derives no personal benefit or obtains no direct or indirect consideration for the guarantee/security interest granted; or

(iii)	the commitment of the Luxembourg company exceeds its financial means.

In addition to any criminal and civil liability incurred by the managers of the Luxembourg company, a guarantee/security interest provided by a Luxembourg company could be held unenforceable, if it is held that it is contrary to public policy (ordre public) (in case of facts consisting a misuse of corporate assets).

The above analysis is slightly different within a group of companies where a group interest (intérêt de groupe) exists. The existence of a group interest could prevent a “cross-stream” or “up-stream” guarantee/security interest provided by a Luxembourg company from falling foul of the above constraints. In order for a group interest to be recognized, the following cumulative criteria must be met and proven:

(i)	the “assisting” company must receive some benefit, or there must be a balance between the respective commitments of all the affiliates;

(ii)	the financial assistance must not exceed the assisting company’s financial means, in which case it is typical for the guarantee to be limited to an aggregate amount not exceeding a certain percentage of the assisting company’s own funds (capitaux propres); and

(iii)	the companies involved must form part of a genuine group operating under a common strategy aimed at a common objective.

As a result, the “up-stream” or “cross-stream” guarantees/security interests granted by a Luxembourg company may be subject to certain limitations, which usually take the form of a general limitation language, which is inserted in the relevant finance document(s) and which covers the aggregate obligations and exposure of the relevant Luxembourg assisting company under all finance documents.

€2,700,000,000

Allergan Funding SCS

€750,000,000 0.500% Notes due 2021

€700,000,000 1.250% Notes due 2024

€550,000,000 2.125% Notes due 2029

€700,000,000 Floating Rate Notes due 2019

PROSPECTUS SUPPLEMENT

Joint book-running managers

Morgan Stanley	Barclays	BNP PARIBAS	HSBC

BofA Merrill Lynch	Citigroup	Mizuho Securities

Co-managers

DNB Markets	MUFG	SMBC Nikko	TD Securities	Wells Fargo Securities

The date of this prospectus supplement is May 23, 2017.